   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 1997


                                                      REGISTRATION NO. 333-36283

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1

                                       TO
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               PAXAR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                       2269                      13-5670050
          (State or other             (Primary Standard
           jurisdiction of               Industrial                (I.R.S. Employer
         incorporation or
            organization)        Classification Code Number)    Identification Number)

                            105 CORPORATE PARK DRIVE
                          WHITE PLAINS, NEW YORK 10604

                                 (914) 697-6800

   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                           ARTHUR HERSHAFT, CHAIRMAN

                               PAXAR CORPORATION
                            105 CORPORATE PARK DRIVE
                          WHITE PLAINS, NEW YORK 10604
                                 (914) 697-6800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
  A copy of all communications, including communications sent to the agent for service, should be sent to:

              JACK BECKER, ESQ.                      SAMUEL B. FORTENBAUGH III, ESQ.
           SNOW BECKER KRAUSS P.C.                     MORGAN, LEWIS & BOCKIUS LLP
               605 THIRD AVENUE                              101 PARK AVENUE
        NEW YORK, NEW YORK 10158-0125                    NEW YORK, NEW YORK 10178
           TELEPHONE (212) 687-3860                      TELEPHONE (212) 309-6000
              FAX (212) 949-7052                            FAX (212) 309-6273

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practical after the effective date of this Registration Statement, which relates to the issuance of common stock in the Merger (as defined herein) of Ribbon Manufacturing, Inc. a wholly owned subsidiary of PAXAR Corporation, with and into International Imaging Materials, Inc. pursuant to the Agreement and Plan of Merger described herein.

     If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

================================================================================================
TITLE OF EACH CLASS OF                       PROPOSED MAXIMUM PROPOSED MAXIMUM     AMOUNT OF
SECURITIES                    AMOUNT TO BE    OFFERING PRICE      AGGREGATE      REGISTRATION
TO BE REGISTERED               REGISTERED        PER SHARE     OFFERING PRICE       FEE(2)

------------------------------------------------------------------------------------------------
Common Stock, $.10 par value
  per share.................   17,125,000(1)  Not applicable   Not applicable     $87,103(3)
================================================================================================

(1) Based upon a maximum of 9,702,550 shares of International Imaging Materials, Inc. ("IIMAK") Common Stock to be issued and outstanding at the Effective Time of the Merger (assuming the exercise of all options and warrants) multiplied by 1.765 shares of the Registrant's Common Stock, the maximum number of shares of the Registrant's Common Stock issuable in exchange for each share of IIMAK Common Stock in the Merger.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act."), and Rule 457(f) thereunder on the basis of the market value of the IIMAK Common Stock to be exchanged in the Merger (and options and warrants to purchase such shares) computed in accordance with Rule 457(c) on the basis of the average high and low sale prices of IIMAK Common Stock ($29.625) as reported on the Nasdaq National Market on September 23, 1997.


(3) Previously paid.

                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
================================================================================

PAXAR LETTERHEAD

                                                              September 26, 1997

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of the shareholders of PAXAR Corporation ("PAXAR") to be held at 9:00 a.m. on October 28, 1997, at PAXAR's offices at 105 Corporate Park Drive, White Plains, New York 10604.

     At the Special Meeting, holders of shares of PAXAR Common Stock will be asked to consider and vote upon (i) a proposal to approve the issuance of shares of PAXAR Common Stock (the "PAXAR Share Proposal") pursuant to an Agreement and Plan of Merger, dated as of July 15, 1997 (the "Merger Agreement"), among PAXAR, Ribbon Manufacturing, Inc. (a wholly-owned subsidiary of PAXAR), and International Imaging Materials, Inc. ("IIMAK"), (ii) an amendment to PAXAR's 1997 Incentive Stock Option Plan (the "1997 Plan") to increase the number of shares under the 1997 Plan from 1,875,000 shares of Common Stock to 5,000,000 shares of Common Stock (the "PAXAR Option Proposal") and (iii) a proposed amendment to PAXAR's Certificate of Incorporation to increase the number of shares of authorized PAXAR Common Stock from 100,000,000 shares to 200,000,000 shares (the "PAXAR Amendment Proposal").

     Pursuant to the Merger Agreement, PAXAR's subsidiary will be merged into IIMAK (the "Merger"), and IIMAK will become a wholly-owned subsidiary of PAXAR. In the Merger, each outstanding share of IIMAK Common Stock will be converted into not more than 1.765 shares of PAXAR Common Stock and not less than 1.5 shares of PAXAR Common Stock, and each outstanding option to purchase IIMAK Common Stock will become an option to purchase PAXAR Common Stock. The exact exchange ratio will be determined in accordance with the Merger Agreement, as more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus. Approval of the PAXAR Share Proposal is conditioned upon shareholder approval of the PAXAR Option Proposal. If the PAXAR Option Proposal is not approved, the PAXAR Share Proposal will not be effective.

     The 1997 Plan is being amended to enable PAXAR to grant sufficient options in exchange for outstanding IIMAK options as provided in the Merger Agreement. Approval of the PAXAR Option Proposal is conditioned upon shareholder approval of the PAXAR Share Proposal and consummation of the Merger. If the PAXAR Share Proposal is not approved or the Merger is not consummated, the PAXAR Option Proposal will not become effective.

     The number of authorized shares of PAXAR Common Stock is being increased to make additional shares available for stock splits or dividends, to provide flexibility for future financial and capital requirements, and to avoid the delay and expense of obtaining shareholder approval when PAXAR desires to issue additional shares. Approval of the PAXAR Amendment Proposal is not conditioned upon approval of the PAXAR Share Proposal or the PAXAR Option Proposal.

     Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger and has received the opinion of Wheat, First Securities, Inc., its financial advisor, that, as of July 15, 1997 and based on and subject to certain matters stated therein, the consideration to be paid by PAXAR in the Merger was fair to PAXAR from a financial point of view. A copy of this opinion is attached as Annex B to the accompanying Joint Proxy Statement/Prospectus. THE BOARD OF DIRECTORS OF PAXAR HAS DETERMINED THAT THE MERGER IS FAIR TO PAXAR AND IN THE BEST INTERESTS OF ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ISSUANCE OF SHARES OF PAXAR COMMON STOCK IN CONNECTION WITH THE MERGER AND THE INCREASE IN THE NUMBER OF SHARES OF PAXAR COMMON STOCK UNDER THE 1997 PLAN. THE BOARD OF DIRECTORS ALSO RECOMMENDS THAT YOU VOTE IN FAVOR OF THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF PAXAR COMMON STOCK.

     Your vote is important regardless of how many shares you own. Please take a few minutes now to review the Joint Proxy Statement/Prospectus and to sign and date your proxy and return it in the envelope provided. You may attend the meeting and vote in person even if you have previously returned your proxy.

                                          Sincerely,

                                          ARTHUR HERSHAFT SIGNATURE

                                          Chairman of the Board
                                          and Chief Executive Officer

IIMAK LETTERHEAD

                                                              September 26, 1997

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of the stockholders of International Imaging Materials, Inc. ("IIMAK") to be held at 10:00 a.m. on October 28, 1997, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, 45th Floor, New York, New York 10178. A Notice of the Special Meeting, form of proxy and a proxy statement containing information about the matters to be acted upon are enclosed. All holders of shares of common stock, par value $.01 per share, of IIMAK ("IIMAK Common Stock"), as of the close of business on September 26, 1997 are entitled to notice of, and to vote at, the Special Meeting.

     At the Special Meeting, holders of shares of IIMAK Common Stock will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger ("Merger Agreement"), dated as of July 15, 1997, among PAXAR Corporation ("PAXAR"), Ribbon Manufacturing, Inc. (a wholly-owned subsidiary of PAXAR), and IIMAK. Pursuant to the Merger Agreement, PAXAR's subsidiary will be merged into IIMAK ("the Merger"), and IIMAK will become a wholly-owned subsidiary of PAXAR. In the Merger, each outstanding share of IIMAK Common Stock will be converted into not more than 1.765 shares of PAXAR Common Stock and not less than 1.5 shares of PAXAR Common Stock (such number of shares of PAXAR Common Stock into which each share of IIMAK Common Stock will be converted, the "Exchange Ratio"), and each outstanding option to purchase IIMAK Common Stock will become an option to purchase PAXAR Common Stock. The exact Exchange Ratio will be determined in accordance with the Merger Agreement, as more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus.

     Details of the Merger and other important information are set forth in the accompanying Joint Proxy Statement/Prospectus, which you are urged to read carefully.

     Your Board of Directors, together with a special committee of independent directors (the "Special Committee"), has carefully reviewed and considered the terms and conditions of the Merger and has received the opinion dated July 15, 1997 of Smith Barney Inc., its financial advisor to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair to the holders of IIMAK Common Stock from a financial point of view. A copy of the opinion of Smith Barney Inc. dated July 15, 1997 is attached as Annex C to the accompanying Joint Proxy Statement/Prospectus and should be read carefully in its entirety. THE BOARD OF DIRECTORS OF IIMAK, HAVING RECEIVED AND CONSIDERED THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

     Your vote is important regardless of how many shares you own. Please take a few minutes now to review the proxy statement and to sign and date your proxy and return it in the envelope provided. You may attend the meeting and vote in person even if you have previously returned your proxy.

                                          Sincerely,

                                          JOHN W. O'LEARY

                                          President and Chief Executive Officer

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 28, 1997
                            ------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of the shareholders (the "Special Meeting") of PAXAR Corporation ("PAXAR") will be held at 9:00 a.m. on October 28, 1997, at PAXAR's offices at 105 Corporate Park Drive, White Plains, New York 10604.

     The Special Meeting is called for the purpose of considering and voting upon:

          1. A proposal to approve the issuance of shares of PAXAR common stock, $.10 par value ("Common Stock"), pursuant to an Agreement and Plan of Merger, dated as of July 15, 1997 (the "Merger Agreement"), among PAXAR, Ribbon Manufacturing, Inc. and International Imaging Materials, Inc. A copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus accompanying this Notice.

          2. An amendment to PAXAR's 1997 Incentive Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 1,875,000 shares to 5,000,000 shares.

          3. An amendment to PAXAR's Certificate of Incorporation to increase the number of shares of authorized Common Stock from 100,000,000 shares to 200,000,000 shares.

          4. Matters incident to the conduct of the Special Meeting or any adjournments or postponements thereof.

     The proposed Merger and other related matters are more fully described in the attached Joint Proxy Statement/Prospectus and the Annexes thereto.

     The Board of Directors has fixed the close of business on September 26, 1997 as the record date for the determination of the shareholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of record of PAXAR's Common Stock on the record date are entitled to vote at the Special Meeting. A list of such shareholders will be available at the time and place of the Special Meeting.

     If you would like to attend the Special Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Special Meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the Special Meeting, you must obtain from the nominee a proxy issued in your name.


     You can ensure that your shares are voted at the Special Meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the Special Meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying ChaseMellon Shareholder Services, Proxy Processing, Church Street Station, P.O. Box 1672, New York, New York 10277-1672, in writing, or by executing a subsequent proxy, which revokes your previously executed proxy.


     Whether or not you expect to attend the Special Meeting, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                          By Order of the Board of Directors,

                                          JACK BECKER
                                          Assistant Secretary

White Plains, New York
September 26, 1997

                 NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that a Special Meeting of the stockholders (the "Special Meeting") of International Imaging Materials, Inc. ("IIMAK") will be held at 10:00 a.m. on October 28, 1997, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, 45th Floor, New York, New York 10178.

     The meeting is called for the purpose of considering and voting upon:

          1. A proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 15, 1997, among PAXAR Corporation ("PAXAR"), Ribbon Manufacturing, Inc. (a wholly-owned subsidiary of PAXAR), and IIMAK. Pursuant to the Merger Agreement, PAXAR's subsidiary will be merged into IIMAK ("the Merger"), and IIMAK will become a wholly-owned subsidiary of PAXAR. In the Merger, each outstanding share of common stock, par value $0.01 per share, of IIMAK ("IIMAK Common Stock") will be converted into not more than 1.765 shares of PAXAR Common Stock and not less than 1.5 shares of PAXAR Common Stock, and each outstanding option to purchase IIMAK Common Stock will become an option to purchase PAXAR Common Stock. The exact exchange ratio will be determined in accordance with the Merger Agreement, as more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus accompanying this Notice.

          2. Matters incident to the conduct of the Special Meeting or any adjournments or postponements thereof.

     The proposed Merger and other related matters are more fully described in the attached Joint Proxy Statement/Prospectus and the Annexes thereto.

     The Board of Directors has fixed the close of business on September 26, 1997 as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of record of IIMAK Common Stock on the record date are entitled to vote at the Special Meeting. A list of such stockholders will be available at the time and place of the Special Meeting and, during the ten days prior to the Special Meeting, at the office of the Secretary of IIMAK at the above address.

     If you would like to attend the Special Meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the Special Meeting, you must obtain from the nominee a proxy in your name.

     You can ensure that your shares are voted at the Special Meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the Special Meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying American Stock Transfer and Trust Company, 40 Wall Street, 46th Floor,
Attention: Proxy Department, New York, New York 10269-0436 in writing, or by executing a subsequent proxy, which revokes your previously executed proxy.

     Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                          By Order of the Board of Directors,

                                          MICHAEL J. DRENNAN
                                          Vice President -- Finance, Treasurer,
                                          Secretary and Chief Financial Officer

Amherst, New York
September 26, 1997

                               PAXAR CORPORATION
                                      AND

                     INTERNATIONAL IMAGING MATERIALS, INC.

                             JOINT PROXY STATEMENT
                            ------------------------

                               PAXAR CORPORATION
                                   PROSPECTUS
                       17,125,000 SHARES OF COMMON STOCK

     This Joint Proxy Statement and Prospectus ("Joint Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $.10 per share (the "PAXAR Common Stock"), of PAXAR Corporation, a New York corporation ("PAXAR"), in connection with the solicitation of proxies by the Board of Directors of PAXAR for use at a Special Meeting of Shareholders of PAXAR to be held at PAXAR's offices at 105 Corporate Park Drive, White Plains, New York 10604 on October 28, 1997 at 9:00 a.m., and at any and all adjournments or postponements thereof (the "PAXAR Special Meeting"). This Joint Proxy Statement/Prospectus also constitutes the Prospectus of PAXAR with respect to shares of PAXAR Common Stock issuable to stockholders of International Imaging Materials, Inc., a Delaware corporation ("IIMAK"), in connection with the proposed merger (the "Merger") of Ribbon Manufacturing, Inc., a Delaware corporation and a wholly-owned subsidiary of PAXAR ("Merger Sub"), with and into IIMAK pursuant to the Agreement and Plan of Merger dated as of July 15, 1997, by and among PAXAR, Merger Sub and IIMAK (the "Merger Agreement"). PAXAR Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "PXR." On September 23, 1997, the closing sale price for PAXAR Common Stock as reported on the NYSE Composite Transactions Tape was $20.4375 per share.

     This Joint Proxy Statement/Prospectus is also being furnished to the holders of common stock, par value $0.01 per share, of IIMAK ("IIMAK Common Stock") in connection with the solicitation of proxies by the Board of Directors of IIMAK for use at a Special Meeting of Stockholders of IIMAK to be held at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, 45th Floor, New York, New York 10178 on October 28, 1997, at 10:00 a.m., and at any and all adjournments or postponements thereof (the "IIMAK Special Meeting").

     This Joint Proxy Statement/Prospectus relates to up to 17,125,000 shares of PAXAR Common Stock to be issued upon the Merger. In the Merger, each outstanding share of IIMAK Common Stock will be converted into shares of PAXAR Common Stock equal to an exchange ratio (the "Exchange Ratio") to be determined by dividing $24.00 by the average closing price of PAXAR Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending with the second trading day immediately preceding the effective time of the Merger (the "PAXAR Market Value"). If the PAXAR Market Value is equal to or greater than $16.00 per share, then the Exchange Ratio will be 1.5 shares of PAXAR Common Stock for each outstanding share of IIMAK Common Stock; and if the PAXAR Market Value is equal to or less than $13.60 per share, then the Exchange Ratio will be 1.765 shares of PAXAR Common Stock for each share of IIMAK Common Stock. The foregoing maximum Exchange Ratio and minimum Exchange Ratio have been adjusted from 1.200 and 1.412, respectively, under the Merger Agreement to give effect to PAXAR's 25% stock dividend declared on August 7, 1997, and issued on September 9, 1997 to holders of record as of August 21, 1997.

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of PAXAR and IIMAK on or about September 29, 1997.
                            ------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PAXAR AND IIMAK STOCKHOLDERS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
    THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS SEPTEMBER 26, 1997.

     Upon consummation of the Merger, IIMAK will be a wholly-owned subsidiary of PAXAR. Consummation of the Merger is subject to various conditions, including the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding shares of IIMAK Common Stock at the IIMAK Special Meeting, and the approval of the issuance of shares of PAXAR Common Stock in connection with the Merger at the PAXAR Special Meeting by the affirmative vote of the holders of a majority of the votes cast on this matter, provided that the total vote cast on this matter represents more than 50% in interest of the shares of PAXAR Common Stock outstanding and entitled to vote.

     All information contained in this Joint Proxy Statement/Prospectus with respect to PAXAR and Merger Sub has been provided by PAXAR. All information contained in this Joint Proxy Statement/Prospectus with respect to IIMAK has been provided by IIMAK.

     A stockholder who has given a proxy in response to this proxy solicitation may revoke it at any time prior to its exercise. See "PAXAR Special
Meeting -- Record Date" and "-- Voting Rights; Proxies" and "IIMAK Special Meeting -- Record Date" and "-- Voting Rights; Proxies."
                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN OR INCORPORATED HEREIN BY REFERENCE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS NOR THE DISTRIBUTION OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED HEREIN BY REFERENCE SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................   iv
INCORPORATION OF DOCUMENTS BY REFERENCE...............................................   iv
SUMMARY...............................................................................    1
  The Companies.......................................................................    1
  The Meetings........................................................................    2
  Change of Vote......................................................................    3
  The Merger..........................................................................    4
  Comparative Rights of Stockholders..................................................    7
  Comparative Per Share Prices........................................................    7
  Selected Condensed Combined Historical and Pro Forma Financial Data and Comparative
     Per Share Data...................................................................    9
  Selected Condensed Combined Historical Financial Data...............................   10
  Comparative Per Share Data..........................................................   12
RISK FACTORS..........................................................................   13
INTRODUCTION..........................................................................   15
PAXAR SPECIAL MEETING.................................................................   15
  Purpose of the PAXAR Special Meeting................................................   15
  Record Date.........................................................................   16
  Quorum..............................................................................   16
  Required Vote.......................................................................   16
  Voting Rights; Proxies..............................................................   16
  Solicitation of Proxies.............................................................   17
IIMAK SPECIAL MEETING.................................................................   18
  Purpose of the IIMAK Special Meeting................................................   18
  Record Date.........................................................................   18
  Quorum..............................................................................   18
  Required Vote.......................................................................   18
  Voting Rights; Proxies..............................................................   18
  Solicitation of Proxies.............................................................   19
THE MERGER............................................................................   20
  General.............................................................................   20
  Effective Time......................................................................   20
  Conversion of Shares; Procedures for Exchange of Certificates.......................   20
  Background of the Merger............................................................   21
  Recommendation of the Board of Directors of PAXAR; Reasons for the Merger...........   23
  Recommendation of the Board of Directors of IIMAK; Reasons for the Merger...........   23
  Opinion of PAXAR's Financial Advisor................................................   25
  Opinion of IIMAK's Financial Advisor................................................   27
  Interests of Certain Persons in the Merger..........................................   31
  Certain United States Federal Income Tax Consequences...............................   32
  Anticipated Accounting Treatment....................................................   34
  Effect on Stock Option and Employee Benefits Plans..................................   34
  Certain Legal Matters...............................................................   34
  Resale of PAXAR and IIMAK Common Stock..............................................   35
  Stock Exchange Listing..............................................................   35

                                                                                        PAGE
                                                                                        ----
  Dividends...........................................................................   36
  Appraisal Rights....................................................................   36
  Fees and Expenses...................................................................   36
PAXAR OPTION PROPOSAL.................................................................   36
PAXAR AMENDMENT PROPOSAL..............................................................   37
THE MERGER AGREEMENT..................................................................   38
  Terms of the Merger.................................................................   38
  Exchange of Certificates............................................................   39
  Representations and Warranties......................................................   41
  Conduct of Business Pending the Merger..............................................   42
  Additional Agreements...............................................................   44
  Conditions to the Merger............................................................   47
  Termination.........................................................................   49
  Amendment and Waiver................................................................   51
OTHER AGREEMENTS......................................................................   51
COMPARATIVE PER SHARE PRICES AND DIVIDENDS............................................   52
  PAXAR...............................................................................   52
  IIMAK...............................................................................   53
  Post-Merger Dividend Policy.........................................................   53
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...........................   54
THE COMPANIES.........................................................................   60
COMPARATIVE RIGHTS OF STOCKHOLDERS....................................................   60
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF PAXAR..................   68
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF IIMAK..................   70
OTHER MATTERS.........................................................................   71
LEGAL MATTERS.........................................................................   72
EXPERTS...............................................................................   72
STOCKHOLDER PROPOSALS.................................................................   72
Annexes:
  A.  Agreement and Plan of Merger....................................................  A-1
  B.  Opinion of PAXAR's Financial Advisor, Wheat, First Securities, Inc..............  B-1
  C.  Opinion of IIMAK's Financial Advisor, Smith Barney Inc..........................  C-1
  D. Certificate of Amendment of Certificate of Incorporation of PAXAR Corporation....  D-1

                             AVAILABLE INFORMATION

     PAXAR and IIMAK are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Each of PAXAR and IIMAK makes filings of reports, proxy statements and other information pursuant to the Exchange Act with the Commission electronically, and such materials may be inspected and copied at the Commission's Web site (http://www.sec.gov). In addition, material filed by PAXAR can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the shares of PAXAR Common Stock are listed. IIMAK's Common Stock is listed on the Nasdaq National Market and material filed by IIMAK can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

     This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 and exhibits relating thereto, including any amendments (the "Registration Statement"), of which this Joint Proxy Statement/Prospectus is a part, and which PAXAR has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Such additional information may be obtained from the Commission upon payment of prescribed rates. Reference is made to such Registration Statement for further information with respect to PAXAR and the securities of PAXAR offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and, while such summaries contain all material provisions of such documents, each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an annex hereto.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     PAXAR and IIMAK hereby incorporate by reference into this Joint Proxy Statement/Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act:

          1. PAXAR's Current Report on Form 8-K dated July 15, 1997;

          2. PAXAR's Current Report on Form 8-K/A filed on May 19, 1997 with respect to the Form 8-K dated March 3, 1997;

          3. PAXAR's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

          4. PAXAR's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (which incorporates by reference certain information from PAXAR's Proxy Statement relating to the 1997 Annual Meeting of Shareholders and PAXAR's 1996 Annual Report to Shareholders);

          5. The description of PAXAR Common Stock contained in PAXAR's Registration Statement on Form 8-A filed on October 20, 1992;

          6. IIMAK's Current Report on Form 8-K filed on July 29, 1997;

          7. IIMAK's Quarterly Report on Form 10-Q for the quarter ended July 1, 1997; and

          8. IIMAK's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, as amended by Form 10-K/A filed on July 29, 1997.

     In addition, all reports and other documents filed by PAXAR and IIMAK pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the PAXAR Special Meeting and the IIMAK Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein (in the case of any statement in an incorporated document filed with the Commission prior to the date of this Joint Proxy Statement/Prospectus) or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, IN THE CASE OF DOCUMENTS RELATING TO PAXAR, TO PAXAR CORPORATION, 105 CORPORATE PARK DRIVE, WHITE PLAINS, NEW YORK 10604, ATTENTION: ANNETTE GERAGHTY (TELEPHONE: (914) 697-6800) OR, IN THE CASE OF DOCUMENTS RELATING TO IIMAK, TO INTERNATIONAL IMAGING MATERIALS, INC., 310 COMMERCE DRIVE, AMHERST, NEW YORK 14228-2396, ATTENTION: JUDITH A. MCCANN (TELEPHONE: (716) 691-4064). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE OCTOBER 21, 1997.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus and the Annexes hereto. This summary does not contain a complete statement of all material information relating to the Merger Agreement and the Merger and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained or incorporated by reference in this Joint Proxy Statement/Prospectus. Stockholders of PAXAR and IIMAK should read carefully this Joint Proxy Statement/Prospectus in its entirety. Certain capitalized terms used in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus. Unless otherwise indicated, all share, per share and financial information set forth in this Joint Proxy Statement/Prospectus, including information with respect to determination of the Exchange Ratio, has been adjusted to give effect to PAXAR's 25% stock dividend declared on August 7, 1997, and paid on September 9, 1997, to holders of record on August 21, 1997 (the "Stock Dividend").

                                 THE COMPANIES

PAXAR CORPORATION

     PAXAR is a leading manufacturer and distributor of label systems, bar code systems, labels, tags and related supplies and services for apparel manufacturers and retailers. PAXAR's apparel products are manufactured in North and South America, Europe and Asia and distributed in over 50 countries. Label systems, consisting mainly of hot-stamp printers and related supplies and services, are sold to PAXAR's customers for in-plant label printing. Bar code systems, consisting of electronic printers and related supplies, print data on labels and tags to provide accurate product, inventory and point of sale information for integration with sophisticated data systems. Labels and tags are attached to apparel by manufacturers and retailers to identify and promote their products, allow automated data collection and provide brand identification and consumer information such as size, fabric content and care instructions. Labels are attached to garments early in the manufacturing process and must withstand all production processes and remain legible through washing and dry cleaning by the end user. To a limited extent, PAXAR's products also include tags and labels for sheets, towels, pillow cases and other white goods.

     Through its wholly-owned subsidiary Monarch Marking Systems, Inc., a Delaware corporation ("Monarch"), PAXAR markets and distributes (i) tabletop label dispensers and hand-held, mechanical labeling guns ("IPS labelers") that print pressure-sensitive (i.e., adhesive backed) price and other identification labels and affix them onto merchandise for retailers, and (ii) electronic bar code printers ("AIS printers"), which are used in a wide range of retail and industrial applications, including inventory management and distribution systems. Monarch also manufactures and markets supplies used in both its IPS labelers and AIS printers and provides extensive service to its installed base of machines. Monarch is a leading manufacturer and marketer of retail price marking equipment and supplies in the United States. Monarch also sells its products directly and through distributors in 75 countries. Both PAXAR and Monarch are customers of IIMAK.

     The executive offices of PAXAR are located at 105 Corporate Park Drive, White Plains, New York 10604, and PAXAR's telephone number is (914) 697-6800.

INTERNATIONAL IMAGING MATERIALS, INC.

     IIMAK is the largest manufacturer in North America of thermal transfer ribbons for numerous diverse applications. These thermal transfer ribbons are used in bar code printers to print single-color and full-color tags and labels for use in manufacturing and factory automation systems, shipping and distribution systems, and in retail price tag, packaging and medical applications. Other thermal transfer ribbons produced by IIMAK are used in full-color printers to print high quality color graphics for business presentations, engineering and scientific drawings, graphic arts prepress layouts, proofs and comps, signage and other full-color imaging applications. IIMAK also manufactures MICR ribbons for thermal transfer proof encoders used to encode checks for processing through the United States banking system, as well as ribbons used in plain-paper thermal transfer facsimile machines.

     The executive offices of IIMAK are located at 310 Commerce Drive, Amherst, New York 14228-2396, and IIMAK's telephone number is (716) 691-6333.

                                  THE MEETINGS

TIME, PLACE AND DATE

     The Special Meeting of PAXAR's shareholders will be held at PAXAR's offices at 105 Corporate Park Drive, White Plains, New York 10604 on October 28, 1997, at 9:00 a.m. (including any and all adjournments or postponements thereof, the "PAXAR Special Meeting").

     The Special Meeting of IIMAK's stockholders will be held at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, 45th Floor, New York, New York 10178 on October 28, 1997, at 10:00 a.m. (including any and all adjournments or postponements thereof, the "IIMAK Special Meeting" and, together with the PAXAR Special Meeting, the "Special Meetings").

PURPOSES OF THE SPECIAL MEETINGS

  The PAXAR Special Meeting

     At the PAXAR Special Meeting, holders of PAXAR Common Stock will consider and vote upon the issuance of PAXAR Common Stock in connection with the Merger Agreement (the "PAXAR Share Proposal"). The number of shares of PAXAR Common Stock issuable upon conversion of shares of IIMAK Common Stock in the Merger will be equal to the Exchange Ratio determined by dividing $24.00 by the average closing price on the NYSE of PAXAR Common Stock for the 20 consecutive trading days ending with the second trading day immediately preceding the Effective Time. The Exchange Ratio will be rounded to three decimal places and may not be less than 1.500 (the "Minimum Exchange Ratio") nor more than 1.765 (the "Maximum Exchange Ratio"). Based upon the shares of PAXAR Common Stock, shares of IIMAK Common Stock, options to purchase IIMAK Common Stock under the IIMAK Stock Option Plans, and warrants to purchase IIMAK Common Stock outstanding as of September 19, 1997, at the Maximum Exchange Ratio, PAXAR would issue approximately 14,694,891 shares of PAXAR Common Stock to IIMAK stockholders in the Merger, representing approximately 29.1% of the outstanding shares of PAXAR Common Stock following consummation of the Merger, and outstanding IIMAK options and warrants would be exchanged for options and warrants to purchase approximately 2,279,264 shares of PAXAR Common Stock. At the Minimum Exchange Ratio, PAXAR would issue approximately 12,488,576 shares of PAXAR Common Stock, representing approximately 25.8% of the outstanding shares of PAXAR Common Stock following consummation of the Merger, and outstanding IIMAK options and warrants would be exchanged for options and warrants to purchase approximately 1,937,053 shares of PAXAR Common Stock. Approval of the PAXAR Share Proposal is conditioned upon shareholder approval of the increase in the number of options issuable under the PAXAR 1997 Stock Option Plan (the "1997 Plan"), as described below. If the amendment to the 1997 Plan is not approved, the approval of the PAXAR Share Proposal will not be effective.

     PAXAR shareholders will also consider and vote upon (i) a proposal to amend the 1997 Plan to increase the number of shares issuable upon exercise of options granted under the 1997 Plan to 5,000,000 shares of PAXAR Common Stock from 1,875,000 shares of PAXAR Common Stock (the "PAXAR Option Proposal") and (ii) a proposal to amend PAXAR's Certificate of Incorporation to increase the number of shares of authorized PAXAR Common Stock to 200,000,000 shares from 100,000,000 shares (the "PAXAR Amendment Proposal"). The 1997 Plan is being amended to enable PAXAR to grant sufficient options to purchase PAXAR Common Stock in exchange for outstanding options under the IIMAK Stock Option Plans. Approval of the PAXAR Option Proposal is conditioned upon shareholder approval of the PAXAR Share Proposal and consummation of the Merger. If the PAXAR Share Proposal is not approved or the Merger is not consummated, the PAXAR Option Proposal will not become effective. The number of authorized shares of PAXAR Common Stock is being increased to make additional shares available for stock splits or dividends, to provide flexibility for future financial and capital requirements, and to avoid the delay and expense of obtaining shareholder approval when PAXAR desires to issue additional shares. Approval of the increase in the number of authorized shares is not conditioned upon approval of the PAXAR Share Proposal or the PAXAR Option Proposal. Holders of PAXAR Common Stock may also consider and vote upon matters incident to the conduct of the PAXAR Special Meeting.

     THE BOARD OF DIRECTORS OF PAXAR HAS APPROVED THE MERGER, THE PAXAR SHARE PROPOSAL, THE PAXAR OPTION PROPOSAL, AND THE PAXAR AMENDMENT PROPOSAL AND RECOMMENDS THAT HOLDERS OF PAXAR COMMON STOCK VOTE FOR APPROVAL OF THE PAXAR SHARE PROPOSAL, FOR APPROVAL OF THE PAXAR OPTION PROPOSAL, AND FOR APPROVAL OF THE PAXAR AMENDMENT PROPOSAL. SEE "THE MERGER -- BACKGROUND OF THE MERGER" AND "-- RECOMMENDATION OF THE BOARD OF DIRECTORS OF PAXAR; REASONS FOR THE MERGER."

  The IIMAK Special Meeting

     At the IIMAK Special Meeting, holders of IIMAK Common Stock will consider and vote upon a proposal (the "IIMAK Merger Proposal") to approve and adopt the Merger Agreement providing for the merger of Merger Sub with and into IIMAK. Holders of IIMAK Common Stock may also consider and vote upon matters incident to the conduct of the IIMAK Special Meeting.

     THE BOARD OF DIRECTORS OF IIMAK HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT HOLDERS OF IIMAK COMMON STOCK VOTE FOR THE IIMAK MERGER PROPOSAL. SEE "THE MERGER -- BACKGROUND OF THE MERGER," "-- RECOMMENDATION OF THE BOARD OF DIRECTORS OF IIMAK; REASONS FOR THE MERGER" AND "-- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

VOTES REQUIRED; RECORD DATE

     PAXAR. Under the rules of the NYSE, the PAXAR Share Proposal will require approval by the affirmative vote of the holders of a majority of the votes cast on this matter, provided that the total vote cast on this matter represents more than 50% of the shares of PAXAR Common Stock outstanding and entitled to vote. Under the New York Business Corporation Law (the "NYBCL"), the affirmative vote by holders of a majority of the outstanding shares of PAXAR Common Stock are required to approve the PAXAR Option Proposal and the PAXAR Amendment Proposal. Holders of PAXAR Common Stock are entitled to one vote per share. Only holders of PAXAR Common Stock at the close of business on September 26, 1997 (the "PAXAR Record Date") will be entitled to notice of and to vote at the PAXAR Special Meeting. See "PAXAR Special Meeting." As of the PAXAR Record Date, the directors and executive officers of PAXAR and their affiliates beneficially owned as a group approximately 20.23% of the outstanding shares of PAXAR Common Stock. Such directors and executive officers of PAXAR have indicated to PAXAR that they and their affiliates presently intend to vote all such shares in favor of the PAXAR Share Proposal, the PAXAR Option Proposal, and the PAXAR Amendment Proposal. See "Stock Ownership of Management and Certain Beneficial Owners of PAXAR."

     IIMAK. The IIMAK Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of IIMAK Common Stock. Holders of IIMAK Common Stock are entitled to one vote per share. Only holders of IIMAK Common Stock at the close of business on September 26, 1997 (the "IIMAK Record Date") will be entitled to notice of and to vote at the IIMAK Special Meeting. See "IIMAK Special Meeting." As of the IIMAK Record Date, the directors and executive officers of IIMAK and their affiliates beneficially owned as a group approximately 11.5% of the outstanding shares of IIMAK Common Stock. Such directors and executive officers of IIMAK have indicated to IIMAK that they and their affiliates presently intend to vote all such shares in favor of the IIMAK Merger Proposal. See "Stock Ownership of Management and Certain Beneficial Owners of IIMAK."

                                 CHANGE OF VOTE


     Holders of PAXAR Common Stock who have executed a proxy may revoke the proxy at any time prior to its exercise at the PAXAR Special Meeting by giving written notice to ChaseMellon Shareholder Services, Proxy Processing, Church Street Station, P.O. Box 1672, New York, New York 10277-1672, by signing and returning a later dated proxy or by voting in person at the PAXAR Special Meeting. IIMAK stockholders who have executed a proxy may revoke the proxy at any time prior to its exercise at the IIMAK Special Meeting by giving written notice to American Stock Transfer and Trust Company, 40 Wall Street, 46th Floor, Attention: Proxy Department, New York, NY 10269-0436 by signing and returning a later dated proxy or by voting in person at the IIMAK Special Meeting. ACCORDINGLY, STOCKHOLDERS OF PAXAR OR IIMAK WHO HAVE EXECUTED AND RETURNED PROXY CARDS IN ADVANCE OF THE PAXAR SPECIAL MEETING OR IIMAK SPECIAL MEETING, RESPECTIVELY, MAY CHANGE THEIR VOTE AT ANY TIME PRIOR TO THE VOTE AT THE RESPECTIVE SPECIAL MEETINGS.

                                   THE MERGER

THE MERGER

     Pursuant to the Merger Agreement, Merger Sub will be merged with and into IIMAK, and IIMAK will become a wholly-owned subsidiary of PAXAR.

MERGER CONSIDERATION

     At the Effective Time of the Merger, each outstanding share of IIMAK Common Stock (other than shares owned by IIMAK as treasury stock or by its subsidiaries, all of which will be canceled) will be converted into that number of shares of PAXAR Common Stock equal to the Exchange Ratio determined by dividing $24.00 by the average closing price of PAXAR Common Stock on the NYSE for the 20 consecutive trading days ending with the second trading day immediately preceding the Effective Time (the "PAXAR Market Value"). If, however, the PAXAR Market Value is $16.00 or more, the Exchange Ratio will be
1.5 shares of PAXAR Common Stock, and if the PAXAR Market Value is $13.60 or less, the Exchange Ratio will be 1.765 shares of PAXAR Common Stock. See "The Merger Agreement -- Terms of the Merger" and "Risk Factors -- Exchange Ratio/Collar."

EXCHANGE OF CERTIFICATES

     As soon as practicable after the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the time of such filing being the "Effective Time"), ChaseMellon Shareholder Services, as exchange agent for the Merger (the "Exchange Agent"), will send a transmittal letter to each IIMAK stockholder. The transmittal letter will contain instructions with respect to the surrender of certificates representing IIMAK Common Stock to be exchanged for PAXAR Common Stock. See "The Merger Agreement -- Exchange of Certificates."

     IIMAK STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES FOR IIMAK COMMON STOCK TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. IIMAK STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

CONDITIONS TO THE MERGER, TERMINATION; FEES

     The obligations of PAXAR, Merger Sub and IIMAK to consummate the Merger are subject to various conditions, including, but not limited to (i) the effectiveness of the Registration Statement; (ii) obtaining requisite stockholder approvals; (iii) approval for listing on the NYSE, subject to official notice of issuance, of the PAXAR Common Stock to be issued in connection with the Merger; (iv) the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (v) the absence of any preliminary or permanent injunction or other order by any court or governmental authority of competent jurisdiction preventing or restricting the consummation of the Merger; (vi) receipt of opinions of counsel;
(vii) receipt of opinions of Arthur Andersen LLP and KPMG Peat Marwick LLP to the effect that PAXAR and IIMAK, respectively, will qualify for "pooling of interests" accounting treatment; and (viii) receipt of consents or waivers of default from certain PAXAR bank lenders. See "The Merger Agreement -- Conditions to the Merger."

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of PAXAR or IIMAK (i) by mutual written consent duly authorized by the Boards of Directors of PAXAR and IIMAK; (ii) by PAXAR or IIMAK, if the Merger shall not have been consummated by December 31, 1997 (provided that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (iii) by PAXAR or IIMAK, if a court or other governmental authority shall have issued a nonappealable final order permanently restraining, enjoining or otherwise prohibiting the Merger (provided that such right to terminate the Merger Agreement will not be available to any party who has not complied with its obligations described under "The Merger
Agreement -- Additional Agreements -- Further Action; Tax Treatment" and such noncompliance materially contributed to the issuance of any such order); (iv) by PAXAR or IIMAK, if the requisite vote of the stockholders of IIMAK or PAXAR, respectively, shall not have been obtained at a duly held meeting of such stockholders or any adjournments thereof by December 31, 1997; (v) by PAXAR or IIMAK, if the Board of Directors of IIMAK withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the Merger in a manner materially adverse to PAXAR or shall have resolved to do so; (vi) by PAXAR or IIMAK, if the Board of Directors of IIMAK, recommends to the stockholders of IIMAK an Alternative Transaction (as defined in "The Merger
Agreement -- Termination") or recommends that the stockholders of IIMAK tender their shares in a tender or exchange offer by a person other than PAXAR or an affiliate of PAXAR for 50% or more of the outstanding IIMAK Common Stock; (vii) by IIMAK, if the Board of Directors of PAXAR withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the Merger in a manner materially adverse to IIMAK or shall have resolved to do so; or (viii) by PAXAR or IIMAK if there has been a material misrepresentation or breach of warranty in the representations and warranties made by the other party, there has been a material default in the performance of an agreement made by the other party, or there has been an intentional material misstatement or omission by the other party in the Registration Statement or in this Joint Proxy Statement/Prospectus, that in each such case cannot be cured at or prior to the Effective Time. See "The Merger Agreement -- Termination -- Conditions to Termination."

     The Merger Agreement requires IIMAK to pay PAXAR a fee (the "Fee") of approximately $6.2 million upon termination of the Merger Agreement (i) by PAXAR or IIMAK, because the IIMAK Board of Directors withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the Merger in a manner materially adverse to PAXAR or resolves to do so or recommends to the stockholders of IIMAK an Alternative Transaction or recommends that the stockholders of IIMAK tender their shares in a tender or exchange offer, as set forth above; (ii) by PAXAR or IIMAK, because of the failure to obtain the requisite vote for approval of the Merger Agreement by the stockholders of IIMAK by December 31, 1997, and a bona fide Alternative Transaction is publicly commenced, publicly disclosed, publicly proposed or publicly communicated to IIMAK at any time on or prior to the date of the IIMAK Special Meeting and there is consummated an Alternative Transaction (whether or not the same as the transaction so commenced, disclosed, proposed or communicated on or prior to the date of the IIMAK Special Meeting) on or prior to the first anniversary of the date of termination; (iii) by PAXAR because the Merger has not been consummated by December 31, 1997, as a result of the failure of IIMAK to fulfill its obligations under the Merger Agreement; or (iv) by PAXAR because a court or other governmental authority shall have issued a nonappealable final order permanently restraining, enjoining or otherwise prohibiting the Merger, and the failure of IIMAK to comply with its obligations described under "The Merger Agreement -- Additional Agreements -- Further Action; Tax Treatment" materially contributed to the issuance of such order. See "The Merger -- Fees and Expenses."

LISTING

     It is a condition to the Merger that the shares of PAXAR Common Stock to be issued in the Merger be approved for listing on the NYSE, subject to official notice of issuance.

APPRAISAL RIGHTS

     Under the Delaware General Corporation Law (the "DGCL") and the NYBCL, the holders of IIMAK Common Stock and PAXAR Common Stock, respectively, are not entitled to any appraisal rights with respect to the Merger. See "The
Merger -- Appraisal Rights."

GOVERNMENTAL NOTIFICATIONS AND APPROVALS

     Prior to consummating the Merger, PAXAR and IIMAK must provide notifications to, or obtain approvals from, U.S. federal antitrust authorities. See "The Merger -- Certain Legal Matters."

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The receipt of a letter from each of Arthur Andersen LLP and KPMG Peat Marwick LLP, the independent public accountants of PAXAR and IIMAK, respectively, confirming that PAXAR and IIMAK, respectively, will qualify for "pooling of interests" accounting treatment is a condition to consummation of the Merger.

STOCK OPTIONS AND WARRANTS

     At the Effective Time, each then outstanding option to purchase IIMAK Common Stock granted under the 1990 Incentive Plan, 1984 Stock Plan and the 1993 Outside Director Stock Option and Restricted Stock Plan (collectively, the "IIMAK Stock Option Plans") will be deemed assumed by PAXAR and will be deemed to constitute a fully-vested option to acquire shares of PAXAR Common Stock. As of September 19, 1997, there were outstanding options to acquire 1,066,297 shares of IIMAK Common Stock under the 1990 Incentive Plan, 148,871 shares of IIMAK Common Stock under the 1984 Stock Plan, and 26,200 shares of IIMAK Common Stock under the 1993 Outside Director Stock Option and Restricted Stock Plan. In addition, warrants to purchase 50,000 shares of IIMAK Common Stock will be deemed to constitute warrants to purchase PAXAR Common Stock. See "The
Merger -- Effect on Stock Option and Employee Benefits Plans" and "The Merger Agreement -- Terms of the Merger -- Stock Options and Warrants."

OPINION OF PAXAR'S FINANCIAL ADVISOR

     Wheat, First Securities, Inc. ("Wheat First") has acted as financial advisor to PAXAR in connection with the Merger and has delivered to the PAXAR Board of Directors a written opinion dated July 15, 1997, to the effect that as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of PAXAR Common Stock. THE FULL TEXT OF THE WRITTEN OPINION OF WHEAT FIRST DATED JULY 15, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. The opinion of Wheat First is directed to the PAXAR Board of Directors and relates only to the fairness of the Exchange Ratio from a financial point of view, does not address any other aspect of the Merger or any related transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the PAXAR Special Meeting. See "The Merger -- Opinion of PAXAR's Financial Advisor."

OPINION OF IIMAK'S FINANCIAL ADVISOR

     Smith Barney Inc. ("Smith Barney") has acted as financial advisor to IIMAK in connection with the Merger and has delivered to the IIMAK Board of Directors a written opinion dated July 15, 1997, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of IIMAK Common Stock. THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED JULY 15, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/ PROSPECTUS AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. The opinion of Smith Barney is directed to the IIMAK Board of Directors and relates only to the fairness of the Exchange Ratio from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the IIMAK Special Meeting. See "The Merger -- Opinion of IIMAK's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Merger Agreement grants certain rights to officers, directors and employees of IIMAK that they might not otherwise have if the Merger does not occur. The Merger Agreement provides for certain arrangements with respect to indemnification and insurance arrangements for IIMAK officers and directors. At the Effective Time, in accordance with existing agreements, any unvested options to acquire IIMAK Common Stock will vest and become exercisable, and all restrictions on the sale of shares of IIMAK Common Stock issued to IIMAK directors under the 1993 Outside Director Stock Option and Restricted Stock Plan will lapse. Certain restrictions on shares of IIMAK Common Stock having stock depreciation rights held by the President of IIMAK will lapse upon termination of his employment. In addition, in accordance with existing agreements with certain IIMAK officers, if the employment of any such officer is terminated without cause or any such officer terminates his or her employment for good reason within three years after the Effective Time of the Merger, IIMAK will be required to pay such officer amounts up to three times his or her highest annualized compensation during the five-year period immediately preceding such termination. See "The Merger -- Interests of Certain Persons in the Merger" and "Other Agreements."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     It is expected that the Merger will constitute a reorganization for United States federal income tax purposes and, accordingly, that no gain or loss will be recognized for United States federal income tax purposes by holders of IIMAK Common Stock upon the conversion of IIMAK Common Stock into PAXAR Common Stock in the Merger (except with respect to any cash received in lieu of a fractional share interest in PAXAR Common Stock). See "The Merger -- Certain United States Federal Income Tax Consequences." IIMAK stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger.

RISK FACTORS

     THE MERGER INVOLVES CERTAIN RISK FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY THE SHAREHOLDERS OF PAXAR AND THE STOCKHOLDERS OF IIMAK. SEE "RISK FACTORS."

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     The rights of stockholders of IIMAK currently are governed by Delaware law, IIMAK's Certificate of Incorporation (the "IIMAK Certificate") and IIMAK's By-Laws. Upon consummation of the Merger, stockholders of IIMAK will become shareholders of PAXAR, which is a New York corporation, and their rights as shareholders of PAXAR will be governed by New York law, PAXAR's Certificate of Incorporation (the "PAXAR Certificate") and PAXAR's By-Laws. For a discussion of various differences between the rights of stockholders of IIMAK and the rights of shareholders of PAXAR, see "Comparative Rights of Stockholders."

                          COMPARATIVE PER SHARE PRICES

     The following table sets forth the closing prices per share for PAXAR Common Stock as reported on the NYSE Composite Transactions Tape and for IIMAK Common Stock as reported on the Nasdaq National Market on July 15, 1997, the last full trading day before the execution of the Merger Agreement and the announcement of the Merger, and on September 19, 1997, and the equivalent pro forma per share value of IIMAK Common Stock based on PAXAR Common Stock prices on those dates.

                                                        PAXAR            IIMAK             IIMAK
                                                     COMMON STOCK     COMMON STOCK       PRO FORMA
                                                       PRICE(1)          PRICE         EQUIVALENT(2)
                                                     ------------     ------------     -------------
July 15, 1997......................................     $14.65           $16.50           $ 24.00
September 19, 1997.................................     $20.63           $30.06           $ 30.94

---------------
(1) Adjusted to give effect to the Stock Dividend.

(2) Represents the equivalent pro forma value of one share of IIMAK Common Stock calculated by multiplying the closing price of one share of PAXAR Common Stock on the dates listed above by the Exchange Ratio that would have been in effect on such date.

See "Comparative Per Share Prices and Dividends."

    SELECTED CONDENSED COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA AND
                           COMPARATIVE PER SHARE DATA

     The following selected condensed combined historical financial data of PAXAR and IIMAK have been derived from their respective historical audited and unaudited consolidated financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto that are incorporated herein by reference. The selected condensed combined historical data of PAXAR for 1996 and 1997 reflects the historical results of PAXAR adjusted to include the results of Monarch as if Monarch had been acquired on January 1, 1996. The selected pro forma financial data of PAXAR and IIMAK have been derived from the unaudited pro forma condensed combined financial statements and should be read in conjunction with such pro forma financial statements and the notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

     The pro forma financial information does not purport to represent what PAXAR's financial position or results of operations would have actually been had the Merger occurred at the beginning of the earliest period presented or to project PAXAR's financial position or results of operations for any future date or period. It does not incorporate any benefits from any potential cost savings or synergies following the Merger.

     The unaudited pro forma condensed combined statements of operations combine PAXAR's historical results for the six months ended June 30, 1997, and the years ended December 31, 1996, 1995 and 1994, with IIMAK's historical results for the six months ended June 30, 1997, and the years ended March 31, 1997, 1996 and 1995, respectively, giving effect to the Merger as if it had occurred on January 1, 1994. The unaudited pro forma condensed combined balance sheet combines PAXAR's and IIMAK's consolidated condensed balance sheets as of June 30, 1997, giving effect to the Merger as if it had occurred on June 30, 1997. The pro forma data are not necessarily indicative of the results of operations or the financial condition that would have been reported had the Merger occurred on January 1, 1994, or that may be reported in the future. Pro forma combined per share data of PAXAR and IIMAK give effect to the exchange of each share of IIMAK Common Stock for 1.5 shares of PAXAR Common Stock (i.e., the Minimum Exchange Ratio of 1.2 under the Merger Agreement adjusted to give effect to the Stock Dividend).

     The selected condensed combined historical financial information as of and for the six months ended June 30, 1997, has been derived from unaudited consolidated financial statements. Such unaudited information reflects all adjustments (consisting only of normal, recurring adjustments) necessary for the fair presentation of the financial condition as of that date and the results of operations for those unaudited interim periods for each of PAXAR and IIMAK. The results of operations for the interim period is not necessarily indicative of the results to be expected for the entire year.

                                PAXAR AND IIMAK

             SELECTED CONDENSED COMBINED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------------------
                                                      1996         1995       1994       1993       1992
                                      AS OF AND    -----------   --------   --------   --------   --------
                                     FOR THE SIX   (UNAUDITED)
                                       MONTHS          (8)
                                     ENDED JUNE
                                         30,
                                        1997
                                     -----------
                                     (UNAUDITED)
                                         (8)
PAXAR(1)
  Revenues..........................  $ 254,475     $ 479,073    $201,436   $166,612   $138,847   $132,556
  Income before extraordinary
     item(3)(5).....................     10,585        19,692      15,709     11,601      9,358      8,374
  Per common share before
     extraordinary item(7)..........       0.29          0.54        0.45       0.34       0.27       0.26
  Total assets......................    486,462       182,159     157,140    128,703     85,493     72,756
  Long term debt....................    233,304        19,937      23,121     13,796        718      2,107
  Book value per common share
     (unaudited)(7).................       4.24          3.42        2.74       2.27       1.86       1.58


                                                           AS OF AND FOR THE YEAR ENDED MARCH 31,
                                                   -------------------------------------------------------
                                                      1997         1996       1995       1994       1993
                                                   -----------   --------   --------   --------   --------
IIMAK(1)(2)
  Revenues(9).......................  $  54,075     $ 106,894    $ 88,448   $ 85,477   $ 61,576   $ 48,438
  Income from continuing
     operations(6)..................      4,770        11,296       9,903      9,970      6,100      3,067
  Per common share from continuing
     operations.....................       0.55          1.26        1.07       1.10       0.76       0.51
  Total assets......................    118,742       118,474     115,461     97,944     76,876     57,483
  Long term debt....................        744         1,111       2,259      3,940      5,637     20,056
  Book value per common share
     (unaudited)....................      10.04         10.25        9.14       8.44       7.31       4.05


                                                     AS OF AND FOR THE YEAR ENDED
                                                             DECEMBER 31,
                                                   ---------------------------------
                                                      1996         1995       1994
                                                   -----------   --------   --------
PRO FORMA COMBINED (unaudited)(4)
  Revenues..........................  $ 304,400     $ 578,626    $289,371   $251,665
  Income before extraordinary
     item(4)........................     15,290        30,907      25,612     21,571
  Per common share before
     extraordinary item(7)..........       0.31          0.62        0.52       0.45
  Total assets......................    600,083       300,633     272,601    226,647
  Long term debt....................    234,048        21,048      25,380     17,736
  Book value per common share
     (unaudited)(7).................       4.88          4.34        3.65       3.20

---------------
(1) No cash dividends were paid or declared by PAXAR or IIMAK during the periods presented.

(2) IIMAK results for the quarter ended March 31, 1997, are included in both the year ended March 31, 1997, and the six months ended June 30, 1997.

(3) Restructuring charges of $2,086 were recorded by PAXAR in 1997. See Note 4 to the pro forma financial statements.

(4) Direct costs of the merger are estimated at approximately $4,000. The pro forma balance sheet gives effect to direct costs of the Merger as if they had been incurred as of June 30, 1997, but the pro forma statement of income does not give effect to such expenses. See Note 1 to the pro forma financial statements.

(5) PAXAR recorded an extraordinary item of $8,575 (net of tax of $5,100) in 1997. See Note 4 to the pro forma financial statements.

(6) IIMAK recorded a charge of $432 (net of tax of $255) in the fiscal year ended March 31, 1994 and a charge of $56 (net of tax of $32) in the fiscal year ended March 31, 1993 related to a discontinued operation.

(7) The per common share amounts have been adjusted to reflect the 25% stock dividend declared on August 7, 1997, payable on September 9, 1997, to shareholders of record as of August 21, 1997.

(8) PAXAR acquired 51% of Monarch on March 3, 1997. The unaudited statements of income assume the acquisition occurred on January 1, 1996. See Note 3 to the pro forma financial statements.


(9) IIMAK's revenues for the second quarter of fiscal 1997 include revenues from a significant one-time increase in orders from a sister licensee, which are not expected to recur in subsequent years.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of PAXAR and IIMAK and combined per share data on an unaudited pro forma basis after giving effect to the Merger as if it had occurred on January 1, 1994 on a pooling-of-interests basis assuming that 1.5 shares of PAXAR Common Stock were issued in exchange for each share of IIMAK Common Stock outstanding. This data should be read in conjunction with the selected historical audited and unaudited financial data and the historical audited and unaudited financial statements of PAXAR and IIMAK and the notes thereto that are incorporated herein by reference. The selected pro forma combined financial information of PAXAR and IIMAK is derived from the unaudited pro forma condensed combined financial statements and should be read in conjunction with such unaudited pro forma statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had PAXAR and IIMAK been a single entity during the periods presented.

                                                                              AS OF AND FOR THE
                                                    AS OF AND FOR THE      YEAR ENDED DECEMBER 31,
                                                    SIX MONTHS ENDED      --------------------------
                                                      JUNE 30, 1997        1996      1995      1994
                                                    -----------------     ------     -----     -----
PAXAR(1)(2)
Historical per common share:
  Income before extraordinary item................       $  0.29          $ 0.54     $0.45     $0.34
  Book value at end of period(3)..................          4.24            3.42      2.74      2.27

Pro forma combined per PAXAR common share:
  Income before extraordinary item................          0.31            0.62      0.52      0.45
  Book value at end of period(3)..................          4.88            4.34      3.65      3.20

                                                                              AS OF AND FOR THE
                                                                             YEAR ENDED MARCH 31,
                                                                          --------------------------
                                                                           1997      1996      1995
                                                                          ------     -----     -----
IIMAK(1)(4)
Historical per common share:
  Net income......................................       $  0.55          $ 1.26     $1.07     $1.10
  Book value at end of period(3)..................         10.04           10.25      9.14      8.44

Pro forma combined per IIMAK common share:
  Net income......................................          0.47            0.93      0.78      0.68
  Book value at end of period(3)..................          7.32            6.51      5.48      4.80

---------------
(1) No cash dividends were paid by PAXAR or IIMAK during the periods presented.

(2) Per share data has been adjusted to give effect to the Stock Dividend.

(3) The calculation of book value per common share uses the number of common shares outstanding as of the end of the period and excludes common share equivalents.

(4) IIMAK results for the quarter ended March 31, 1997, are included in both the year ended March 31, 1997, and the six months ended June 30, 1997.

                                  RISK FACTORS

     SHAREHOLDERS OF PAXAR, IN CONSIDERING WHETHER TO APPROVE THE PAXAR SHARE PROPOSAL AND THE PAXAR OPTION PROPOSAL, AND STOCKHOLDERS OF IIMAK, IN CONSIDERING WHETHER TO APPROVE AND ADOPT THE IIMAK MERGER PROPOSAL, SHOULD CONSIDER THE FOLLOWING MATTERS. THESE MATTERS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

     Exchange Ratio/Collar. Under the Merger Agreement, the Exchange Ratio will be determined by dividing $24.00 by the PAXAR Market Value. However, if the PAXAR Market Value is less than $13.60, then IIMAK stockholders would receive PAXAR Common Stock having a value of less than $24.00 for each share of IIMAK Common Stock, assuming that the value of PAXAR Common Stock at the Effective Time equals the PAXAR Market Value. Conversely, if the PAXAR Market Value is more than $16.00, then IIMAK stockholders would receive PAXAR Common Stock having a value of more than $24.00 for each share of IIMAK Common Stock, assuming that the value of PAXAR Common Stock at the Effective Time equals the PAXAR Market Value. See "The Merger Agreement -- Terms of the Merger."

     IIMAK License Agreement and Relationship with Fujicopian. Under a License Agreement with Fujicopian Co. Ltd. ("Fujicopian"), a Japanese company, Fujicopian has granted IIMAK an exclusive license (with certain exceptions) to manufacture specified products in North America, including thermal transfer ribbons and improvements to such products developed by Fujicopian and IIMAK, and a non-exclusive right to sell and distribute such products in all countries other than those in Europe and Asia, using the technology and processes covered by the patents obtained, patent applications made and to be made by Fujicopian, and certain other non-patented proprietary technology relating to such products and their manufacture. In exchange for such rights, IIMAK has agreed to pay annual royalties on sales of essentially all thermal transfer ribbons. The term of the License Agreement extends until 2008. Any dispute with respect to the License Agreement could result in costly and time-consuming litigation, which would divert both IIMAK's human and financial resources. Furthermore, a material deterioration of IIMAK's relationship with Fujicopian could make the technology under the License Agreement unavailable to IIMAK and prevent IIMAK from enjoying the benefits of such relationship and any further technological advances developed by Fujicopian. Any such dispute or deterioration could, depending upon IIMAK's position at the time of such event, have a material adverse effect on IIMAK's business and operations.

     Possible Loss of Significant IIMAK Customers. Certain of IIMAK's customers engage in businesses that are competitive with certain aspects of PAXAR's and Monarch's businesses. To the extent that such IIMAK customers believe that purchasing thermal transfer ribbons from IIMAK may put them at a competitive disadvantage, such customers may seek alternative sources of such products. If such customers were to reduce significantly or eliminate their purchases from IIMAK, the reduction in revenue could have a material adverse effect on IIMAK's business and operations.

     Reliance on Key IIMAK Personnel. After the Effective Time of the Merger, PAXAR intends to operate IIMAK as a wholly-owned subsidiary employing IIMAK's current executive officers. Accordingly, continued successful operations of IIMAK will be dependent, in large part, upon its existing management team. Although each of IIMAK's executive officers has entered into an agreement restricting his or her right to compete with IIMAK, each of them is an employee at will. Accordingly, there can be no assurance that IIMAK will be able to retain its management team after the Effective Time. See "The
Merger -- Interests of Certain Persons in the Merger."

     Continuity Agreements of IIMAK Officers. Each of IIMAK's officers has entered into a Continuity Agreement with IIMAK providing for a payment of up to three times his or her highest annualized compensation in the five years preceding the Effective Time of the Merger, if his or her employment is terminated within three years of the Effective Time by IIMAK without cause or by the officer for good reason (principally a change in the terms of their employment). Although PAXAR intends to retain existing management to continue to operate IIMAK, PAXAR could not terminate the employment of any executive officers without cause or materially change their terms of employment without having to make the payments required under the Continuity Agreements. See "The Merger -- Interests of Certain Persons in the Merger" and "Additional Agreements."

     Possible Failure to Realize Synergies or Accretion. PAXAR expects certain synergies among it, Monarch, and IIMAK to result from the Merger, including IIMAK being a principal supplier of ribbons for PAXAR and Monarch thermal transfer printers and IIMAK's use of the PAXAR/Monarch distribution network. In addition, the Merger is expected to be accretive to PAXAR's earnings per share regardless of the realization of these synergies. Nevertheless, there can be no assurance that PAXAR will realize these or any other anticipated synergies from the Merger or that the Merger will result in an immediate accretion to PAXAR's earnings per share. See "The Merger -- Recommendation of the Board of Directors of PAXAR; Reasons for the Merger" and "-- Opinion of PAXAR's Financial Advisor."

     Certain Risks Inherent in International Businesses. The financial condition and results of operations of each of PAXAR and IIMAK may be adversely affected when one or more of the global markets in which PAXAR or IIMAK competes is affected by variations in political, economic or other factors, such as exchange rates, inflation rates, recessionary or expansive trends, tax changes, legal and regulatory changes or other external factors over which neither PAXAR nor IIMAK has control.

     Forward-looking Statements. Certain statements made or incorporated by reference in this Joint Proxy Statement/Prospectus are forward-looking, including without limitation statements with respect to the expected financial impact and other aspects of the proposed Merger and the future financial condition or results of operations of IIMAK and PAXAR. Forward-looking statements made or incorporated by reference herein are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially. In addition to the factors discussed above, the following are some of the factors that could cause actual results to differ materially from those in the forward-looking statements:

     - Economic and other business conditions that may affect demand for PAXAR's, Monarch's, or IIMAK's products.

     - The mix of products sold and the profit margins thereon.

     - Order cancellation or reduced bookings by customers or distributors.

     - Discounting necessitated by price competition.

     - Significant price reductions or improvements in competing technologies.

     - The rate of growth of the installed base of thermal transfer printers and the timing of orders.

     - Dependence on a small number of large Original Equipment Manufacturers
(OEM) as customers.

     - Competitive product offerings and pricing actions.

     - The availability and pricing of key raw materials, in particular polyester film and ink-making materials.

     - Productivity improvements in manufacturing.


     - The ability of PAXAR, Monarch or IIMAK to expand into new markets for their respective products.

                                  INTRODUCTION

     This Joint Proxy Statement/Prospectus is being furnished to the shareholders of PAXAR in connection with the solicitation of proxies by the Board of Directors of PAXAR for use at a Special Meeting of Shareholders of PAXAR to be held at PAXAR's offices at 105 Corporate Park Drive, White Plains, New York 10604 on October 28, 1997, at 9:00 a.m., and at any and all adjournments or postponements thereof. This Joint Proxy Statement/Prospectus also constitutes the Prospectus of PAXAR with respect to the issuance of shares of PAXAR Common Stock in the Merger, as described below.

     This Joint Proxy Statement/Prospectus is also being furnished to the stockholders of IIMAK in connection with the solicitation of proxies by the Board of Directors of IIMAK for use at a Special Meeting of Stockholders of IIMAK to be held at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, 45th Floor, New York, New York 10178 on October 28, 1997, at 10:00 a.m., and at any and all adjournments or postponements thereof.

                             PAXAR SPECIAL MEETING

PURPOSE OF THE PAXAR SPECIAL MEETING

     At the PAXAR Special Meeting, holders of PAXAR Common Stock will consider and vote upon (i) the PAXAR Share Proposal, which provides for the issuance of PAXAR Common Stock in connection with the Merger, pursuant to which (A) IIMAK will become a wholly-owned subsidiary of PAXAR and (B) each outstanding share of IIMAK Common Stock (other than shares owned by IIMAK as treasury stock or by its subsidiaries or by PAXAR or its subsidiaries, all of which shall be canceled) will be converted into shares of PAXAR Common Stock equal to the Exchange Ratio,
(ii) the PAXAR Option Proposal, which provides for an increase in the number of shares of PAXAR Common Stock under the 1997 Plan to 5,000,000 shares from 1,875,000 shares and (iii) the PAXAR Amendment Proposal, which provides for an amendment to PAXAR's Certificate of Incorporation to increase the number of shares of PAXAR Common Stock authorized to be issued to 200,000,000 shares from 100,000,000 shares. Although the NYBCL and the Certificate of Incorporation of PAXAR do not require PAXAR to obtain shareholder approval of the Merger, the rules of the NYSE require PAXAR to obtain shareholder approval of the issuance of such shares due to the number of authorized but unissued shares of PAXAR Common Stock expected to be issued in the Merger. Approval of the PAXAR Share Proposal is conditioned upon shareholder approval of the PAXAR Option Proposal. If the PAXAR Option Proposal is not approved, the PAXAR Share Proposal will not become effective.

     Shareholder approval of the PAXAR Option Proposal is required to enable PAXAR to exchange options to purchase PAXAR Common Stock for options to purchase IIMAK Common Stock under the IIMAK Stock Option Plans and to permit recipients of options under the 1997 Plan to receive certain benefits under the federal tax and securities laws. The NYBCL also requires shareholder approval of any plan pursuant to which incentive options to purchase stock are to be granted to directors, officers or employees of a corporation. Approval of the PAXAR Option Proposal is conditioned upon shareholder approval of the PAXAR Share Proposal and consummation of the Merger. If the PAXAR Share Proposal is not approved or the Merger is not consummated, the PAXAR Option Proposal will not become effective. Under the NYBCL, the affirmative vote of holders of a majority of the outstanding shares of PAXAR Common Stock is required to approve any amendment to PAXAR's Certificate of Incorporation, including the PAXAR Amendment Proposal. Approval of the PAXAR Amendment Proposal is not conditioned on shareholder approval of the PAXAR Share Proposal or the PAXAR Option Proposal. Holders of PAXAR Common Stock may also consider and vote upon matters incident to the conduct of the PAXAR Special Meeting.

     Based upon the number of shares of IIMAK Common Stock and options to purchase IIMAK Common Stock under the IIMAK Stock Option Plans outstanding at September 19, 1997, (i) assuming the Maximum Exchange Ratio, which is the highest Exchange Ratio under the Merger Agreement, PAXAR would issue approximately 14,694,891 shares of PAXAR Common Stock to IIMAK stockholders in the Merger and outstanding IIMAK options and warrants would be exchanged for options and warrants to purchase approximately 2,279,264 shares of PAXAR Common Stock, and (ii) assuming the Minimum Exchange

Ratio, which is the lowest exchange Ratio under the Merger Agreement, PAXAR would issue approximately 12,488,576 shares of PAXAR Common Stock to IIMAK stockholders in the Merger and outstanding IIMAK options and warrants would be exchanged for options and warrants to purchase approximately 1,937,053 shares of PAXAR Common Stock.

     THE BOARD OF DIRECTORS OF PAXAR HAS APPROVED THE MERGER, THE PAXAR SHARE PROPOSAL, THE PAXAR OPTION PROPOSAL, AND THE PAXAR AMENDMENT PROPOSAL, AND RECOMMENDS THAT HOLDERS OF PAXAR COMMON STOCK VOTE FOR APPROVAL OF THE PAXAR SHARE PROPOSAL, THE PAXAR OPTION PROPOSAL, AND THE PAXAR AMENDMENT PROPOSAL. SEE "THE MERGER -- BACKGROUND OF THE MERGER" AND "-- RECOMMENDATION OF THE BOARD OF DIRECTORS OF PAXAR; REASONS FOR THE MERGER," "PAXAR OPTION PROPOSAL," AND "PAXAR AMENDMENT PROPOSAL."

RECORD DATE

     The PAXAR Board of Directors has fixed the close of business on September 26, 1997 as the PAXAR Record Date for determining holders entitled to notice of and to vote at the PAXAR Special Meeting.

QUORUM

     The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of PAXAR Common Stock entitled to vote is necessary to constitute a quorum at the PAXAR Special Meeting.

REQUIRED VOTE

     Under the rules of the NYSE, the PAXAR Share Proposal will require approval by the affirmative vote of the holders of a majority of the votes cast on this matter, provided that the total votes cast on this matter represent more than 50% in interest of the votes entitled to be cast. Under the NYBCL, the affirmative vote by holders of a majority of the outstanding shares of PAXAR Common Stock is required for approval of the PAXAR Option Proposal and the PAXAR Amendment Proposal. Abstentions and broker non-votes will have the effect of votes against the approval of the PAXAR Option Proposal and the PAXAR Amendment Proposal. As of the PAXAR Record Date, the directors and executive officers of PAXAR and their affiliates beneficially owned as a group approximately 20.23% of the outstanding shares of PAXAR Common Stock.

VOTING RIGHTS; PROXIES


     As of the PAXAR Record Date, there were approximately 35,828,442 shares of PAXAR Common Stock issued and outstanding, each of which entitles the holder thereof to one vote. All shares of PAXAR Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF PAXAR COMMON STOCK WILL BE VOTED IN FAVOR OF THE PAXAR SHARE PROPOSAL, THE PAXAR OPTION PROPOSAL AND THE PAXAR AMENDMENT PROPOSAL. PAXAR does not know of any matters other than as described in the accompanying Notice of Special Meeting that are to come before the PAXAR Special Meeting. If any other matter or matters are properly presented for action at the PAXAR Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to PAXAR's Transfer Agent, ChaseMellon Shareholder Services, Proxy Processing, Church Street Station, P.O. Box 1672, New York, New York 10277-1672, by signing and returning a later dated proxy, or by voting in person at the PAXAR Special Meeting. Accordingly, holders of PAXAR Common Stock who have executed and returned proxy cards in advance of the PAXAR Special Meeting may change their votes at any time prior to the vote on the PAXAR Share Proposal, the PAXAR Option Proposal and the PAXAR Amendment Proposal at the PAXAR Special Meeting. However, mere attendance at the PAXAR Special Meeting will not, in and of itself, have the effect of revoking the proxy.

     Votes cast by proxy or in person at the PAXAR Special Meeting will be tabulated by the election inspectors appointed for the Special Meeting, who will determine whether or not a quorum is present. The election inspectors will count shares represented by proxies that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.

SOLICITATION OF PROXIES

     PAXAR will bear its own cost of solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of shares held in their names.

     THE MATTERS TO BE CONSIDERED AT THE PAXAR SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF PAXAR. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                             IIMAK SPECIAL MEETING

PURPOSE OF THE IIMAK SPECIAL MEETING

     At the IIMAK Special Meeting, holders of IIMAK Common Stock will consider and vote upon the IIMAK Merger Proposal. In the Merger, (i) IIMAK will become a wholly-owned subsidiary of PAXAR and (ii) each outstanding share of IIMAK Common Stock (other than shares owned by IIMAK as treasury stock or by its subsidiaries or by PAXAR or its subsidiaries all of which shall be canceled) will be converted into shares of PAXAR Common Stock equal to the Exchange Ratio. Holders of IIMAK Common Stock may also consider and vote upon matters incident to the conduct of the IIMAK Special Meeting.

     Based upon the number of shares of IIMAK Common Stock and options to purchase IIMAK Common Stock under the IIMAK Stock Option Plans outstanding at September 19, 1997, (i) assuming the Maximum Exchange Ratio, PAXAR would issue approximately 14,694,891 shares of PAXAR Common Stock to IIMAK stockholders in the Merger and outstanding IIMAK options and warrants would be exchanged for options and warrants to purchase approximately 2,279,264 shares of PAXAR Common Stock, and (ii) assuming the Minimum Exchange Ratio, PAXAR would issue approximately 12,488,576 shares of PAXAR Common Stock to IIMAK stockholders in the Merger and outstanding IIMAK options and warrants would be exchanged for options and warrants to purchase approximately 1,937,053 shares of PAXAR Common Stock.

     THE BOARD OF DIRECTORS OF IIMAK HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT HOLDERS OF IIMAK COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER -- BACKGROUND OF THE MERGER,"
"-- RECOMMENDATION OF THE BOARD OF DIRECTORS OF IIMAK; REASONS FOR THE MERGER," AND "-- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

RECORD DATE

     The IIMAK Board of Directors has fixed the close of business on September 26, 1997 as the IIMAK Record Date for determining holders entitled to notice of and to vote at the IIMAK Special Meeting.

QUORUM

     The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of IIMAK Common Stock is necessary to constitute a quorum at the IIMAK Special Meeting.

REQUIRED VOTE

     Approval of the IIMAK Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of IIMAK Common Stock. Abstentions and broker non-votes will have the effect of votes against approval of the IIMAK Merger Proposal. As of the IIMAK Record Date, the directors and executive officers of IIMAK and their affiliates beneficially owned as a group approximately 11.5% of the outstanding shares of IIMAK Common Stock.

VOTING RIGHTS; PROXIES

     As of the IIMAK Record Date, there were approximately 8,325,717 shares of IIMAK Common Stock issued and outstanding, each of which entitles the holder thereof to one vote. All shares of IIMAK Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF IIMAK COMMON STOCK WILL BE VOTED IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. IIMAK does not know of any matters other than as described in the accompanying Notice of Special Meeting that are to come before the IIMAK Special Meeting. If any other matter or matters are properly presented for action at the IIMAK Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A stockholder who has given a proxy pursuant to this proxy solicitation may revoke it at any time before it is exercised by giving written notice thereof to IIMAK's transfer agent, American Stock Transfer and Trust Company, 40 Wall St., 46th Floor, Attention: Proxy Dept., New York, NY 10269-0436, by signing and returning a later dated proxy, or by voting in person at the IIMAK Special Meeting. However, mere attendance at the IIMAK Special Meeting will not, in and of itself, have the effect of revoking the proxy.

     Votes cast by proxy or in person at the IIMAK Special Meeting will be tabulated by the election inspectors appointed for the Special Meeting, who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and not voted in favor of the IIMAK Merger Proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as shares of IIMAK Common Stock voted in favor of the IIMAK Merger Proposal.

SOLICITATION OF PROXIES

     IIMAK will bear its own cost of solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names.

     THE MATTERS TO BE CONSIDERED AT THE IIMAK SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF IIMAK. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   THE MERGER

GENERAL

     The Merger Agreement provides that the Merger will be consummated if the approvals of the PAXAR and IIMAK stockholders required therefor are obtained and all other conditions to the Merger are satisfied or waived. Upon consummation of the Merger, Merger Sub will be merged with and into IIMAK, the separate corporate existence of Merger Sub will cease, and IIMAK will continue as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of PAXAR. Pursuant to the Merger, each outstanding share of IIMAK Common Stock (other than shares owned by IIMAK as treasury stock or by its subsidiaries or by PAXAR or its subsidiaries, all of which shall be canceled and retired) will be converted into shares of PAXAR Common Stock equal to the Exchange Ratio determined under the Merger Agreement.

     Based upon the outstanding shares of PAXAR and IIMAK as of September 19, 1997, if the Exchange Ratio is the Maximum Exchange Ratio of 1.765 shares, the stockholders of IIMAK immediately prior to the consummation of the Merger would own approximately 29.1% of the outstanding PAXAR Common Stock following consummation of the Merger; and if the Exchange Ratio is the Minimum Exchange Ratio of 1.5 shares, the stockholders of IIMAK immediately prior to the consummation of the Merger would own approximately 25.8% of the outstanding PAXAR Common Stock following the consummation of the Merger. Such percentage could change depending upon whether shares of PAXAR Common Stock and IIMAK Common Stock issuable upon exercise of outstanding PAXAR and IIMAK stock options or other rights are issued.

EFFECTIVE TIME

     Consummation of the Merger will occur upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger Agreement provides that filing of the Certificate of Merger will occur as promptly as practicable (and in any event within two business days) after the satisfaction or waiver of all conditions to the closing of the Merger. The Merger Agreement may be terminated by either party if the Merger shall not have been consummated on or before December 31, 1997 (provided that such right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date). The Merger Agreement may also be terminated under certain other circumstances. See "The Merger Agreement -- Conditions to the Merger" and "-- Termination."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     The conversion of IIMAK Common Stock into PAXAR Common Stock at the Exchange Ratio will occur automatically at the Effective Time.

     The Merger Agreement requires PAXAR to supply at or prior to the Effective Time to the Exchange Agent, in trust for the benefit of the holders of IIMAK Common Stock, certificates evidencing the PAXAR Common Stock issuable in exchange for such IIMAK Common Stock.

     As soon as reasonably practicable after the Effective Time, a transmittal letter and instructions will be mailed by the Exchange Agent to each stockholder of IIMAK informing such stockholder of the procedures to follow in forwarding stock certificates representing IIMAK Common Stock to the Exchange Agent. Upon receipt of such IIMAK stock certificates together with such transmittal letter, duly executed, and such other customary documents as may be required pursuant to such instructions, the Exchange Agent will deliver full shares of PAXAR Common Stock to such stockholder and cash in lieu of fractional shares pursuant to the terms of the Merger Agreement and in accordance with the transmittal letter, together with any dividends or other distributions to which such stockholder is entitled.

     If any issuance of shares of PAXAR Common Stock in exchange for shares of IIMAK Common Stock is to be made to a person other than the IIMAK stockholder in whose name the certificate is registered at the Effective Time, it will be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the IIMAK stockholder requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of PAXAR that such tax has been paid or is not payable.

     After the Effective Time, there will be no further transfers of IIMAK Common Stock on the stock transfer books of IIMAK. If a certificate representing IIMAK Common Stock is presented for transfer, it will be canceled and a certificate representing the appropriate number of full shares of PAXAR Common Stock and cash in lieu of fractional shares and any dividends and distributions will be issued in exchange therefor.

     After the Effective Time and until surrendered, shares of IIMAK Common Stock will be deemed for all corporate purposes, other than the payment of dividends and distributions and subject to the right to receive cash in lieu of fractional shares, to evidence ownership of the number of full shares of PAXAR Common Stock which such shares of IIMAK Common Stock represented the right to receive at the Effective Time. No dividends or other distributions declared or made after the Effective Time with respect to PAXAR Common Stock with a record date after the Effective Time will be paid to the holders of any certificates for shares of IIMAK Common Stock until such certificates are surrendered. Upon surrender of such certificates, all such declared dividends and distributions which shall have become payable with respect to such PAXAR Common Stock in respect of a record date after the Effective Time will be paid to the holder of record of the full shares of PAXAR Common Stock represented by the certificate issued in exchange therefor, without interest. See "The Merger
Agreement -- Exchange of Certificates."

     IIMAK STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. IIMAK STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

BACKGROUND OF THE MERGER

     The bar code thermal transfer ribbon industry has recently experienced rapid consolidation and transformation into a global market. Approximately two years ago, certain Japanese ribbon manufacturers built plants and began to manufacture barcode thermal transfer ribbons in the United States. Previously, they had manufactured ribbons only in Japan and exported the ribbons into the United States market. During the same period, the growth rate for barcode thermal transfer ribbons in the United States slowed from over 20% annually to less than 15%. In order to fill the industry-wide excess manufacturing capacity and to improve their market share, ribbon manufacturers lowered selling prices to existing customers and sold products to customers further down the distribution chain. The manufacturers also sought to fill capacity by expanding their marketing focus to the faster growing markets outside of the United States, particularly Europe, Asia and South America.

     In August 1996, after discussion by IIMAK's Board of Directors with its management as to IIMAK's financial and stock performance, internal growth prospects, dependence on a single technology (thermal transfer) and the decline in the traditional color desktop business, the IIMAK Board determined to explore strategic alternatives for IIMAK, including a sale or merger of IIMAK. In September 1996, IIMAK retained Smith Barney, as its financial advisor, to assist IIMAK in connection with such a transaction and, at the end of 1996 and the beginning of 1997, discussions were initiated with potential parties to solicit such parties' interest in a possible transaction with IIMAK. During that period, numerous companies signed Confidentiality Agreements and were provided with certain non-public information relating to IIMAK.

     In early 1997, PAXAR began to develop a strategic plan to acquire companies that manufacture supplies for the automatic identification business. As IIMAK was a long-time supplier of thermal transfer ribbons to PAXAR, PAXAR identified IIMAK as a potential acquisition target as a part of PAXAR's overall strategic plan. In February 1997, Arthur Hershaft, Chief Executive Officer of PAXAR, initiated discussions with John W. O'Leary, Chief Executive Officer of IIMAK, regarding PAXAR's possible acquisition of IIMAK. On April 3, 1997, PAXAR executed a Confidentiality Agreement and approximately two weeks later was provided with certain non-public financial and legal information relating to IIMAK. Informal discussions between representatives of PAXAR and IIMAK continued through April and May.

     In May 1997, potential parties, including PAXAR, were each invited to submit a proposal to acquire 100% of the capital stock of IIMAK and were provided with a form of merger agreement to be used to reflect proposed revisions. Such parties were requested, among other things, to specify the amount and form of consideration offered on a per share basis and the proposed timing of a transaction, and to provide a general statement of intent with respect to the plans for future operations of IIMAK, its employees and customers.

     On June 10, 1997, a Special Committee of the Board of Directors of IIMAK (the "Special Committee") was formed to consider the strategic options available to IIMAK. The Special Committee determined that it was advisable to explore the availability of possible alternative transactions. At the June 10 meeting, the Board of IIMAK and the Special Committee reviewed, among other things, the indications of interest received, including PAXAR's indication of interest to acquire 100% of the stock of IIMAK submitted on May 30, 1997. Smith Barney reviewed with the Board of IIMAK certain financial information relating to IIMAK, PAXAR and other potential bidders. Morgan, Lewis & Bockius LLP, IIMAK's legal advisor, reviewed the fiduciary duties of the Board of IIMAK and the role of the Special Committee. In addition, the chief executive officers of certain potential bidders delivered presentations about their companies' businesses and financial strengths and the synergies that could be generated by a merger.

     Also on June 10, 1997, in order to clarify IIMAK's international distribution for potential acquirors, the Board of Directors of IIMAK authorized its Chief Executive Officer and Chief Operating Officer to discuss IIMAK's License Agreement with Fujicopian in light of a possible transaction. IIMAK and Fujicopian met on June 17 and 18, 1997, in Osaka, Japan, and on June 19, 1997, IIMAK signed an amendment to the License Agreement with Fujicopian, which clarified the effect that such a transaction would have on the License Agreement.

     After holding several telephonic meetings in the middle of June to review the terms of the bids submitted, the Special Committee granted PAXAR an exclusive negotiating period on June 26, 1997.

     Between June 27, 1997, and July 15, 1997, representatives of PAXAR and IIMAK and their respective financial advisors and legal counsel were in frequent contact to negotiate the terms of a definitive Merger Agreement, including the price per share, price protection for both parties by way of a collar, and the fee payable to PAXAR if IIMAK accepted an alternative proposal after signing the Merger Agreement. Each party's legal, accounting and financial advisors also continued their due diligence investigations of the other party during that period.

     The PAXAR Board of Directors met on July 11, 1997 with its legal, accounting and financial advisors to consider the terms of the Merger. It reviewed the current operating and financial condition of IIMAK, the history of the negotiations with IIMAK, the terms of the proposed Merger Agreement, the results of the due diligence of PAXAR's legal and financial advisors, and the strategic advantages of an acquisition of IIMAK. Wheat First delivered the presentation described under "-- Opinion of PAXAR Financial Advisor" regarding the financial terms of the proposed Merger, which was confirmed by a written opinion dated July 15, 1997, and responded to questions from the PAXAR Board. Representatives of Arthur Andersen LLP also made a presentation to the PAXAR Board with respect to the financial reports of IIMAK and the treatment of the Merger as a pooling of interests for financial accounting purposes. Snow Becker Krauss P.C., PAXAR's legal advisor, reviewed the negotiations with respect to and the terms of the proposed Merger Agreement. After the foregoing presentations and further discussion by members of the PAXAR Board, the PAXAR Board unanimously approved the Merger at an Exchange Ratio equivalent to a price per share of $24.00, and authorized and directed Mr. Hershaft to continue to negotiate with representatives of IIMAK with respect to the other terms of the Merger. See "-- Recommendation of the Board of Directors of PAXAR; Reasons for the Merger" and "-- Opinion of PAXAR's Financial Advisor."

     On July 11, 1997, the IIMAK Board of Directors and the Special Committee met with its legal and financial advisors to review the status of the negotiations with PAXAR. Smith Barney reviewed with the IIMAK Board the valuation methodologies to be utilized by Smith Barney in connection with its financial analysis of the proposed transaction. Morgan, Lewis & Bockius LLP reviewed the negotiations surrounding the Merger Agreement. The Board directed the Special Committee to continue to negotiate with representa-tives of PAXAR with respect to the terms of the Merger and its legal advisors to continue with their due diligence investigations of PAXAR.

     On July 15, 1997, after further negotiations among the representatives of PAXAR and IIMAK, the completion of each party's respective legal due diligence investigations, and discussions between PAXAR and its bank lenders regarding their consent to the Merger, the parties agreed to an Exchange Ratio equivalent to a purchase price of $24.00 per share, provided that the maximum PAXAR share price used to determine the Exchange Ratio would be $20.00 per share and the lowest PAXAR share price used to determine the Exchange Ratio would be $17.00 per share (before giving effect to PAXAR's Stock Dividend). At a telephonic meeting of the IIMAK Board subsequently held on July 15, 1997, Morgan, Lewis & Bockius LLP reviewed the terms of the Merger Agreement and Smith Barney rendered to the IIMAK Board an oral opinion (subsequently confirmed by delivery of a written opinion dated July 15, 1997) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair from a financial point of view to the holders of IIMAK's Common Stock. See "-- Recommendation of the Board of Directors of IIMAK; Reasons for the Merger" and "-- Opinion of IIMAK's Financial Advisor." After discussion and consideration, the Board of Directors of IIMAK, having received and considered the unanimous recommendation of the Special Committee, unanimously approved the Merger Agreement.

     The Merger Agreement and other transaction documents were executed on July 15, 1997, and at approximately 9:00 p.m. Eastern time on July 15, 1997, the Merger was publicly announced.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF PAXAR; REASONS FOR THE MERGER

     PAXAR is a leading supplier of a broad line of thermal transfer printers and related supplies to apparel, retail and industrial customers worldwide. Its acquisition strategy has been to select profitable companies that provide synergy with its existing operations and are market leaders in their product lines. Recent acquisitions have included apparel label and tag manufacturers in the United Kingdom, Italy, and Brazil and Monarch, a leading supplier of identification and tracking solutions to retail and industrial customers worldwide. PAXAR believes that its acquisition of IIMAK is an important step in building a supplies business to compliment its manufacture of printers and labelers and to capitalize on the growth of the automatic identification and tracking industry. In addition, PAXAR believes that its domestic and international distribution network will be instrumental in expanding sales of IIMAK products.

     THE PAXAR BOARD OF DIRECTORS HAS APPROVED THE TERMS OF THE MERGER AND RECOMMENDS THAT HOLDERS OF PAXAR COMMON STOCK VOTE FOR THE PAXAR SHARE PROPOSAL.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF IIMAK; REASONS FOR THE MERGER

     At its July 15, 1997, meeting, the IIMAK Board of Directors determined that the Merger was fair to and in the best interests of IIMAK and its stockholders. Accordingly, at such meeting, the Board of Directors of IIMAK, having received and considered the unanimous recommendation of the Special Committee, approved the Merger Agreement and directed that the Merger Agreement be submitted to the holders of shares of IIMAK Common Stock for approval and adoption.

     The determinations of the Special Committee and the IIMAK Board to approve the Merger Agreement were based upon consideration of a number of factors. The following list includes the material factors considered by the Special Committee and the IIMAK Board in their evaluations of the Merger and the Merger Agreement:

     - The opportunity for IIMAK stockholders to participate as holders of PAXAR Common Stock, in a larger, more diversified company not dependent on a single technology, of which IIMAK would be a significant part, and to participate in the value that may be generated through the combination of the two companies through their status as stockholders of PAXAR.

     - The Exchange Ratio negotiated with PAXAR, the price protection provided by the collar mechanism and the implied premium over the recent market price of IIMAK Common Stock.

     - The strategic and financial alternatives available to IIMAK, including remaining an independent company, and the other indications of interest received by IIMAK.

     - The historical market prices of shares of IIMAK Common Stock and PAXAR Common Stock, the historical market prices of shares of IIMAK Common Stock compared to the number of shares of PAXAR Common Stock to be received in light of the proposed Exchange Ratio, and the future rates of growth and price to earnings ratios which would be necessary for the market price of IIMAK Common Stock to equal or exceed the market value of PAXAR Common Stock being offered in the Merger.

     - Certain publicly available information with respect to the financial condition and results of operations of PAXAR.

     - The fact that IIMAK's management, based on its customer relationship with PAXAR, was familiar with both the business and management of PAXAR.

     - The synergies between PAXAR and IIMAK, including increased access to distribution channels and international expansion and the ability to work more closely with a printer manufacturer in developing printing solutions.

     - The ability to sell IIMAK ribbons under the PAXAR and Monarch brand names.

     - The potential for enhancement of IIMAK's current product line and increased sales of bar code ribbons to offset the decline in the traditional color desktop business.

     - The financial presentation and written opinion, dated July 15, 1997, of Smith Barney to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair from a financial point of view to holders of IIMAK Common Stock (See "-- Opinion of IIMAK's Financial Advisor").

     - The fact that the Merger was designed to be tax-free to IIMAK's stockholders.

     - The potential impact that PAXAR's acquisition of IIMAK could have on IIMAK's customers and suppliers.

     - The fact that, to the extent required by the fiduciary obligations of the IIMAK Board, as determined by the IIMAK Board after consultation with and based upon the advice of its outside legal counsel, the IIMAK Board may withdraw its recommendation and IIMAK may terminate the Merger Agreement, subject, in certain circumstances, to the payment of a termination fee.

     - The risk factors described in this Joint Proxy Statement/Prospectus under the caption Risk Factors.

     In view of the wide variety of material factors considered in connection with its evaluation of the Merger and the Merger Agreement, the IIMAK Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In making its determination, the IIMAK Board of Directors also considered the risks and likelihood of achieving the results discussed above. For a discussion of the interests of certain members of IIMAK's management and Board of Directors in the Merger, see "-- Interests of Certain Persons in the Merger."

     IIMAK and its advisors insisted upon provisions being included in the Merger Agreement that allow IIMAK, among other things, to consider unsolicited third-party acquisition proposals, negotiate and discuss any such proposals, and terminate the Merger Agreement, subject, in certain circumstances, to the payment of a termination fee, if the Board of Directors of IIMAK were to determine, in the exercise of its fiduciary duties, to recommend an alternative acquisition proposal or to withdraw its recommendation of the Merger Agreement. See "The Merger Agreement -- Termination." Since the execution of the Merger Agreement, IIMAK has not received any unsolicited third-party acquisition proposals.

     THE IIMAK BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF IIMAK COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF PAXAR'S FINANCIAL ADVISOR

     PAXAR retained Wheat First to act as its financial advisor in connection with the Merger and to render an opinion to the PAXAR Board of Directors as to the fairness, from a financial point of view, to the holders of PAXAR Common Stock, of the Exchange Ratio. Wheat First is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Wheat First regularly publishes research reports regarding the product identification industry and the businesses and securities of publicly owned companies in that industry, including PAXAR.

     Representatives of Wheat First attended the meeting of the PAXAR Board of Directors on July 11, 1997, at which the Merger Agreement was considered and approved. At the meeting, Wheat First expressed an oral opinion that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of PAXAR Common Stock. A letter dated July 15, 1997, confirmed the opinion as of that date.

     The full text of Wheat First's opinion, which sets forth certain assumptions made, matters considered and limitations on review undertaken is attached as Annex B to this Joint Proxy Statement/Prospectus. The summary of the opinion of Wheat First set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the opinion itself. No limitations were imposed by the PAXAR Board of Directors upon Wheat First with respect to the investigations made or procedures followed by it in rendering the opinion. Wheat First's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of PAXAR Common Stock and does not constitute a recommendation to any shareholder of PAXAR as to how such shareholder should vote on the PAXAR Share Proposal.

     In arriving at its opinions, Wheat First reviewed certain publicly available business and financial information relating to PAXAR and IIMAK and certain other information provided to it, including the following: (i) PAXAR's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1996, 1995 and 1994; (ii) PAXAR's Quarterly Reports on Form 10-Q and related financial information for the quarters ended March 31, 1997, September 30, 1996, June 30, 1996, and March 31, 1996; (iii) PAXAR's Proxy Statement dated March 31, 1997;
(iv) IIMAK's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended March 31, 1997, 1996, and 1995; (v) IIMAK's Quarterly Reports on Form 10-Q and related financial information for the quarters ended December 31, 1996, October 1, 1996, and July 2, 1996; (vi) IIMAK's Proxy Statement dated August 21, 1996; (vii) certain publicly available information with respect to historical market prices and trading activities for PAXAR Common Stock and IIMAK Common Stock and for certain publicly traded companies that Wheat First deemed relevant; (viii) certain publicly available information with respect to certain industrial companies and the financial terms of certain other mergers and acquisitions that Wheat First deemed relevant; (ix) the Merger Agreement; (x) other financial information concerning the businesses and operations of PAXAR and IIMAK, including certain audited financial information and certain internal financial analyses and forecasts for PAXAR and IIMAK prepared by the senior managements of those companies; and (xi) such financial studies, analyses, inquiries and other matters as Wheat First deemed necessary. In addition, Wheat First met with members of the senior managements of PAXAR and IIMAK to discuss the business and prospects of each company.

     In connection with its review, Wheat First relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly available, including the representations and warranties of PAXAR and IIMAK included in the Merger Agreement, and Wheat First relied upon the managements of PAXAR and IIMAK as to the reasonableness and achievability of their respective financial and operational forecasts and projections, and the assumptions and bases therefor, provided to Wheat First, and assumed that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Wheat First also assumed that the Merger will be consummated in accordance with the terms and conditions of the Merger Agreement in due course without unnecessary delay.

     Additionally, Wheat First considered certain financial and stock market data of PAXAR and IIMAK and compared that data with similar data for certain publicly held industrial companies and considered the financial terms of certain other comparable transactions that recently have been announced or effected, as further discussed below. The Wheat First opinion is necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by Wheat First as of the date thereof.

     In connection with rendering its opinion, Wheat First performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the Exchange Ratio to holders of PAXAR Common Stock was to some extent a subjective one based on the experience and judgment of Wheat First and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Wheat First believes that its analysis must be considered as a whole and that selecting portions of its analysis and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Wheat First's view of the actual value of PAXAR and of IIMAK.

     In performing its analysis, Wheat First made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of PAXAR or IIMAK. The analyses performed by Wheat First are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Wheat First assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to PAXAR.

     Wheat First's opinion was just one of the many factors taken into consideration by the PAXAR Board of Directors in determining to approve the Merger. Wheat First's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for PAXAR, nor does it address the effect of any other business combination in which PAXAR might engage.

     The following is a summary of the analyses performed by Wheat First in connection with its opinion delivered to the PAXAR Board of Directors on July 11, 1997:

     Comparable Acquisitions Analysis: Wheat First performed an analysis of purchase prices in thirty-one industrial and manufacturing transactions announced since 1994. Multiples of revenue, earnings before interest, taxes, depreciation, and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), and net income were compared to the multiples implied by the consideration offered to IIMAK in the Merger.

     The following comparisons of the implied consideration based on the Exchange Ratio offered by PAXAR to IIMAK were based on financial data as of and for the twelve-month period ended March 31, 1997, for IIMAK and the twelve-month reporting period prior to the announcement of each transaction for each acquiree in the selected transactions: (i) an enterprise value over sales multiple of 2.1x versus the median multiple in comparable transactions of 1.6x; (ii) an enterprise value over EBITDA multiple of 8.5x versus the median multiple in comparable transactions of 10.8x; (iii) an enterprise value over EBIT multiple of 12.5x versus the median multiple in comparable transactions of 13.2x; and
(iv) an equity value over net income multiple of 18.3x versus the median multiple in comparable transactions of 20.5x.

     Comparable Companies Analysis: Wheat First performed an analysis of market valuation, as of July 9, 1997, of eight industrial publicly traded companies. The following comparisons were based on financial data as of and for the twelve-month period ended March 31, 1997, for IIMAK and the twelve-month prior reporting periods for each publicly traded company: (i) an enterprise value over sales multiple of 2.1x versus the median multiple of 1.3x; (ii) an enterprise value over EBITDA of 8.5x versus the median multiple of 9.1x; (iii) an enterprise value over EBIT of 12.5x versus the median multiple of 12.2x; and
(iv) an equity value over net income multiple of 18.3x versus the median multiple of 21.6x.

     Discounted Cash Flow Analysis: Using discounted cash flow analysis, Wheat First estimated the present value of the future stream of cash flows that IIMAK could produce over the next five fiscal years, under various circumstances, assuming the company performed in accordance with the earnings forecast of management. Wheat First then estimated the terminal value of IIMAK Common Stock at the end of the period by applying a multiple of 7 times EBITDA projected in fiscal year five. The cash flows and terminal value were then discounted to present values using different discount rates (ranging from 13% to 17%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of IIMAK Stock. The discounted cash flow analysis indicated reference ranges of between $26.69 and $31.60 per share for IIMAK stock.

     Impact Analysis: Wheat First estimated the impact of the transaction to PAXAR's capital structure and 1997 and 1998 estimated earnings per share assuming that the Merger qualifies as a pooling-of-interests for accounting and financial reporting purposes. Utilizing balance sheet data as of March 31, 1997, for PAXAR and May 6, 1997, for IIMAK, net debt divided by total capitalization would decrease from 57.9% to 49.3%. Wheat First noted that the transaction should result in 2.9% accretion to 1997 pro forma estimated earnings per share (the Wheat First Butcher Singer research analyst estimate) before the addition of potential synergies.

     No company or transaction used as a comparison in the above analysis is identical to PAXAR, IIMAK, or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could have affected the public trading of the companies used for comparison in the above analysis.

     The Wheat First opinion is based solely upon the information available to Wheat First and the economic, market and other circumstances as they existed as of July 15, 1997. Events occurring after that date could materially affect the assumptions and conclusions contained in the opinion. Wheat First did not undertake to reaffirm or revise its opinion or otherwise comment on any events occurring after the date thereof.

     As compensation for Wheat First's services, PAXAR has agreed to pay Wheat First a financial advisory fee equal to $600,000 payable as follows: $50,000 in a cash retainer fee and $550,000 upon the date of closing of the Merger. PAXAR has also agreed to reimburse Wheat First for its reasonable out-of-pocket expenses incurred in connection with the activities contemplated by its engagement, regardless of whether the Merger is consummated. PAXAR has further agreed to indemnify Wheat First against certain liabilities under federal securities laws. The payment of the above fees was not contingent upon Wheat First having rendered a favorable opinion with respect to the Merger. The PAXAR Board of Directors selected Wheat First to serve as its financial advisor in connection with the Merger on the basis of Wheat First's expertise. In the ordinary course of its business, Wheat First and its affiliates may actively trade in the equity securities of PAXAR for its account and the accounts of its customers and, therefore, may from time to time hold long or short positions in such securities.

OPINION OF IIMAK'S FINANCIAL ADVISOR

     Smith Barney was retained by IIMAK to act as its financial advisor in connection with the proposed Merger. In connection with such engagement, IIMAK requested that Smith Barney evaluate the fairness, from a financial point of view, to the holders of IIMAK Common Stock of the consideration to be received by such holders in the Merger. Smith Barney has delivered to the Board of Directors of IIMAK a written opinion dated July 15, 1997 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of IIMAK Common Stock.

     In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of IIMAK and certain senior officers and other representatives and advisors of PAXAR concerning the businesses, operations and prospects of IIMAK and PAXAR. Smith Barney examined certain publicly available business and financial information relating to IIMAK and PAXAR as well as certain financial forecasts and other information and data for IIMAK and PAXAR which were provided to or otherwise discussed with Smith Barney by the respective managements of IIMAK and PAXAR, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of IIMAK Common Stock and PAXAR Common Stock; the historical and projected earnings and other operating data of IIMAK and PAXAR; and the capitalization and financial condition of IIMAK and PAXAR. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of IIMAK and PAXAR. Smith Barney also evaluated the potential pro forma financial impact of the Merger on PAXAR. In connection with its engagement, Smith Barney was requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of IIMAK. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Smith Barney, the managements of IIMAK and PAXAR advised Smith Barney that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of IIMAK and PAXAR and the strategic implications and operational benefits anticipated to result from the Merger. Smith Barney assumed, with the consent of the Board of Directors of IIMAK, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. The opinion of Smith Barney, as set forth therein, relates to the relative values of IIMAK and PAXAR. Smith Barney did not express any opinion as to what the value of the PAXAR Common Stock actually will be when issued to IIMAK stockholders pursuant to the Merger or the price at which the PAXAR Common Stock will trade subsequent to the Merger. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of IIMAK or PAXAR nor did Smith Barney make any physical inspection of the properties or assets of IIMAK or PAXAR. Although Smith Barney evaluated the Exchange Ratio from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between IIMAK and PAXAR. No other limitations were imposed by IIMAK on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED JULY 15, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX C AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. THE OPINION OF SMITH BARNEY IS DIRECTED TO THE BOARD OF DIRECTORS OF IIMAK AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE IIMAK SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Smith Barney made numerous assumptions with respect to IIMAK, PAXAR, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of IIMAK and PAXAR. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and analyses were only one of many factors considered by the Board of Directors of IIMAK in its evaluation of the Merger and should not be viewed as determinative of the views of the Board of Directors or management of IIMAK with respect to the Exchange Ratio or the proposed Merger. The financial analyses of Smith Barney were prepared prior to declaration by PAXAR of the Stock Dividend and, accordingly, per share information with respect to PAXAR and references to the Exchange Ratio or historical exchange ratios set forth below in the description of such analyses has not been adjusted to reflect the Stock Dividend.

     Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of IIMAK and the following selected publicly traded companies in the consumable supplies industry: Avery Dennison Corporation; Moore Corporation Limited; Nu-Kote Holding, Inc.; PAXAR; The Reynolds & Reynolds Company; The Standard Register Company; and Wallace Computer Services, Inc. (collectively, the "Selected Companies"). Smith Barney compared market values as multiples of, among other things, estimated calendar 1997 and 1998 net income, and adjusted market values (equity market value, plus debt, less cash) as multiples of, among other things, latest 12 months revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA"). All multiples were based on closing stock prices as of July 11, 1997. Applying a range of selected multiples of estimated calendar 1997 and 1998 net income and latest 12 months revenue and EBITDA for the Selected Companies of 15.3x to 18.7x, 13.1x to 16.0x, 1.2x to 1.4x and 7.6x to 9.2x, respectively, to corresponding financial data for IIMAK resulted in an equity reference range for IIMAK of approximately $19.19 to $23.67 per share, as compared to the equity value implied by the Exchange Ratio of approximately $24.00 per share based on a closing stock price of PAXAR Common Stock on July 11, 1997.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed, among other things, the purchase price and implied transaction value multiples paid in selected transactions in the automatic identification and printer consumable and related industries, consisting of (acquiror/target): Moore Corporation Limited/Peak Technologies Group, Inc.; Western Atlas Inc./ Norand Corporation; PAXAR/Monarch Marking Systems, Inc.; Dynatech Corporation/Itronix Corp. (Telxon Corporation); PSC Inc./Data Capture Group; CCL Industries, Inc./Avery Dennison Corporation (Label Division); Odessey Partners and PAXAR/Monarch Marking Systems, Inc.; BancTec, Inc./Recognition International Inc.; and Cookson Group plc/MPM Enterprises (collectively, the "Selected Transactions"). Smith Barney compared the purchase prices in the Selected Transactions as multiples of, among other things, latest 12 months net income and transaction values as multiples of latest 12 months revenues, EBITDA and earnings before interest and taxes ("EBIT"). All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. Applying a range of selected multiples (excluding outliers) for the Selected Transactions of latest 12 months net income, revenues, EBITDA and EBIT of 17.2x to 21.0x, 1.0x to 1.2x, 7.7x to 9.5x, and 11.1x to 13.5x, respectively, to corresponding financial data for IIMAK resulted in an equity reference range for IIMAK of approximately $18.95 to $23.46 per share, as compared to the equity value implied by the Exchange Ratio of approximately $24.00 per share based on a closing stock price of PAXAR Common Stock on July 11, 1997.

     No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to IIMAK, PAXAR or the Merger.

Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Contribution Analysis. Smith Barney analyzed the respective contributions of IIMAK and PAXAR to the estimated net income, revenue, EBITDA and EBIT of the combined company for fiscal years 1997 and 1998 based, in the case of IIMAK, on internal estimates of the management of IIMAK and, in the case of PAXAR, on estimates of selected investment banking firms. This analysis indicated that (i) in fiscal year 1997, IIMAK would contribute approximately 27.1% of net income, 19.1% of revenue, 24.9% of EBITDA and 23.2% of EBIT, and PAXAR would contribute approximately 72.9% of net income, 80.9% of revenue, 75.1% of EBITDA and 76.8% of EBIT, of the combined company and (ii) in fiscal year 1998, IIMAK would contribute approximately 25.6% of net income, 17.4% of revenue, 23.2% of EBITDA and 21.6% of EBIT, and PAXAR would contribute approximately 74.4% of net income, 82.6% of revenue, 76.8% of EBITDA and 78.4% of EBIT, of the combined company. Based on the Exchange Ratio, current stockholders of IIMAK and PAXAR would own approximately 27.7% and 72.3%, respectively, of the equity value of the combined company upon consummation of the Merger, and IIMAK and PAXAR would constitute approximately 22.9% and 77.1%, respectively, of the enterprise value of the combined company.

     Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of IIMAK for calendar years 1997 through 2001, based on internal estimates of the management of IIMAK. The stand-alone discounted cash flow analysis of IIMAK was determined by (i) adding
(x) the present value of projected free cash flows over the five-year period from 1997 to 2001 and (y) the present value of IIMAK's estimated terminal value in year 2001 and (ii) subtracting the current net debt of IIMAK. The range of estimated terminal values for IIMAK at the end of the five-year period was calculated by applying terminal value multiples ranging from 8.0x to 9.5x to IIMAK's projected 2001 EBITDA, representing IIMAK's estimated value beyond the year 2001. The cash flows and terminal values of IIMAK were discounted to present value using discount rates ranging from 10% to 14%. Utilizing such terminal multiples and discount rates, this analysis resulted in an equity reference range for IIMAK of approximately $20.45 to $28.32 per share, as compared to the equity value implied by the Exchange Ratio of approximately $24.00 per share based on a closing stock price of PAXAR Common Stock on July 11, 1997.

     Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ("EPS") of PAXAR for fiscal years 1997 through 1999 and relative to IIMAK's EPS on a stand-alone basis based, in the case of PAXAR, on estimates of selected investment banking firms and, in the case of IIMAK, on internal estimates of the management of IIMAK. The results of the pro forma merger analysis suggested that the Merger could be accretive in fiscal years 1997 through 1999 to PAXAR's EPS and accretive to IIMAK's EPS relative to IIMAK's EPS on a stand-alone basis, in each case after giving effect to certain cost savings and other potential synergies anticipated by the managements of IIMAK and PAXAR to result from the Merger. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Exchange Ratio Analysis. Smith Barney compared the Exchange Ratio with the historical ratio of the daily closing prices of IIMAK Common Stock and PAXAR Common Stock over the one-month and three-month periods ending July 11, 1997. The average exchange ratios during such periods were 0.886 and 0.890, respectively, as compared to the Exchange Ratio of 1.284.

     Premium Analysis. Smith Barney analyzed the implied premium payable in the Merger and the premiums paid in approximately 213 selected merger of equals transactions based on, among other things, stock prices four weeks prior to announcement of such transactions. Applying a range of selected premiums for these transactions of 35% to 45% to the closing stock price of IIMAK Common Stock on June 13, 1997 (approximately four weeks prior to public announcement of the Merger) resulted in an equity reference range for IIMAK of approximately $23.29 to $25.01 per share, as compared to the equity value implied by the Exchange Ratio of approximately $24.00 per share based on a closing stock price of PAXAR Common Stock on July 11, 1997. The trading range of IIMAK Common Stock over the three-month period prior to public announcement of the Merger was between approximately $14.75 and $19.63 per share.

     Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) indications of interests received from third parties other than PAXAR; (ii) IIMAK's and PAXAR's historical and projected financial results; (iii) the history of trading prices and volume for IIMAK Common Stock and PAXAR Common Stock; (iv) the relative contributions of IIMAK's business segments to IIMAK's 1997 EBITDA; and (v) selected published analysts' reports on IIMAK and PAXAR, including analysts' earnings estimates with respect to IIMAK and PAXAR.

     Pursuant to the terms of Smith Barney's engagement, IIMAK has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee based on a percentage of the total consideration (including debt assumed) payable in the Merger. It is currently estimated that such fee will be approximately $2.1 million. IIMAK has also agreed to reimburse Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised IIMAK that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of IIMAK and PAXAR for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided investment banking services to IIMAK unrelated to the proposed Merger, for which services Smith Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with IIMAK and PAXAR.

     Smith Barney is an internationally recognized investment banking firm and was selected by IIMAK based on its experience, expertise and familiarity with IIMAK and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the IIMAK Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, IIMAK stockholders should be aware that certain members of IIMAK management and the IIMAK Board of Directors at the time of the approval of the Merger Agreement had, and currently have, certain interests which present them with conflicts of interest in connection with their recommendation of the approval of the Merger Agreement to IIMAK's stockholders.

     At the Effective Time, in accordance with existing agreements, any unvested options to purchase IIMAK Common Stock issued under the IIMAK Stock Option Plans will vest and become immediately exercisable. In addition, all restrictions on the sale of shares of IIMAK Common Stock issued to IIMAK directors under the 1993 Outside Director Stock Option and Restricted Stock Plan will lapse at the Effective Time in accordance with existing agreements. See "-- Effect on Stock Option and Employee Benefits Plans" and "Stock Ownership of Management and Certain Beneficial Owners of IIMAK."

     The Merger Agreement provides that IIMAK will, to the fullest extent permitted under applicable law or under IIMAK's Certificate or By-Laws and regardless of whether the Merger becomes effective, and, after the Effective Time, PAXAR and the Surviving Corporation will, to the fullest extent permitted under applicable law or the Surviving Corporation's Certificate of Incorporation or By-Laws as in effect at the Effective Time, indemnify and hold harmless, each present and former director, officer or employee of IIMAK and its subsidiaries, against any losses, claims, damages, costs or expenses (including attorneys' fees), judgments, fines, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the Merger Agreement, or otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in IIMAK's Certificate or By-Laws or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case for a period of six years after the date of the Merger Agreement. The Merger Agreement provides that PAXAR and the Surviving Corporation will honor and fulfill the obligations of IIMAK under indemnification agreements with IIMAK's directors and officers existing at or before the date of the Merger Agreement. The Merger Agreement further provides that for six years after the Effective Time PAXAR will cause the Surviving Corporation to maintain directors' and officers' liability insurance policies covering those persons who are currently covered by the IIMAK's directors' and officers' liability insurance policy on terms comparable to those now applicable to directors and officers of IIMAK. See "The Merger Agreement -- Additional Agreements -- Indemnification and Insurance."

     Effective in 1996, IIMAK entered into Continuity Agreements with nine officers providing for minimum salaries, bonuses as determined by the Compensation Committee of IIMAK's Board, and employee benefits pursuant to any plans and arrangements from time to time in effect. Each of such Continuity Agreements also provides that, in the event of termination of employment for a reason other than cause or disability occurring within 36 months after a change in control of IIMAK, as defined in the Continuity Agreements, the officer is entitled to the payment of: (i) an amount equal to three times his highest annualized base salary plus three times the highest bonus paid to such officer at any time during the five years preceding termination and (ii) employee benefits for 36 months following termination. The officer is also entitled to
(i) and (ii) in the event he leaves within 36 months after a change in control for "good reason," including, among other things, changes in his duties or responsibilities, relocation of IIMAK's offices, or the failure of the acquiring company to continue a material compensation or benefit plan. Payments to Messrs. O'Leary, Marshall and Drennan are to be made in a lump sum upon termination. Payments to the other officers are to be made in equal installments over the 36 months following termination, subject to offset for salary, bonus or benefit payments made by a subsequent employer within such 36-month period. Each of IIMAK's officers has acknowledged that the consummation of the Merger, in and of itself, does not constitute good reason for terminating his or her employment under the Continuity Agreement.

     In November 1991, IIMAK entered into a Restricted Stock Agreement with John
W. O'Leary, IIMAK's President and Chief Executive Officer, pursuant to which IIMAK issued Mr. O'Leary 79,000 shares of IIMAK Common Stock, subject to his continued employment by IIMAK. Under the Restricted Stock Agreement, each share was deemed to have a value of $5.00 at the time of issuance, and if, at the time a share is sold, it does not appreciate at a cumulative annual rate of 22% until Mr. O'Leary's 65th birthday and at a cumulative annual rate of 12% thereafter, IIMAK will pay him the difference between the sale price and the guaranteed price. The right can be assigned to Mr. O'Leary's spouse, if he predeceases her. Assuming a fair market value of IIMAK Common Stock of $24.00 per share at the Effective Time of the Merger, IIMAK would not have to make any payments to Mr. O'Leary under the Restricted Stock Agreement if he were to sell any of the shares he received thereunder at that time. The restrictions on Mr. O'Leary's right to sell 39,500 shares lapsed on January 1, 1996, and the restrictions on his right to sell 7,900 shares lapsed January 1, 1997. The restrictions on 7,900 additional shares will lapse each January 1 thereafter through January 1, 2001. At the Effective Time of the Merger, however, all restrictions on Mr. O'Leary's right to sell shares of IIMAK Common Stock under the Restricted Stock Agreement upon termination of his employment by IIMAK for any reason will lapse.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Snow Becker Krauss P.C., counsel to PAXAR, the following are the material United States federal income tax consequences of the Merger to the holders of IIMAK Common Stock. The discussion is general in nature, is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice, is for general informational purposes only and is not tax advice. Counsel's opinion is subject to assumptions and qualifications concerning the accuracy of certain representations of IIMAK and PAXAR and the intentions of IIMAK's stockholders at the Effective Time of the Merger and, unlike a ruling from the Internal Revenue Service (the "IRS"), is not binding on the IRS. Accordingly, there can be no assurance that the IRS will not take a position contrary to one or more of the positions described below, or that such positions would be upheld by the courts if challenged by the IRS. No ruling from the IRS has been or will be sought with respect to any aspect of the Merger. Furthermore, such counsel's opinion is based on current law and legislative, judicial or administrative changes or interpretations might occur in the future that would alter or modify the discussion herein.

     Subject to the qualifications set forth below, the material United States federal income tax consequences of the Merger are as follows:

          1. No gain or loss will be recognized by an IIMAK stockholder upon the conversion of his or her IIMAK Common Stock into PAXAR Common Stock, except that an IIMAK stockholder who receives cash proceeds in lieu of a fractional share interest in PAXAR Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest. Such gain or loss will constitute capital gain or loss if such stockholder's IIMAK Common Stock is held as a capital asset at the Effective Time and there will be preferential tax treatment for individuals if they have held their IIMAK Common Stock for more than one year at the Effective Time.

          2. The tax basis of the PAXAR Common Stock received by an IIMAK stockholder will be the same as such stockholder's tax basis in the IIMAK Common Stock surrendered in exchange therefor, decreased by the tax basis allocated to any fractional share interest exchanged for cash.

          3. The holding period of the PAXAR Common Stock received by an IIMAK stockholder will include the period during which the IIMAK Common Stock surrendered in exchange therefor was held (provided that such IIMAK Common Stock was held by such IIMAK stockholder as a capital asset at the Effective Time).

          4. No gain or loss will be recognized by IIMAK, PAXAR or Merger Sub as a result of the Merger.

     Certain noncorporate IIMAK stockholders may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share interest in PAXAR Common Stock. Backup withholding will not apply, however, to a stockholder who (i) furnishes a correct taxpayer identification number ("TIN") and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the Transmittal Letter, (ii) provides a certificate of foreign status on Form W-8, or (iii) is otherwise exempt from backup withholding. A stockholder who fails to provide the correct TIN on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

     Each IIMAK stockholder will be required to retain records and file with such holder's U.S. federal income tax return a statement setting forth certain facts relating to the Merger.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER IIMAK STOCKHOLDERS SHOULD VOTE IN FAVOR OF THE IIMAK MERGER PROPOSAL OR WHETHER PAXAR SHAREHOLDERS SHOULD VOTE IN FAVOR OF THE PAXAR SHARE PROPOSAL AND PAXAR OPTION PROPOSAL. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR IIMAK STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN UNITED STATES FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, FINANCIAL INSTITUTIONS, INSURANCE COMPANIES, CERTAIN RETIREMENT PLANS, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND STOCKHOLDERS WHO ACQUIRED IIMAK COMMON STOCK PURSUANT TO THE EXERCISE OF IIMAK OPTIONS OR OTHERWISE AS COMPENSATION, AND DOES NOT ADDRESS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF IIMAK OPTIONS OR WARRANTS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO

CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. IIMAK STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of PAXAR and IIMAK will be carried forward to the combined corporation at their recorded amounts, subject to any adjustments required to conform the accounting policies of the two companies; income of the combined corporation will include income of PAXAR and IIMAK for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation.

     The Merger Agreement provides that a condition to the consummation of the Merger is the receipt of letters from each of Arthur Andersen LLP and KPMG Peat Marwick LLP, independent public accountants of PAXAR and IIMAK, respectively, confirming that PAXAR and IIMAK respectively, will qualify for "pooling of interests" accounting treatment.

EFFECT ON STOCK OPTION AND EMPLOYEE BENEFITS PLANS

     At the Effective Time, each then outstanding option to purchase IIMAK Common Stock granted under the IIMAK Stock Option Plans will be deemed assumed by PAXAR and will be deemed to constitute a fully vested option to acquire, on the same terms and conditions as were applicable under such option prior to the Effective Time, the number of shares of PAXAR Common Stock which such option holder would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (without regard to vesting requirements) at a price per share equal to (x) the aggregate exercise price for IIMAK Common Stock otherwise purchasable pursuant to such option divided by (y) the number of shares of PAXAR Common Stock deemed purchasable pursuant to such option. See "The Merger Agreement -- Terms of the Merger -- Stock Options and Warrants." As of September 19, 1997, there were outstanding options to acquire 1,066,297 shares of IIMAK Common Stock under the 1990 Incentive Plan, 148,871 shares of IIMAK Common Stock under the 1984 Stock Plan, and options to acquire 26,200 shares of IIMAK Common Stock under the 1993 Outside Director Stock Option and Restricted Stock Plan. At the Effective Time, any unvested options to purchase IIMAK Common Stock issued under the IIMAK Stock Option Plans will vest and become immediately exercisable.

     The Merger Agreement provides for PAXAR to maintain certain IIMAK benefit programs. See "-- Interests of Certain Persons in the Merger" and "The Merger Agreement -- Additional Agreements -- Employment and Benefit Matters."

CERTAIN LEGAL MATTERS

     Pursuant to the requirements of the HSR Act, PAXAR and IIMAK each filed a Notification and Report Form for review under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice and have each received a notice of early termination of the applicable waiting period under the HSR Act. The expiration of the waiting period applicable to the Merger under the HSR Act is a condition to the consummation of the Merger.

     Neither PAXAR nor IIMAK believes that it is required to make any additional governmental filings in the United States, other than the Certificate of Merger, with respect to the Merger. Consummation of the Merger is conditioned upon, among other things, the absence of any preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction which prohibits or restricts the consummation of the Merger.

RESALE OF PAXAR AND IIMAK COMMON STOCK

     All PAXAR Common Stock issued in connection with the Merger will be freely transferable, except that any PAXAR Common Stock received by persons who are deemed to be "affiliates" of IIMAK or PAXAR for purposes of Rule 145 under the Securities Act at the time of the IIMAK Special Meeting or the PAXAR Special Meeting, respectively, may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of IIMAK, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of PAXAR, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of IIMAK or PAXAR generally include individuals or entities that control, are controlled by, or are under common control with, such corporation and may include certain officers and directors of such corporation as well as principal stockholders of such corporation.

     Affiliates of IIMAK or PAXAR may not sell their shares of PAXAR Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 (or Rule 144 under the Securities Act in the case of persons who are or become affiliates of PAXAR) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time an affiliate (together with certain related persons) would be entitled to sell shares of PAXAR Common Stock acquired in connection with the Merger only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of PAXAR Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only remain available, however, to affiliates if PAXAR remained current with its informational filings with the Commission under the Exchange Act. One year after the Effective Time, a person who was an affiliate of IIMAK at the time of the IIMAK Special Meeting would be able to sell shares of PAXAR Common Stock acquired in the Merger without such manner of sale or volume limitations provided that PAXAR was current with its Exchange Act informational filings and such person was not then an affiliate of PAXAR. Two years after the Effective Time, a person who was an affiliate of IIMAK at the time of the IIMAK Special Meeting would be able to sell such shares of PAXAR Common Stock acquired in the Merger without any restrictions so long as such person had not been an affiliate of PAXAR for at least three months prior thereto.

     In addition, persons who are affiliates of PAXAR or IIMAK for purposes of Rule 145 under the Securities Act at the time of the PAXAR Special Meeting or the IIMAK Special Meeting, respectively, may be deemed to be affiliates of PAXAR or IIMAK for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

     In order to help assure compliance with Rule 145 under the Securities Act and treatment of the Merger as a pooling of interests, each of PAXAR and IIMAK has agreed to use its best efforts to cause each of its affiliates to deliver, on or prior to the date which is 30 days prior to the Effective Time, an agreement providing that such affiliate will not transfer (i) any PAXAR Common Stock received in the Merger except in compliance with the Securities Act and
(ii) any securities of IIMAK or PAXAR in the period beginning 30 days immediately preceding the Effective Time and ending at such time as results covering at least 30 days of combined operations of IIMAK and PAXAR have been published by PAXAR.

STOCK EXCHANGE LISTING

     It is a condition to the consummation of the Merger that the shares of PAXAR Common Stock to be issued in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance.

DIVIDENDS

     Neither PAXAR nor IIMAK has paid cash dividends, and PAXAR does not expect to pay cash dividends in the foreseeable future. Consistent with past practice, the PAXAR Board of Directors declared the Stock Dividend on August 7, 1997, and it is the current intention of the PAXAR Board of Directors to continue to declare stock dividends from time to time as it deems appropriate. Future dividends will be determined by PAXAR's Board of Directors in light of PAXAR's earnings and financial condition, the price of PAXAR Common Stock, and other factors. See "Comparative Per Share Prices and Dividends."

APPRAISAL RIGHTS

     Holders of IIMAK Common Stock are not entitled to dissenters' appraisal rights under Delaware law in connection with the Merger because the IIMAK Common Stock was listed on the Nasdaq National Market on the Record Date for the IIMAK Special Meeting and the shares of PAXAR Common Stock that such holders will be entitled to receive in the Merger will be listed on the NYSE at the Effective Time. Holders of PAXAR Common Stock are not entitled to dissenters' appraisal rights under New York law in connection with the Merger, because PAXAR is not a constituent corporation in the Merger.

FEES AND EXPENSES

     The Merger Agreement requires IIMAK to pay PAXAR the Fee if the Merger Agreement is terminated under certain circumstances. See "The Merger Agreement -- Termination."

     Except for the Fee, each of PAXAR and IIMAK will pay its own expenses in connection with the Merger.

                             PAXAR OPTION PROPOSAL

     PAXAR's shareholders approved the PAXAR 1997 Incentive Stock Option Plan (the "1997 Plan"), which authorizes the grant of options to purchase an aggregate of 1,875,000 shares of PAXAR Common Stock, at PAXAR's 1997 Annual Meeting of Shareholders on April 24, 1997. A description of the terms and conditions of the 1997 Plan is hereby incorporated by reference to the Proxy Statement for PAXAR's 1997 Annual Meeting of Shareholders, dated March 31, 1997. No options have been granted under the 1997 Plan. No shares of PAXAR Common Stock are available for the grant of options under PAXAR's 1990 Employee Stock Option Plan (the "1990 Plan").

     As of September 19, 1997, options to purchase an aggregate of 1,241,368 shares of IIMAK Common Stock were outstanding under the IIMAK Stock Option Plans. At the Maximum Exchange Ratio, such options would be exchanged at the Effective Time for options to purchase an aggregate of 2,191,014 shares of PAXAR Common Stock, which exceeds the number of shares of PAXAR Common Stock available for the grant of options under the 1997 Plan and the 1990 Plan. Therefore, the number of shares of PAXAR Common Stock available for grants of options under the 1997 Plan has to be increased to enable PAXAR to satisfy its obligations under the Merger Agreement. PAXAR believes that adding 3,125,000 shares of PAXAR Common Stock to the 1997 Plan would make an adequate number of shares available for future grants of options under the 1997 Plan after options to purchase IIMAK Common Stock are exchanged for options to purchase PAXAR Common Stock under the Merger Agreement.

     Approval of the PAXAR Option Proposal is conditioned upon shareholder approval of the PAXAR Share Proposal and consummation of the Merger. If the PAXAR Share Proposal is not approved or the Merger is not consummated, the PAXAR Option Proposal will not become effective.

     THE PAXAR BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF PAXAR COMMON STOCK VOTE FOR THE PAXAR OPTION PROPOSAL.

                            PAXAR AMENDMENT PROPOSAL

     The Company is presently authorized to issue 100,000,000 shares of PAXAR Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share ("PAXAR Preferred Stock"). As of the PAXAR Record Date, of the 100,000,000 shares of Common Stock authorized, approximately 35,828,442 shares were issued and outstanding, and approximately 2,380,518 shares of Common Stock were reserved for issuance under the 1990 Plan. If the PAXAR Option Proposal is approved, an additional 5,000,000 shares of PAXAR Common Stock will be reserved for issuance. In addition, assuming the Maximum Exchange Ratio, at the Effective Time of the Merger, approximately 16,977,332 shares of PAXAR Common Stock will be issued or reserved for issuance upon the conversion of shares of IIMAK Common Stock into PAXAR Common Stock and the exchange of options to purchase IIMAK Common Stock for options to purchase PAXAR Common Stock in accordance with the terms of the Merger Agreement. Accordingly, after the Effective time of the Merger, fewer than 40,000,000 shares of PAXAR Common Stock will be available for issuance by PAXAR. There are no shares of PAXAR Preferred Stock currently outstanding.

     PAXAR's Board of Directors has adopted a resolution to amend, subject to shareholder approval, PAXAR's Certificate of Incorporation to authorize an additional 100,000,000 shares of PAXAR Common Stock. A copy of the proposed Certificate of Amendment to the Certificate of Incorporation, in substantially the form to be filed with the Secretary of State of the State of New York, is attached hereto as Annex D, and incorporated herein by reference. All shareholders are urged to carefully review the Certificate of Amendment.

     The 100,000,000 additional shares of PAXAR Common Stock to be authorized would be available to PAXAR for stock dividends or splits should the Board of Directors decide that it would be desirable, in light of market conditions then prevailing, to broaden the public ownership of, and to enhance the market for, the shares of PAXAR Common Stock. Additional shares of PAXAR Common Stock would also provide needed flexibility for future financial and capital requirements so that proper advantage could be taken of propitious market conditions and possible business acquisitions. The additional shares would be available for issuance for these and other purposes, subject to the laws of the State of New York and the rules of the NYSE, at the discretion of PAXAR's Board of Directors without, in most cases, the delays and expenses attendant to obtaining further shareholder approval. To the extent required by New York law or the rules of the NYSE, shareholder approval will be solicited in the event shares of stock are to be issued in connection with a merger. PAXAR has no current plans to issue any of the additional shares of PAXAR Common Stock to be authorized under the proposed amendment to PAXAR's Certificate.

     Although PAXAR's Board of Directors does not deem the proposed amendment to the PAXAR Certificate to be an anti-takeover proposal, the ability to issue additional shares of Common Stock could also be used to discourage hostile takeover attempts of PAXAR. The additional shares could be privately placed, thereby diluting the stock ownership of persons seeking to obtain control of PAXAR. The PAXAR Certificate currently provides for the affirmative vote of not less than 80% of the outstanding voting stock, as defined therein, to approve or authorize certain business combinations. Moreover, PAXAR's officers and directors currently beneficially own approximately 20.23% of PAXAR's Common Stock. Accordingly, even if the proposed increase in the number of authorized shares of Common Stock is deemed to be an anti-takeover proposal, PAXAR's officers and directors may have the ability to affect the disposition of any matter to be acted upon irrespective of the number of authorized shares of PAXAR Common Stock available for issuance.

     Approval of the PAXAR Amendment Proposal is not conditioned upon approval of the PAXAR Share Proposal or the PAXAR Option Proposal.

     THE PAXAR BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF PAXAR COMMON STOCK VOTE FOR THE PAXAR AMENDMENT PROPOSAL.

                              THE MERGER AGREEMENT

     The description of the Merger Agreement contained in this Joint Proxy Statement/Prospectus, while containing all material provisions of the Merger Agreement, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

TERMS OF THE MERGER

     The Merger. At the Effective Time and subject to and upon the terms and conditions of the Merger Agreement and the DGCL, Merger Sub will be merged with and into IIMAK, the separate corporate existence of Merger Sub will cease, and IIMAK will continue as the Surviving Corporation and a wholly-owned subsidiary of PAXAR.

     Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, the Merger will be consummated by filing a certificate of merger, together with any required related certificates, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The time of such filing is referred to as the "Effective Time."

     Certificate of Incorporation and By-Laws. The Merger Agreement provides that the Certificate of Incorporation of IIMAK, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation, and the By-Laws of IIMAK, as in effect immediately prior to the Effective Time, will be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, such Certificate of Incorporation and such By-Laws.

     Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of IIMAK immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     Conversion of IIMAK Common Stock in the Merger. At the Effective Time, each share of IIMAK Common Stock (a "IIMAK Share") issued and outstanding immediately prior to the Effective Time (excluding shares referred to in the following paragraph) will be converted into the right to receive shares of validly issued, fully paid and nonassessable shares ("PAXAR Shares") of PAXAR Common Stock equal to the Exchange Ratio. The Exchange Ratio will be determined by dividing $24.00 by the average closing price on the NYSE of PAXAR Common Stock for the 20 consecutive trading days ending with the second trading day immediately preceding the Effective Time. The Exchange Ratio will be rounded to three decimal places and may not be less than 1.200 nor more than 1.412 (before giving effect to the Stock Dividend). Cash will be paid to IIMAK stockholders in lieu of fractional shares of PAXAR Common Stock and for any dividends or other distributions to which such holders are entitled. See "-- Terms of Merger -- Fractional Shares" and "-- Exchange of Certificates."

     Each share of IIMAK Common Stock held in the treasury of IIMAK immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired without payment of any consideration therefor and cease to exist.

  Stock Options and Warrants.

     (i) At the Effective Time, each outstanding option to purchase IIMAK Common Stock (a "Stock Option") granted under the IIMAK Stock Option Plans, whether vested or unvested, and each outstanding warrant to purchase IIMAK Common Stock (a "Warrant") will be deemed assumed by PAXAR and deemed to constitute a right to acquire, on terms and conditions no less favorable as were applicable under such Stock Option or Warrant prior to the Effective Time, the number (rounded to the nearest whole number) of PAXAR Shares as the holder of such Stock Option or Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option or Warrant in full immediately prior to the Effective Time (not taking into account whether or not such Stock Option or Warrant was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for IIMAK Common Stock otherwise purchasable pursuant to such Stock Option or Warrant divided by (y) the number of PAXAR Shares deemed purchasable pursuant to such Stock Option or Warrant.

     (ii) As soon as practicable after the Effective Time, PAXAR has agreed to deliver to each holder of an outstanding Stock Option or Warrant an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option or Warrant will continue in effect on the same terms and conditions (including antidilution provisions).

     (iii) PAXAR has agreed to take all corporate action necessary to reserve for issuance a sufficient number of PAXAR Shares for delivery pursuant to the conversion of Stock Options and Warrants as described above.


     (iv) Subject to any applicable limitations under the Securities Act, PAXAR will either (A) file a Registration Statement on Form S-8 (or any successor form), effective as of the Effective Time, with respect to the shares of PAXAR Common Stock issuable upon exercise of the Stock Options, or (B) file any necessary amendments to IIMAK's previously-filed Registration Statement(s) on Form S-8 in order that PAXAR will be deemed a "successor registrant" thereunder, and in either event, PAXAR shall maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as PAXAR maintains the effectiveness of any registration statements on Form S-8 with respect to any shares of PAXAR Common Stock issuable under its stock option plans.


     Adjustments to Exchange Ratio. The Exchange Ratio will be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into PAXAR Common Stock or IIMAK Common Stock), reorganization, recapitalization or other like change with respect to PAXAR Common Stock or IIMAK Common Stock occurring after the date of the Merger Agreement and prior to the Effective Time.

     Fractional Shares. No certificates or scrip representing less than one PAXAR Share will be issued in connection with the Merger. In lieu of any such fractional share, each holder of a certificate or certificates representing IIMAK Shares ("Certificates") who would otherwise have been entitled to a fraction of a PAXAR Share upon surrender of Certificates for exchange will be paid upon such surrender cash equal to the product of (i) such fraction, multiplied by (ii) the closing price per share on the NYSE of PAXAR Common Stock as reported in the Eastern Edition of the Wall Street Journal on the trading date prior to the date on which the Effective Time occurs.

EXCHANGE OF CERTIFICATES

     Exchange Agent. At or prior to the Effective Time, PAXAR shall supply, or shall cause to be supplied, to or for the account of the Exchange Agent, in trust for the benefit of the holders of IIMAK Common Stock, for exchange in accordance with the Merger Agreement, through the Exchange Agent, certificates evidencing the PAXAR Shares issuable in exchange for outstanding IIMAK Shares. PAXAR will make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares and any dividends and distributions.

     Exchange Procedures. As soon as reasonably practicable after the Effective Time, PAXAR will instruct the Exchange Agent to mail to each holder of record of IIMAK Common Stock a letter of transmittal and instructions to effect the surrender of the certificates representing IIMAK Common Stock in exchange for certificates evidencing PAXAR Common Stock. Upon surrender of a certificate representing IIMAK Common Stock for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will be entitled to receive in exchange therefor (i) certificates evidencing that number of whole PAXAR Shares which such holder has the right to receive in the Merger, (ii) any dividends or other distributions on the shares of PAXAR Common Stock which such holder is entitled to receive, and (iii) cash in respect of fractional shares of PAXAR Common Stock (the PAXAR Shares, dividends, distributions and cash being, collectively, the "Merger Consideration"), and the certificate representing IIMAK Common Stock so surrendered will forthwith be canceled. In the event of a transfer of ownership of IIMAK Shares that is not registered in the transfer records of IIMAK as of the Effective Time, PAXAR Shares, dividends and distributions with respect thereto and any cash payable in lieu of fractional shares may be issued and paid to a transferee if the certificate evidencing such IIMAK Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented shares of IIMAK Common Stock will be deemed from and after the Effective Time, for all corporate purposes (other than payment of dividends and subject to the provisions described below under "-- Exchange of Certificates -- No Liability, Escheat and Withholding"), to evidence the ownership of the number of full PAXAR Shares into which such IIMAK Shares shall have been so converted.

     Distributions With Respect to Unexchanged IIMAK Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to PAXAR Common Stock with a record date after the Effective Time will be paid to the holder of an unsurrendered certificate representing shares of IIMAK Common Stock with respect to the shares of PAXAR Common Stock they are entitled to receive until the holder of such certificate shall surrender such certificate. Subject to applicable law and the provisions described below under "-- Exchange of Certificates -- No Liability, Escheat and Withholding," following surrender of any certificate representing shares of IIMAK Common Stock, there will be paid to the record holder of the certificates representing whole shares of PAXAR Common Stock issued in exchange therefor, without interest, at the time of surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of PAXAR Common Stock.

     Transfers of Ownership. If any certificate for shares of PAXAR Common Stock is to be issued in a name other than that in which the certificate representing shares of IIMAK Common Stock surrendered in exchange therefor is registered, it will be a condition of the issuance that the certificate surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to PAXAR or any designated agent any transfer or other taxes required by reason of the issuance of a certificate for shares of PAXAR Common Stock in any name other than that of the registered holder of the certificate surrendered, or have established to the satisfaction of PAXAR or any designated agent that such tax has been paid or is not payable.

     No Liability, Escheat and Withholding. At any time following one year after the Effective Time, PAXAR will be entitled to require the Exchange Agent to deliver to PAXAR any Merger Consideration that has been made available to the Exchange Agent by or on behalf of PAXAR and has not been disbursed to holders of certificates representing shares of IIMAK Common Stock, and thereafter such holders will be entitled to look to PAXAR only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of such certificates. Notwithstanding the foregoing, neither PAXAR, Merger Sub nor IIMAK will be liable to any holder of IIMAK Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. PAXAR or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any IIMAK stockholder such amounts as PAXAR or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law.

     Lost, Stolen or Destroyed Certificates. If any certificates representing shares of IIMAK Common Stock have been lost, stolen or destroyed, the Exchange Agent will issue certificates representing the shares of PAXAR Common Stock and pay any distributions with respect thereto and any cash payable in lieu of fractional shares in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the owner of such certificates and delivery of a bond in a reasonable sum as indemnity against any claim that may be made against PAXAR or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO IIMAK STOCKHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE TIME AS TO THE

METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF IIMAK COMMON STOCK. IIMAK STOCKHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO THE EXCHANGE AGENT OR IIMAK PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties made by IIMAK, in respect of itself and its subsidiaries, in favor of PAXAR and Merger Sub, and made by PAXAR and Merger Sub, in respect of PAXAR and its subsidiaries, in favor of IIMAK, relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) corporate organization, standing, qualification and similar corporate matters, except where failure to be so qualified or in good standing does not have a Material Adverse Effect (as defined below); (ii) the absence of violation of provisions of charter documents; (iii) capitalization;
(iv) the authorization, execution, delivery and enforceability of the Merger Agreement; (v) no breach or default of certain material agreements; (vi) the absence of conflict of the Merger Agreement with charter documents, laws or agreements and the absence of the need for consents for the execution and delivery of the Merger Agreement except for certain filings specified in the Merger Agreement and except where the failure to obtain such consents does not have a Material Adverse Effect; (vii) the absence of conflict with, default under or violation of agreements and laws, except as do not have a Material Adverse Effect, and the holding of permits necessary for the conduct of business, and the compliance with such permits, except where failure to comply does not have a Material Adverse Effect; (viii) the filing of all forms, reports and other documents required to be filed with the Commission, the compliance of such forms, reports and documents with the Securities Act or the Exchange Act, the absence of material misstatements or omissions in the information contained therein, and the fair presentation of the financial statements contained therein in accordance with generally accepted accounting principles; (ix) conduct of business in the ordinary course and the absence of certain changes or events (except as contemplated by the Merger Agreement) since the close of the most recent fiscal year of IIMAK or PAXAR, respectively, including the absence of the occurrence of a Material Adverse Effect; (x) the absence of undisclosed liabilities, except those for which provision has been made in IIMAK's March 31, 1997 balance sheet or PAXAR's March 31, 1997 balance sheet, were incurred in the ordinary course of business and not required to be reflected on such balance sheet of IIMAK or PAXAR, which were incurred since March 31, 1997 in the ordinary course of business consistent with past practice, which were incurred in connection with the Merger Agreement, or which do not have a Material Adverse Effect; (xi) the absence of pending litigation or known threatened litigation that constitutes a Material Adverse Effect; (xii) compliance with laws applicable to employee benefit plans (made only by IIMAK); (xiii) labor matters and claims known or threatened which have a Material Adverse Effect; (xiv) the accuracy of information supplied for inclusion in the Registration Statement and this Joint Proxy Statement/Prospectus; (xv) clear title to property and valid leases, except the existence of a defect which does not have a Material Adverse Effect ; (xvi) payment of taxes and certain other tax matters, except where non-payment does not have a Material Adverse Effect; (xvii) compliance with environmental laws, except where noncompliance does not have a Material Adverse Effect; (xviii) ownership and rights to use material intellectual property, and absence of certain restrictions with respect to intellectual property, except such restrictions which do not have a Material Adverse Effect; (xix) relationships or transactions with affiliates; (xx) the absence of certain distribution agreements; (xxi) maintenance of insurance; (xxii) the absence of actions that could affect the ability of PAXAR to account for the business combination to be effected by the Merger as a pooling of interests; (xxiii) the receipt of fairness opinions of the parties' respective financial advisors;
(xxiv) brokers, finders and investment bankers; (xxv) employment agreements and change in control payments (made only by IIMAK); (xxvi) employee benefit plans (made only by IIMAK); and (xxvii) the ownership of Merger Sub (made only by PAXAR).

     "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is materially adverse to the business, assets (including intangible assets), financial condition, results of operations or prospects of IIMAK and its subsidiaries or PAXAR and its subsidiaries, as the case may be, in each case taken as a whole, or (b) delays or prevents the consummation of the transactions contemplated by the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

     Conduct of Business by IIMAK. The Merger Agreement provides that, prior to the Effective Time, unless PAXAR otherwise agrees in writing, IIMAK will conduct its business and cause the businesses of its subsidiaries to be conducted only in the ordinary course of business and in a manner consistent with past practice; and IIMAK will use all reasonable efforts to preserve substantially intact the business organization of IIMAK and its subsidiaries, to keep available the services of the present officers, employees and consultants of IIMAK and its subsidiaries and to preserve the present relationships of IIMAK and its subsidiaries with customers, suppliers and other persons with which IIMAK or any of its subsidiaries has significant business relations. Except as contemplated by the Merger Agreement, neither IIMAK nor any of its subsidiaries, without the prior written consent of PAXAR, will:

          (i) amend or otherwise change the IIMAK Certificate or By-Laws or similar organizational documents of any of its subsidiaries;

          (ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in IIMAK, any of its subsidiaries (except for (i) the issuance of shares of IIMAK Common Stock issuable pursuant to Stock Options which were granted under the IIMAK Stock Option Plans and were outstanding on the date of the Merger Agreement, (ii) grants of Stock Options under the IIMAK Stock Option Plans for the purchase of a maximum of 25,000 shares of IIMAK Common Stock granted to certain individuals and (iii)the issuance of shares of IIMAK Common Stock issuable pursuant to the Warrants);

          (iii) sell, pledge, dispose of or encumber any assets of IIMAK or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $250,000 in the aggregate);

          (iv) (1) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of IIMAK may declare and pay a dividend to its parent, (2) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities or property in respect of, in lieu of or in substitution for shares of its capital stock, or (3) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of IIMAK Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of IIMAK Common Stock, or provide that upon the exercise or conversion of any such option, warrant or right the holder thereof shall receive cash;

          (v) (1) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division (subject to certain exceptions); (2) except in the ordinary course of business, incur or assume any indebtedness for borrowed money or which has been incurred or assumed in connection with the acquisition of assets, in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), but excluding all payments in respect thereof that are required to be made within one year from the date of any determination of such indebtedness to the extent the obligation to make such payments constitutes a current liability of the obligor under GAAP, or incur rentals payable under capitalized leases, guaranty such indebtedness or rentals or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, make any loans or advances; (3) except in the ordinary course of business, make any loans or advances to any person (other than IIMAK or any of its wholly-owned subsidiaries); (4) enter into or amend any material contract or agreement (subject to certain exceptions); (5) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $5 Million for IIMAK and its subsidiaries taken as a whole; or (6) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by the foregoing;

          (vi) (1) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of IIMAK or its subsidiaries who are not officers of IIMAK in the ordinary course of business; (2) grant any severance or termination pay to or enter into any employment or severance agreement with any director, officer or other employee of IIMAK or any of its subsidiaries; or (3) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

          (vii) except as may be required as a result of a change in law or in generally accepted accounting principles, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

          (viii) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

          (ix) pay, discharge or satisfy any claims, liabilities or obligations, whether absolute, accrued, asserted or unasserted, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in IIMAK's financial statements contained in reports filed prior to the date of the Merger Agreement with the Commission or incurred in the ordinary course of business; or

          (x) take, or agree to take, any of the foregoing actions.

     No Solicitation by IIMAK. The Merger Agreement provides that IIMAK will not, directly or indirectly, through any officer, director, employee, representative or agent of IIMAK or any of its subsidiaries, (i) solicit, initiate or encourage any inquiries or proposals regarding any merger, sale of substantial assets, sale of more than 1% of the outstanding shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving IIMAK other than the Merger (the foregoing being referred to as "Acquisition Proposals"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal. However, the Board of Directors of IIMAK is not (i) prevented from considering, negotiating, discussing, approving and recommending to the stockholders of IIMAK a bona fide Acquisition Proposal not solicited in violation of the Merger Agreement, provided the Board of Directors of IIMAK determines in good faith that it is required to do so in order to discharge properly its fiduciary duties or (ii) prohibited from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

     Under the Merger Agreement, unless otherwise required under the fiduciary duties of the directors of IIMAK, IIMAK is required to promptly notify PAXAR after receipt of any Acquisition Proposal, or any material modification of or amendment to any Acquisition Proposal, in connection with an Acquisition Proposal by any person or entity that informs the Board of Directors of IIMAK or such subsidiary that it is considering making an Acquisition Proposal. Such notice shall indicate the name of the person making such Acquisition Proposal, the terms and conditions thereof and IIMAK's intended response, and IIMAK will provide PAXAR with copies of any communications in response thereto. Additionally, IIMAK will not waive any provision of any standstill agreements between IIMAK and any person, except to the extent any such waiver is, as advised by counsel, required by the fiduciary duties of the directors of IIMAK.

     If the Board of Directors of IIMAK receives a request for nonpublic information by a person who makes or indicates that he is considering making a bona fide Acquisition Proposal, and the Board of Directors determines in good faith that it is required to cause IIMAK to provide such information in order to discharge properly the directors' fiduciary duties, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement, IIMAK may provide such person with access to information regarding IIMAK.

     Conduct of Business by PAXAR. The Merger Agreement provides that, prior to the Effective Time, unless IIMAK otherwise agrees in writing, PAXAR will conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business, and PAXAR shall use all reasonable efforts to preserve substantially intact the business organization of PAXAR and its subsidiaries, to keep available all services of the present officers, employees and consultants of PAXAR and its subsidiaries and to preserve the present relationships of PAXAR and its subsidiaries with customers, suppliers and other persons with which PAXAR or any of its subsidiaries has significant business relations. Except as contemplated by the Merger Agreement, neither PAXAR nor any of its subsidiaries, without the prior written consent of IIMAK, which may not be unreasonably withheld, will:

          (a) amend or otherwise change the PAXAR Certificate or By-Laws or similar organizational documents of any of its subsidiaries.

          (b) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, other than regular dividends consistent with past practice and except that a wholly-owned subsidiary of PAXAR may declare and pay a dividend to its parent;

          (c) take or agree in writing or otherwise to take any action described above.

ADDITIONAL AGREEMENTS

     HSR Act; Etc. The Merger Agreement provides that, as promptly as practicable after the date of the Merger Agreement, IIMAK and PAXAR will file notifications under and in accordance with the HSR Act and the legal requirements of any foreign jurisdictions requiring notification in connection with the Merger and the transactions contemplated by the Merger Agreement. IIMAK and PAXAR are required to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority (foreign or domestic) in connection with antitrust matters and otherwise use their best efforts to cause the waiting period under the HSR Act to expire or be terminated.

     Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of the Merger Agreement, IIMAK and PAXAR are required to prepare and file with the SEC preliminary proxy materials that will constitute the Joint Proxy Statement/Prospectus and the Registration Statement of PAXAR with respect to the PAXAR Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by IIMAK and PAXAR of all information required to be contained therein, IIMAK and PAXAR are required to file with the SEC a combined proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate) relating to the approval of the IIMAK Merger Proposal by the stockholders of IIMAK and the approval of the PAXAR Share Proposal by the shareholders of PAXAR and will use all reasonable efforts to cause the Registration Statement to become effective, and to mail the Joint Proxy Statement/Prospectus to their respective shareholders, as soon thereafter as practicable.

     Stockholders' Meetings. Unless otherwise required under the applicable fiduciary duties of the respective directors of IIMAK and PAXAR, IIMAK and PAXAR will call and hold their respective stockholders' meetings as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the IIMAK Merger Proposal in the case of IIMAK's stockholders, and the PAXAR Share Proposal, in the case of PAXAR's shareholders, and PAXAR and IIMAK will use their best efforts to hold the stockholders meetings on the same day (and at the same time of such day) and as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the respective directors of IIMAK and PAXAR, as determined by such directors in good faith after consultation with and based upon the written advice of their respective outside legal counsel, IIMAK and PAXAR shall (i) recommend approval of the transactions contemplated by the Merger Agreement by the stockholders of IIMAK and PAXAR, respectively, and include in the Joint Proxy Statement/Prospectus such recommendation and (ii) use all reasonable efforts to solicit from their respective stockholders proxies in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby or approval of the issuance of PAXAR Common Stock in the Merger, as the case may be, and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

     Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), IIMAK and PAXAR will each (and will cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, IIMAK and PAXAR each will (and will cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either IIMAK or PAXAR may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality letters, dated April 3, 1997 and July 8, 1997 (the "Confidentiality Letters"), between PAXAR and IIMAK.

     Consents; Approvals. IIMAK and PAXAR will each use all reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders including, without limitation, all United States and foreign governmental and regulatory rulings and approvals, and IIMAK and PAXAR will make all filings (including without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of the Merger Agreement and the consummation by them of the transactions contemplated thereby, in each case, as promptly as practicable. IIMAK and PAXAR will furnish promptly all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement or any application or other governmental filing (both United States and foreign) required in connection with the transactions contemplated by the Merger Agreement.

     Affiliate Agreements. Each of PAXAR and IIMAK will use its best efforts to cause each of its affiliates to deliver, on or prior to the date which is 30 days prior to the Effective Time, an agreement (an "Affiliate Agreement") providing that (i) such affiliate will not transfer any PAXAR Common Stock received in the Merger except in compliance with the Securities Act and (ii) from 30 days immediately preceding the Effective Time until after such time as results covering at least 30 days of combined operations of IIMAK and PAXAR have been published by PAXAR, such affiliate will not transfer any securities of IIMAK or PAXAR.

     Indemnification and Insurance. The Merger Agreement provides that the By-Laws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the By-Laws of IIMAK, which will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of IIMAK, unless such modification is required by law.

     The Merger Agreement provides that, to the fullest extent permitted under applicable law or under the IIMAK Certificate or By-Laws and regardless of whether the Merger becomes effective, IIMAK will indemnify and hold harmless, and after the Effective Time, PAXAR and the Surviving Corporation will, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws as in effect at the Effective Time, indemnify and hold harmless, each present and former director, officer or employee of IIMAK or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the Merger Agreement, or otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the IIMAK Certificate or By-

Laws or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case for a period of six years after the date of the Merger Agreement. The Merger Agreement also provides that PAXAR and the Surviving Corporation will honor and fulfill in all respects the obligations of IIMAK pursuant to indemnification agreements with the Company's directors and officers existing at or before the date of the Merger Agreement. Those indemnification agreements provide that the Surviving Corporation (i) shall indemnify such officers or directors for all losses and reasonable expenses, excluding fines, that are not covered under the directors' and officers' liability insurance maintained by the Surviving Corporation, and that arise from any claim or claims asserted against such officers or directors for certain covered acts, as defined in the indemnification agreements, and (ii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that the Surviving Corporation shall have no obligation to indemnify such officers or directors for any loss or expense arising from certain excluded claims, as defined in the indemnification agreements.

     For a period of six years after the Effective Time, PAXAR will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by IIMAK's directors' and officers' liability insurance policy (a copy of which has been made available to PAXAR) on terms comparable to those now applicable to directors and officers of IIMAK.

     Employment and Benefit Matters. For a period of not less than one year following the Effective Time, PAXAR and the Surviving Corporation will cause the employees of the Surviving Corporation to continue to participate in the benefit programs in which they participate immediately prior to the Effective Time (each such program being referred to as a "Benefit Plan") or, to the extent such continued participation is not practicable, then such employees will be eligible to participate in comparable plans or programs of PAXAR. To the extent that service is relevant for purposes of eligibility, participation, vesting or benefit accrual under any such employee benefit plan or program, IIMAK employees will be credited for service accrued or deemed accrued with the Company prior to the Effective Time, provided that such crediting of service does not result in the duplication of benefits or any unintended windfall with respect to the accrual of benefits.

     Notification of Certain Matters. IIMAK and PAXAR will each give the other prompt notice of the occurrence of any event that would be likely to cause any representation or warranty of the notifying party contained in the Merger Agreement to be materially untrue or inaccurate, or any failure of the notifying party materially to comply with or satisfy any covenant, condition or agreement in the Merger Agreement.

     Further Action; Tax Treatment. Each of the parties to the Merger Agreement agrees to use all reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under the Merger Agreement. Each of PAXAR, Merger Sub and IIMAK will use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

     Public Announcements. PAXAR and IIMAK have agreed to consult with each other before issuing any press release and will not issue any press release or make any public statement with respect to the Merger or the Merger Agreement without the prior consent of the other party, which consent will not be unreasonably withheld, except as required by law or the regulations of the NYSE or the Nasdaq Stock Market, as the case may be.

     Conveyance Taxes. PAXAR and IIMAK will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes that become payable in connection with the transactions contemplated under the Merger Agreement that are required or permitted to be filed at or before the Effective Time. PAXAR or the Surviving

Corporation will pay any such taxes imposed in connection with, and the transactions contemplated by, the Merger.

     NYSE and NASDAQ Listing; Listing of PAXAR Shares. PAXAR and IIMAK will each use its best efforts to continue the listing of PAXAR Common Stock and IIMAK Common Stock on the NYSE and the Nasdaq Stock Market, respectively, during the term of the Merger Agreement. PAXAR shall use its best efforts to cause the PAXAR Shares to be issued in the Merger to be approved for listing, upon official notice of issuance, on the NYSE.

     Accountant's Letters. Upon reasonable notice from the other, IIMAK or PAXAR will use their respective best efforts to cause KPMG Peat Marwick LLP or Arthur Andersen LLP, respectively, to deliver to PAXAR or IIMAK, as the case may be, a letter, dated within 2 business days of the effective date of the Registration Statement covering such matters as are requested by PAXAR or IIMAK, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

     Pooling Accounting Treatment. Each of PAXAR and IIMAK agrees not to take any action that to its knowledge could reasonably be expected to adversely affect the ability of PAXAR to treat the Merger as a pooling of interests, and each of PAXAR and IIMAK agrees to take such action as may be reasonably required to negate the impact of any past actions which to its knowledge could reasonably be expected to adversely impact the ability of PAXAR to treat the Merger as a pooling of interests.

     Guarantee of Merger Sub Obligations. PAXAR guarantees the full and punctual performance by Merger Sub of all of Merger Sub's obligations under the Merger Agreement.

CONDITIONS TO THE MERGER

     Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (i) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of this Joint Proxy Statement/Prospectus shall have been initiated or threatened by the Commission.

          (ii) Stockholder Approval. The IIMAK Merger Proposal shall have been approved and adopted by the requisite vote of the stockholders of IIMAK, and the PAXAR Share Proposal shall have been approved by the requisite vote of the shareholders of PAXAR.

          (iii) HSR Act, Etc. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and any requirements of other foreign jurisdictions applicable to the consummation of the Merger shall have been satisfied unless the failure of such requirements of other foreign jurisdictions to be satisfied does not constitute a Material Adverse Effect in respect of either IIMAK and its subsidiaries or PAXAR and its subsidiaries.

          (iv) Consents; Approvals. All consents, waivers, approvals, authorizations or orders of third parties to the consummation of the Merger and the other transactions contemplated by the Merger Agreement shall have been obtained, except for those that, if not obtained, do not have a Material Adverse Effect.

          (v) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger.

          (vi) Blue Sky Laws. All material permits and other authorizations necessary under the Blue Sky Laws to issue shares of PAXAR Common Stock pursuant to the Merger shall have been obtained.

          (viii) Bank Consents. PAXAR shall have received the consent to the Merger of its principal bank lenders as well as the consent of a lender in connection with an industrial development bond loan.

          (vii) Listing. The shares of PAXAR Common Stock issuable in the Merger shall have been approved for listing on the NYSE upon official notice of issuance.

     Additional Conditions to Obligations of PAXAR and Merger Sub. The obligations of PAXAR and Merger Sub to effect the Merger are also subject to the following conditions:

          (i) Representations and Warranties. The representations and warranties of IIMAK contained in the Merger Agreement shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time, except for (1) changes contemplated by the Merger Agreement, and (2) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and PAXAR and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the President of IIMAK.

          (ii) Agreements and Covenants. IIMAK shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the Effective Time, and PAXAR and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the President of IIMAK.

          (iii) Opinion of Counsel. PAXAR shall have received a written opinion from Morgan, Lewis & Bockius LLP, counsel to IIMAK, in form and substance reasonably satisfactory to PAXAR.

          (iv) Opinion of Accountants. PAXAR shall have received an opinion of each of KPMG Peat Marwick LLP and Arthur Andersen LLP, independent public accountants, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with the Merger Agreement.

          (v) Affiliate Agreements. PAXAR shall have received an Affiliate Agreement from each person who is identified in a letter delivered by IIMAK as an "affiliate" of IIMAK and such Affiliate Agreement shall be in full force and effect.

     Additional Conditions to Obligation of IIMAK. The obligation of IIMAK to effect the Merger is also subject to the following conditions:

          (i) Representations and Warranties. The representations and warranties of PAXAR and Merger Sub contained in the Merger Agreement shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time, except for (1) changes contemplated by the Merger Agreement, and (2) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and IIMAK shall have received a certificate to such effect signed by the Chief Executive Officer and the President of PAXAR.

          (ii) Agreements and Covenants. PAXAR and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them at or prior to the Effective Time, and IIMAK shall have received a certificate to such effect signed by the Chief Executive Officer and the President of PAXAR.

          (iii) Opinions of Counsel. IIMAK shall have received a written opinion of Snow Becker Krauss P.C., counsel to PAXAR, in form and substance reasonably satisfactory to IIMAK.

          (iv) Opinion of Accountants. IIMAK shall have received a copy of the opinions of KPMG Peat Marwick LLP and Arthur Andersen LLP, independent public accounts, regarding pooling of interest accounting treatment referred to above under "-- Conditions to the Merger -- Additional Conditions to Obligations of PAXAR and Merger Sub -- Opinion of Accountants."

          (v) Affiliate Agreements. IIMAK shall have received an Affiliate Agreement from each person who is identified in a letter delivered by PAXAR as an "affiliate" of PAXAR, and such Affiliate Agreement shall be in full force and effect.

TERMINATION

     Conditions to Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of IIMAK or PAXAR:

          (i) by mutual written consent duly authorized by the Boards of Directors of PAXAR and IIMAK; or

          (ii) by either PAXAR or IIMAK if the Merger shall not have been consummated by December 31, 1997 (provided that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

          (iii) by either PAXAR or IIMAK if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that such right to terminate the Merger Agreement shall not be available to any party who has not complied with its obligations described above under "-- Additional Agreements -- Further Action; Tax Treatment" and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

          (iv) (A) by PAXAR, if the requisite vote of the stockholders of IIMAK shall not have been obtained at a duly held meeting of such stockholders or any adjournment thereof by December 31, 1997 or (B) by IIMAK, if the requisite vote of the stockholders of PAXAR shall not have been obtained at a duly held meeting of such stockholders or any adjournment thereof by December 31, 1997; or

          (v) by PAXAR or IIMAK, if: (A) the Board of Directors of IIMAK shall withdraw, modify or change its approval or recommendation of the Merger Agreement or the Merger in a manner materially adverse to PAXAR or shall have resolved to do so in accordance with the provisions described above under "-- Additional Agreements -- Stockholders Meetings"; (B) the Board of Directors of IIMAK shall have recommended to the stockholders of IIMAK an Alternative Transaction (as defined below); or (C) a tender offer or exchange offer for 50% or more of the outstanding shares of IIMAK Common Stock is commenced (other than by PAXAR or an affiliate of PAXAR) and the Board of Directors of IIMAK recommends that the stockholders of IIMAK tender their shares in such tender or exchange offer; or

          (vi) by IIMAK, if the Board of Directors of PAXAR shall withdraw, modify or change its approval or recommendation of the Merger Agreement or the Merger in a manner materially adverse to IIMAK or shall have resolved to do so in accordance with the provisions described above under "-- Additional Agreements -- Stockholders Meetings" or

          (vii) by IIMAK, if there has been (A) a material misrepresentation or breach of warranty in the representations and warranties made by PAXAR or Merger Sub, (B) a material default in the performance of an agreement made by PAXAR or Merger Sub as described under "-- Conduct of Business Pending the Merger" or " Additional Agreements" or (C) an intentional material misstatement or omission in this Joint Proxy Statement/Prospectus or the Registration Statement by PAXAR, that in each such case cannot be cured at or prior to the Effective Time; or

          (viii) by PAXAR if there has been (A) a material misrepresentation or breach of warranty in the representations and warranties made by IIMAK, (B) a material default in the performance of an agreement made by IIMAK as described under "-- Conduct of Business Pending the Merger" or "-- Additional Agreements" or (C) an intentional material misstatement or omission in this Joint Proxy

     Statement/Prospectus or the Registration Statement by IIMAK, that in each such case cannot be cured at or prior to the Effective Time.

     As used in the Merger Agreement, "Alternative Transaction" means any of (1) a transaction or series of transactions pursuant to which any person (or group of persons) other than PAXAR or its subsidiaries or any of its affiliates (a "Third Party") acquires or would acquire more than 50% of the outstanding shares of IIMAK Common Stock, whether from IIMAK or pursuant to a tender offer or exchange offer or otherwise, (2) any acquisition or proposed acquisition of IIMAK or any of its subsidiaries by a merger or other business combination (including any so-called "merger of equals" and whether or not IIMAK or any of its subsidiaries is the entity surviving any such merger or business combination) or (3) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of IIMAK and any entity surviving any merger or business combination including any of them) of IIMAK or any of its subsidiaries having a fair market value equal to more than 50% of the fair market value of all the assets of IIMAK and its subsidiaries, taken as a whole, immediately prior to such transaction.

     Effect of Termination. In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void and there will be no liability on the part of any party thereto or any of its affiliates, directors, officers or stockholders except (1) as otherwise set forth under "-- Termination -- Fees and Expenses" below, and (2) nothing in the Merger Agreement will relieve any party from liability for any breach thereof occurring prior to termination, provided that if IIMAK is required to pay the fee described under "-- Termination -- Fees and Expenses", IIMAK will have no other liability to PAXAR or Merger Sub and will be relieved of any and all other liabilities for any breach of the Merger Agreement occurring prior to termination. The Confidentiality Letters will survive termination of the Merger Agreement as set forth therein.

  Fees and Expenses.

     Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

     The Merger Agreement requires IIMAK to pay PAXAR the Fee if:

          (i) The Merger Agreement is terminated by PAXAR or IIMAK on the basis described under clause (v) of " Termination -- Conditions to Termination" above; or

          (ii) All of the following events have occurred:

             (A) a bona fide Alternative Transaction is publicly commenced, publicly disclosed, publicly proposed or publicly communicated to IIMAK at any time on or after the date of the Merger Agreement and on or prior to the date of the IIMAK Special Meeting (including the last date on which any adjourned session thereof is reconvened); and

             (B) either PAXAR or IIMAK terminates the Merger Agreement pursuant to the section of the Merger Agreement described under clause (ii) of "-- Termination -- Conditions to Termination" above or PAXAR terminates the Merger Agreement pursuant to the section of the Merger Agreement described under clause (iv)(A) of "-- Termination -- Conditions to Termination" above if, in the case of termination under either such clause, the requisite vote for approval and adoption of the Merger Agreement by the stockholders of IIMAK shall not have been obtained by December 31, 1997; and

             (C) thereafter on or prior to the first anniversary of the date of termination, (1) such Alternative Transaction is consummated or (B) there is consummated any transaction, whether or not commenced, publicly disclosed, publicly proposed or communicated to IIMAK prior to such termination, that would constitute an Alternative Transaction; or

          (iii) PAXAR terminates the Merger Agreement as described under clause
     (ii) of "-- Termination -- Conditions to Termination" and the Merger shall not have been consummated by December 31, 1997 as a result of the failure of IIMAK to fulfill its obligations under the Merger Agreement; or

          (iv) PAXAR terminates the Merger Agreement as described under clause
     (iii) of "-- Termination -- Conditions to Termination" and the failure of IIMAK to comply with its obligations described under "-- Additional Agreements -- Further Action; Tax Treatment" materially contributed to the issuance of any order, decree or ruling or the taking of any action referred to in clause (iii).

     IIMAK will not be required to pay the Fee to PAXAR if, immediately prior to the termination of the Merger Agreement, PAXAR was in material breach of its obligations under the Merger Agreement.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended in writing by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, provided that after approval of the Merger by the stockholders of IIMAK, no amendment may be made which by law requires further approval by such stockholders without such further approval.

     At any time prior to the Effective Time, any party to the Merger Agreement may, with respect to any other party, extend the time for the performance of any of the obligations or other acts, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                OTHER AGREEMENTS

     The descriptions of the Continuity Agreements between IIMAK and its executive officers, the Restricted Stock Agreement between IIMAK and John W. O'Leary, its President and Chief Executive Officer, and the Affiliate Agreements contained in this Joint Proxy Statement/Prospectus, while containing all material provisions of such agreements, do not purport to be complete and are qualified in their entirety by reference to such agreements, which are either filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part or incorporated by reference into such Registration Statement.

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS

                                     PAXAR

     PAXAR Common Stock is listed and traded on the NYSE. The following table sets forth the high and low sales prices per share of PAXAR Common Stock as reported on the NYSE Composite Transactions Tape:

                                                                       PAXAR COMMON
                                                                         STOCK(1)
                                                                     -----------------
                                                                      HIGH       LOW
                                                                     ------     ------
        Calendar 1994
          First quarter............................................  $ 6.50     $ 5.06
          Second quarter...........................................  $ 6.00     $ 5.06
          Third quarter............................................  $ 5.81     $ 5.56
          Fourth quarter...........................................  $ 6.13     $ 5.00

        Calendar 1995:
          First quarter............................................  $ 6.50     $ 4.94
          Second quarter...........................................  $10.25     $ 6.25
          Third quarter............................................  $10.31     $ 7.44
          Fourth quarter...........................................  $ 9.81     $ 7.31

        Calendar 1996:
          First quarter............................................  $10.63     $ 7.13
          Second quarter...........................................  $11.81     $ 9.81
          Third quarter............................................  $13.63     $12.00
          Fourth quarter...........................................  $15.00     $12.44

        Calendar 1997:
          First quarter............................................  $16.81     $13.13
          Second quarter...........................................  $16.25     $14.25
          Third quarter (through September 19).....................  $21.06     $13.65

---------------
(1) The sales prices have been adjusted to give effect to the Stock Dividend, as well as 25% stock dividends issued in each of 1994, 1995 and 1996. PAXAR did not pay cash dividends in any of those years.

     On July 15, 1997, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of PAXAR Common Stock as reported on the NYSE Composite Transactions Tape was $14.9375. On September 19, 1997, the closing price per share of PAXAR Common Stock as reported on the NYSE Composite Transactions Tape was $20.63. Shareholders are urged to obtain current market quotations.

                                     IIMAK

     IIMAK Common Stock is listed and traded on the NASDAQ National Market. The following table sets forth the high and low sales prices per share of IIMAK Common Stock for the calendar quarters presented below:

                                                                       IIMAK COMMON
                                                                           STOCK
                                                                     -----------------
                                                                      HIGH       LOW
                                                                     ------     ------
        Calendar 1994:
          First quarter............................................  $20.25     $15.25
          Second quarter...........................................  $20.25     $15.00
          Third quarter............................................  $25.00     $18.50
          Fourth quarter...........................................  $33.75     $21.88

        Calendar 1995:
          First quarter............................................  $30.50     $25.25
          Second quarter...........................................  $29.25     $21.75
          Third quarter............................................  $27.38     $18.00
          Fourth quarter...........................................  $28.50     $19.94

        Calendar 1996:
          First quarter............................................  $26.00     $16.25
          Second quarter...........................................  $24.00     $16.25
          Third quarter............................................  $24.50     $20.00
          Fourth quarter...........................................  $26.00     $21.25

        Calendar 1997:
          First quarter............................................  $24.00     $14.75
          Second quarter...........................................  $19.00     $14.25
          Third Quarter (through September 19).....................  $31.00     $15.88

     On July 15, 1997, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of IIMAK Common Stock as reported on the Nasdaq National Market was $16.50. On September 19, 1997, the closing price per share of IIMAK Common Stock as reported on the Nasdaq National Market was $30.06. Stockholders are urged to obtain current market quotations.

POST-MERGER DIVIDEND POLICY

     It is the current intention of the Board of Directors of PAXAR to declare stock dividends on the PAXAR Common Stock consistent with prior practice. Shareholders should note that future dividends will be determined by PAXAR's Board of Directors in light of PAXAR's earnings and financial condition, the price of PAXAR Common Stock and other factors.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined financial statements assume a business combination between PAXAR and IIMAK accounted for on a pooling-of-interests basis and are based on each company's respective historical audited and unaudited consolidated financial statements and notes thereto, which are incorporated herein by reference. The selected historical data for 1996 and 1997 reflects the historical results of PAXAR adjusted to include the results of Monarch as if Monarch had been acquired on January 1, 1996. The unaudited pro forma condensed combined balance sheet combines PAXAR's and IIMAK's consolidated condensed balance sheets as of June 30, 1997, giving effect to the Merger as if it had occurred on June 30, 1997.

     The unaudited pro forma combined condensed statements of income combine PAXAR's historical results for the six months ended June 30, 1997, and the years ended December 31, 1996, 1995 and 1994, with IIMAK's historical results for the six months ended June 30, 1997, and the years ended March 31, 1997, 1996 and 1995, respectively, giving effect to the Merger as if it had occurred on January 1, 1994.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or the future financial position of PAXAR.

                                PAXAR AND IIMAK

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          YEAR ENDED DECEMBER 31, 1996
                                        -----------------------------------------------------------------
                                              PAXAR                               PRO FORMA        PRO
                                        DECEMBER 31, 1996         IIMAK          ADJUSTMENTS      FORMA
                                               (3)            MARCH 31, 1997        (1C)         COMBINED
                                        -----------------     --------------     -----------     --------
Sales.................................      $ 479,073            $106,894          $(7,341)      $578,626
Cost of sales.........................        285,606              75,737           (7,220)       354,123
                                             --------            --------           ------       --------
Gross profit..........................        193,467              31,157             (121)       224,503
Selling, general & administrative.....        143,639              13,216                         156,855
                                             --------            --------           ------       --------
Operating income......................         49,828              17,941             (121)        67,648
Interest expense, net.................         20,529                 562                          21,091
                                             --------            --------           ------       --------
Income before income taxes............         29,299              17,379             (121)        46,557
Taxes on income.......................          9,607               6,083              (40)        15,650
                                             --------            --------           ------       --------
Net income............................      $  19,692            $ 11,296          $   (81)      $ 30,907
                                             ========            ========           ======       ========
Weighted average shares outstanding...         36,736               8,967                          50,187
Earnings per share....................      $    0.54            $   1.26                        $   0.62

                                                          YEAR ENDED DECEMBER 31, 1995
                                        -----------------------------------------------------------------
                                                                                  PRO FORMA        PRO
                                              PAXAR               IIMAK          ADJUSTMENTS      FORMA
                                        DECEMBER 31, 1995     MARCH 31, 1996        (1C)         COMBINED
                                        -----------------     --------------     -----------     --------
Sales.................................      $ 201,436            $ 88,448          $  (513)      $289,371
Cost of sales.........................        128,412              62,253             (513)       190,152
                                             --------             -------             ----       --------
Gross profit..........................         73,024              26,195                          99,219
Selling, general & administrative.....         49,887              10,924                          60,811
                                             --------             -------             ----       --------
Operating income......................         23,137              15,271                          38,408
Equity in net income of affiliate.....           (592)                 --                            (592)
Interest expense, net.................          1,628                  35                           1,663
                                             --------             -------             ----       --------
Income before income taxes............         22,101              15,236                          37,337
Taxes on income.......................          6,392               5,333                          11,725
                                             --------             -------             ----       --------
Net income............................      $  15,709            $  9,903          $             $ 25,612
                                             ========             =======             ====       ========
Weighted average shares outstanding...         35,035               9,224                          48,871
Earnings per share....................      $    0.45            $   1.07                        $   0.52

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                                PAXAR AND IIMAK

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          YEAR ENDED DECEMBER 31, 1994
                                        -----------------------------------------------------------------
                                                                                  PRO FORMA        PRO
                                              PAXAR               IIMAK          ADJUSTMENTS      FORMA
                                        DECEMBER 31, 1994     MARCH 31, 1995        (1C)         COMBINED
                                        -----------------     --------------     -----------     --------
Sales.................................      $ 166,612            $ 85,477          $  (424)      $251,665
Cost of sales.........................        107,393              59,968             (424)       166,937
                                             --------             -------             ----       --------
Gross profit..........................         59,219              25,509                          84,728
Selling, general & administrative.....         41,238               9,572                          50,810
                                             --------             -------             ----       --------
Operating income......................         17,981              15,937                          33,918
Interest expense (income), net........            921                (143)                            778
                                             --------             -------             ----       --------
Income before income taxes............         17,060              16,080                          33,140
Taxes on income.......................          5,459               6,110                          11,569
                                             --------             -------             ----       --------
Net income............................      $  11,601            $  9,970          $             $ 21,571
                                             ========             =======             ====       ========
Weighted average shares outstanding...         34,279               9,093                          47,918
Earnings per share....................      $    0.34            $   1.10                        $   0.45

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                                PAXAR AND IIMAK

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        SIX MONTHS ENDED JUNE 30, 1997
                                           --------------------------------------------------------
                                                                                             PRO
                                                                          PRO FORMA         FORMA
                                           PAXAR(3)(4)      IIMAK      ADJUSTMENTS(1C)     COMBINED
                                           -----------     -------     ---------------     --------
Sales....................................   $ 254,475      $54,075         $(4,150)        $304,400
Cost of sales............................     150,876       38,967          (4,052)         185,791
                                             --------      -------          ------         --------
Gross profit.............................     103,599       15,108             (98)         118,609
Selling, general & administrative........      78,815        7,468                           86,283
                                             --------      -------          ------         --------
Operating income.........................      24,784        7,640             (98)          32,326
Interest expense, net....................       8,515          403                            8,918
                                             --------      -------          ------         --------
Income before income taxes...............      16,269        7,237             (98)          23,408
Taxes on income..........................       5,684        2,467             (33)           8,118
                                             --------      -------          ------         --------
Income before extraordinary item.........      10,585        4,770             (65)          15,290
Extraordinary item net of tax............      (8,575)          --                           (8,575)
                                             --------      -------          ------         --------
Net income...............................   $   2,010      $ 4,770         $   (65)        $  6,715
                                             ========      =======          ======         ========
Weighted average shares outstanding......      36,650        8,623                           49,585
Earnings per share:
  Income before extraordinary item.......   $    0.29      $  0.55                         $   0.31
  Extraordinary item.....................       (0.24)          --                            (0.17)
                                             --------      -------                         --------
  Net income.............................   $    0.05      $  0.55                         $   0.14
                                             ========      =======                         ========

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                                PAXAR AND IIMAK

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                                 BALANCE SHEET
                                 JUNE 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            PRO FORMA          PRO FORMA
                                               PAXAR          IIMAK        ADJUSTMENTS         COMBINED
                                             ----------     ----------     -----------         ---------
                                                 ASSETS
Current assets:
  Cash.....................................   $  14,010      $      11       $(4,000)(1B)      $  10,021
  Short-term investments...................       3,063             --                             3,063
  Receivables -- net.......................      86,476         17,000        (1,121)(1C)        102,355
  Inventories -- net.......................      82,348         16,718                            99,066
  Other current assets.....................      10,779          1,507                            12,286
  Deferred income taxes....................       5,414          1,500                             6,914
                                               --------       --------       -------            --------
     Total current assets..................     202,090         36,736        (5,121)            233,705
                                               --------       --------       -------            --------
Property, plant and equipment -- net.......     106,385         77,144                           183,529
Long term investment.......................       5,045             --                             5,045
Goodwill...................................     168,878             --                           168,878
Other assets...............................       4,064          4,862                             8,926
                                               --------       --------       -------            --------
                                              $ 486,462      $ 118,742       $(5,121)          $ 600,083
                                               ========       ========       =======            ========

                                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Due to banks.............................   $     262      $  15,000       $                 $  15,262
  Notes payable............................       5,908             --                             5,908
  Current maturities of long term debt.....         578          1,095                             1,673
  Accounts payable and accrued
     liabilities...........................      72,457          8,936        (1,121)(1C)         80,272
  Accrued taxes on income..................       4,528             --                             4,528
                                               --------       --------       -------            --------
     Total current liabilities.............      83,733         25,031        (1,121)            107,643
                                               --------       --------       -------            --------
Long term debt.............................     233,304            744                           234,048
Deferred income taxes......................      11,233          9,496                            20,729
Other liabilities..........................       6,596             --                             6,596
Shareholders' equity:
  Common stock.............................       2,859             83           914(1A)           3,856
  Paid-in capital..........................      69,940         37,483          (914)(1A)        106,509
  Retained earnings........................      81,697         45,905        (4,000)(1B)        123,602
  Foreign currency translation
     adjustments...........................      (2,900)            --                            (2,900)
                                               --------       --------       -------            --------
     Total shareholders' equity............     151,596         83,471        (4,000)            231,067
                                               --------       --------       -------            --------
                                              $ 486,462      $ 118,742       $(5,121)          $ 600,083
                                               ========       ========       =======            ========

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                                PAXAR AND IIMAK

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

NOTE 1:  PRO FORMA ADJUSTMENTS

     (A) The shareholders' equity accounts of PAXAR and IIMAK as of June 30, 1997, have been adjusted to reflect the issuance of approximately 12.5 million shares of PAXAR Common Stock in accordance with the Exchange Ratio under the Merger Agreement. The Minimum Exchange Ratio determined under the Merger Agreement is 1.5, and the Maximum Exchange Ratio is 1.765. Based on the price of PAXAR Common Stock as of September 19, 1997, the Exchange Ratio would be 1.5, and therefore, the pro forma financial statements reflect the Minimum Exchange Ratio of 1.5. If the Maximum Exchange Ratio were used, the per share data would decrease by approximately 5%.

     (B) Direct costs of the Merger are estimated at approximately $4,000. The pro forma balance sheet gives effect to direct costs of the Merger as if they had been incurred as of June 30, 1997, but the pro forma combined condensed statements of income do not give effect to such expenses.

     (C) The pro forma adjustment reflects the elimination of intercompany receivables and payables on the pro forma balance sheet as of June 30, 1997, and the elimination of intercompany sales and gross profit in inventory, net of income taxes as applicable in the pro forma statements of income.

NOTE 2:  PRO FORMA EARNINGS PER SHARE

     The pro forma earnings per share have been adjusted to reflect the Minimum Exchange Ratio of 1.5 shares of PAXAR Common Stock for each share of IIMAK Common Stock. The pro forma earnings per share has been adjusted to reflect the Stock Dividend.

NOTE 3:  PAXAR -- ACQUISITION OF MONARCH


     On March 3, 1997, PAXAR acquired the 51% of Monarch it did not already own. The pro forma statements of income for the year ended December 31, 1996, and for the six months ended June 30, 1997, reflect this acquisition as if it had occurred on January 1, 1996. The revenues of Monarch for the year ended December 31, 1996, and the two months ended February 28, 1997, were $260,000 and $40,000, respectively. The 1996 and 1997 results of PAXAR have been adjusted to reflect the pro forma interest expense on debt incurred in connection with the acquisition and the amortization of goodwill that arose in connection therewith.


NOTE 4:  PAXAR -- INTEGRATION/RESTRUCTURING COST AND EXTRAORDINARY ITEM, NET OF
TAX

     During the quarter ended June 30, 1997, PAXAR implemented an integration and restructuring program associated with the acquisition of Monarch which reduced operating income by $2,086. These costs have been included in selling, general and administrative expenses.

     The extraordinary item of $8,575 net of tax of $5,100 is the result of the early extinguishment of Monarch's 12 1/2% Senior Notes due July 1, 2003.


NOTE 5:  IIMAK -- CURRENT QUARTER OUTLOOK



     IIMAK anticipates that net income for the quarter ending September 30, 1997, will be lower than IIMAK's net income for the quarter ended October 1, 1996, principally due to a decline in revenues. The lower sales are a result of the anticipated decline in the traditional desktop color business. The comparable quarter also included a significant one-time increase in orders from a sister licensee. There is no anticipated long-term change to IIMAK's business or outlook. All other elements of IIMAK's business are ahead of the comparable quarter. Further, IIMAK expects continuing growth in its new markets, market share growth in its distribution business, and additional ribbon sales from Paxar/Monarch worldwide.

                                 THE COMPANIES

PAXAR CORPORATION

     PAXAR is a leading manufacturer and distributor of label systems, bar code systems, labels, tags and related supplies and services for apparel manufacturers and retailers. PAXAR's apparel products are manufactured in North and South America, Europe and Asia and distributed in over 50 countries. Label systems, consisting mainly of hot-stamp printers and related supplies and services, are sold to PAXAR's customers for in-plant label printing. Bar code systems, consisting of electronic printers and related supplies, print data on labels and tags to provide accurate product, inventory and point of sale information for integration with sophisticated data systems. Labels and tags are attached to apparel by manufacturers and retailers to identify and promote their products, allow automated data collection and provide brand identification and consumer information such as size, fabric content and care instructions. Labels are attached to garments early in the manufacturing process and must withstand all production processes and remain legible through washing and dry cleaning by the end user. To a limited extent, PAXAR's products also include tags and labels for sheets, towels, pillow cases and other white goods.

     Through its wholly-owned subsidiary Monarch, PAXAR markets and distributes
(i) IPS labelers that print pressure-sensitive (i.e., adhesive backed) price and other identification labels and affix them onto merchandise for retailers, and
(ii) AIS printers, which are used in a wide range of retail and industrial applications, including inventory management and distribution systems. Monarch also manufactures and markets supplies used in both its IPS labelers and AIS printers and provides extensive service to its installed base of machines. Monarch is a leading manufacturer and marketer of retail price marking equipment and supplies in the United States. Monarch also sells its products directly and through distributors in 75 countries. Both PAXAR and Monarch are customers of IIMAK.

INTERNATIONAL IMAGING MATERIALS, INC.

     IIMAK is the largest manufacturer in North America of thermal transfer ribbons for numerous diverse applications. These thermal transfer ribbons are used in bar code printers to print single-color and full-color tags and labels for use in manufacturing and factory automation systems, shipping and distribution systems, and in retail price tag, packaging and medical applications. Other thermal transfer ribbons produced by IIMAK are used in full-color printers to print high quality color graphics for business presentations, engineering and scientific drawings, graphic arts prepress layouts, proofs and comps, signage and other full color imaging applications. IIMAK also manufactures MICR ribbons for thermal transfer proof encoders used to encode checks for processing through the United States banking system, as well as ribbons used in plain-paper thermal transfer facsimile machines.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     At the Effective Time, each share of IIMAK Common Stock will be converted into shares of PAXAR Common Stock equal to the Exchange Ratio, and holders of IIMAK Common Stock will become shareholders of PAXAR, a New York corporation. As a result, their rights as shareholders of PAXAR will be governed by the NYBCL, and the PAXAR Certificate and By-Laws. The following is a summary of the material differences between the rights of holders of IIMAK Common Stock and holders of PAXAR Common Stock. Such differences arise from differences between various provisions of the NYBCL and the DGCL, as well as the IIMAK Certificate and By-Laws and the the PAXAR Certificate and By-Laws. In addition, on August 26, 1997 New York State enacted amendments to the NYBCL (the "NYBCL Amendments"), which will become effective 180 days thereafter. A summary of certain of the NYBCL Amendments is also provided. This summary does not purport to be complete and is qualified in its entirety by reference to the relevant provisions of New York and Delaware law and to the PAXAR Certificate and By-Laws and the IIMAK Certificate and By-Laws. The PAXAR Certificate and By-Laws and the IIMAK Certificate and By-Laws are exhibits to the Registration Statement of which this Joint Proxy Statement/ Prospectus is a part or to documents that are incorporated therein by reference and are further incorporated herein by reference.

SPECIAL MEETINGS OF STOCKHOLDERS

     Under the NYBCL, a special meeting of shareholders may be called by the board of directors or by such person or persons as may be authorized to do so in the certificate of incorporation or by-laws. In addition, if an annual shareholder meeting has not been held for a certain period of time and a sufficient number of directors were not elected to conduct the business of the corporation, the board shall call a special meeting for the election of directors. If the board fails to do so, or if sufficient directors are not elected within a certain period, holders of 10% of the shares entitled to vote in an election of directors may call a special meeting for such an election.

     Similarly, the DGCL provides that special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or the by-laws. Additionally, if the annual meeting for election of directors is not held on the designated date, the directors must hold the meeting as soon thereafter as is convenient. In the event that no annual meeting is held for a specified period, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

     PAXAR's By-Laws provide that special meetings of the shareholders may be called at any time by the Board of Directors or the President, and must be called by the Secretary upon written request of a shareholder or shareholders holding of record at least 10% of the outstanding shares entitled to vote at such a meeting. IIMAK's By-Laws provide that special meetings of the stockholder may only be called by the Board of Directors, the Chairman of the Board or the President.

VACANCIES ON THE BOARD

     Under the NYBCL, newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board for any reason, except the removal of directors without cause, may be filled by vote of the board, and if the number of directors remaining in office is less than a quorum, by vote of the majority of directors then in office. However, the certificate of incorporation or by-laws may provide that such newly created directorships or vacancies are to be filled by vote of the shareholders and the certificate of incorporation may impose greater requirements relating to the quorum and vote of directors needed to fill such vacancies. Unless the certificate of incorporation or the specific provision of a by-law adopted by the stockholders provide otherwise, vacancies occurring on the board by reasons of the removal of directors without cause may be filled only by vote of the shareholders. A director elected to fill a vacancy, unless elected by the shareholders, will hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified.

     The DGCL provides that, unless otherwise provided in the certificate of incorporation or by-laws, vacancies and newly created directorships resulting from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole director; however, when the certificate of incorporation provides for class or series voting for one or more directors, vacancies and newly created directorships of such class or series may be filled by a majority of the directors elected by such class or series then in office, or by a sole remaining director so elected. In addition, the DGCL provides that in the case of a corporation having a classified board, any directors chosen to fill newly created directorships or vacancies shall hold office until the next election of the class for which such directors shall have been chosen and until his successor has been elected and qualified.

     The NYBCL Amendments provide that when a director that was elected by the holders of a particular class of securities is removed or resigns, the vacancy may be filled by a majority of the directors elected by such class or, if there are no other directors elected by such class, in the manner any other vacancy is filled.

     Both PAXAR's and IIMAK's By-Laws provide that any vacancy in the respective Boards of Directors may be filled by a majority vote of the remaining directors, even if less than a quorum, or by the stockholders. IIMAK's By-Laws additionally provide that whenever a director that was elected by the holders of a particular class of securities is removed by such holders acting at a special meeting called for that purpose, the vacancy may be filled at that meeting only by such holders. In the event that any vacancy is not filled at the meeting at which the removal was made, it may be filled in the same manner as any other vacancy.

REMOVAL OF DIRECTORS

     The NYBCL permits shareholders to remove any or all directors for cause and, if the certificate of incorporation or by-laws so provide, without cause; provided, however, that (i) if the corporation has cumulative voting, no director may be removed when the votes cast against removal would be sufficient to elect him if voted cumulatively at an election at which the same total number of votes were cast and the entire board, or the entire class of directors of which the director, for which removal is sought, is a member, were then being elected, and (ii) when the certificate of incorporation provides that a class or series, voting as a class, is entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series. In addition, if provided for in the certificate of incorporation or specific provisions of the by-laws adopted by the shareholders, the board of directors may remove any director with cause, except in the case of a director elected by cumulative voting or by any class or series voting as a separate class. Finally, an action to procure a judgment to remove a director for cause may be brought by the attorney general or by the holders of ten percent of the outstanding shares, whether or not such holders are entitled to vote.

     Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, except (i) in the case of a corporation having a classified board, stockholders may effect such removal only for cause unless the certificate of incorporation provides otherwise, and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part. IIMAK has a classified board with the directors elected to three year terms.

     PAXAR'S By-Laws provide that any Director may be removed, with or without cause, at any time by the shareholders at a special meeting thereof, or by the Board of Directors at a special meeting thereof. The IIMAK Certificate and By-Laws provide that no director or class of directors may be removed by the stockholders without cause.

AMENDMENTS TO THE BY-LAWS

     Under the NYBCL, except as otherwise provided in the certificate of incorporation, by-laws may be amended, repealed or adopted by the holders of shares entitled to vote for the election of any director. When so provided in the certificate of incorporation or a by-law adopted by the shareholders, by-laws may also be amended, repealed or adopted by the board by such vote as may be therein specified, which may be greater than the vote otherwise prescribed by law, but any by-law adopted by the board may be amended or repealed by the stockholders entitled to vote thereon.

     Under the DGCL, after a corporation receives payment for any of its stock, the power to adopt, amend or repeal by-laws resides exclusively in the stockholders entitled to vote in respect thereof, unless the certificate of incorporation confers a concurrent power on the board of directors. The grant of such concurrent power to the board of directors, however, will not divest the shareholders of their power nor limit their rights with respect to adoption and amendment of by-laws.

     While the PAXAR Certificate is silent on the matter of amending the By-Laws, the IIMAK Certificate expressly authorizes the Board of Directors to make, alter and repeal the By-Laws.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

     Under the NYBCL, a corporation may amend its certificate of incorporation, provided such amendment contains only such provisions as might be lawfully contained in an original certificate of incorporation filed at the time of making such amendment. An amendment or change of the certificate of incorporation may be authorized by a vote of the board, followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders. Alternatively, the Board may authorize an amendment to the corporation's certificate of incorporation respecting certain specified matters.

     Notwithstanding any provision in its certificate of incorporation, the holders of shares of a class or series shall be entitled to vote and to vote as a class upon the authorization of an amendment and, in addition to the authorization of the amendment by a vote of the holders of a majority of all outstanding shares entitled to vote thereon, the proposed amendment shall be authorized by a vote of the holders of a majority of all outstanding shares of the class or series when it would (i) exclude or limit their right to vote on any matter, except as such right may be limited by voting rights given to new shares of any existing or new class or series then being authorized, (ii) affect par value, the number of authorized shares, designation, relative rights, preferences, limitations and conversion rights, or (iii) subordinate their rights, authorizing shares having preferences which would be superior to their rights.

     Where any proposed amendment would adversely affect or subordinate the rights of holders of shares of only one or more series of any class, but not the entire class, then only the holders of each series whose rights would be adversely affected or subordinated would be considered a separate class for purposes of voting on the authorization of the proposed amendment.

     The NYBCL Amendments provide that when a provision of the certificate of incorporation requires action by the board or the holders of any securities holding voting power to be by a vote of a greater proportion than is required by any section of the NYBCL, that provision may only be altered, amended or modified by such greater vote.

     Under the DGCL, after a corporation has received payment for its stock, an amendment to the corporation's certificate of incorporation must be effected through the adoption of a resolution by the corporation's board of directors that sets forth the proposed amendment, declares its advisability and either calls for a special meeting of the stockholders entitled to vote thereon or directs that the proposed amendment be considered at the next annual meeting of stockholders. Such amendment may be adopted by a vote of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     Under the NYBCL, a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. Indemnification may be provided against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action, proceeding or appeal therefrom. New York law also provides that expenses incurred in defending a civil or criminal action may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person was not entitled to such indemnification.

     In the case of shareholder derivative suits, the corporation may indemnify any person by reason of the fact that he or she was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interest of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     The indemnification and advancement of the expenses described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws, or, when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of shareholders, (iii) a resolution of directors, or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraphs may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct (i) by the disinterested directors if a quorum is available, or (ii) in the event a quorum of disinterested directors is not available, if so directed by either (A) the board upon the written opinion of independent legal counsel, or (B) by the shareholders.

     Under the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In case of actions, suits or proceedings by or in right of the corporation, a corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in an manner which he reasonably believed to be in or not opposed to the best interests of the corporation. However, indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Any such person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification against expenses, including attorneys' fees actually and reasonably incurred by such person in connection with the defense.

     Unless ordered by a court, any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person to be indemnified has met the applicable standard of conduct set forth in the statute. The determination must be made:
(a) by the stockholders; (b) by majority vote of the directors who were not parties to the action, suit or proceeding, even if less than a quorum; or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in written opinion.

     The indemnification and advancement of expenses authorized by the Delaware statute does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office.

     Expenses, including attorneys' fees, incurred by an officer or director defending any civil, criminal administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. Such expenses incurred by other employees and agents may be so paid on such terms and conditions as the board of directors deems appropriate.

     While PAXAR's By-Laws are silent on the issue of indemnification, IIMAK's By-Laws provide that the corporation shall indemnify officers and directors to the fullest extent permitted under the applicable Delaware statute.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     Section 402(b) of the NYBCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for damages for any breach of duty in such capacity. However, no such provision can eliminate or limit (i) the liability of any director if a judgment or other final adjudication adverse to such director establishes that such director's acts omissions were in bad faith, or involved intentional misconduct or a knowing violation of law, or that the director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that the director's acts violated certain provisions of the NYBCL or (ii) the liability of any director for any act or omission prior to the adoption of such a provision in the certificate of incorporation.

     Section 102(7) of the DGCL permits the adoption of provisions in the articles of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good fath or which involve intentional misconduct or a violation of certain provisions of the Delaware General corporation law, or any transaction from which the director derived an improper personal benefit.

     Both the PAXAR certificate and the IIMAK certificate include a provision eliminating, to the fullest extent permitted by law, the personal liability of directors.

VOTE REQUIRED FOR MERGERS

     New York law requires the affirmative vote of two-thirds of a corporation's outstanding shares to authorize a merger, consolidation, dissolution or disposition of substantially all of its assets. Delaware law requires the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon to authorize any such action. Delaware law permits a merger without approval of the stockholders of the surviving corporation if, among other things, no charter amendment is involved, each outstanding share of common stock is to be an identical share of the surviving corporation after the merger, and the merger results in no more than a 20% increase in outstanding shares of common stock of such corporation.

     The NYBCL Amendments provide for approval of such transactions by a majority of the outstanding shares entitled to vote.

DIVIDENDS

     A New York corporation may declare and pay dividends in cash, bonds of the corporation or property of the corporation only out of surplus and, if out of capital surplus, only if shareholders are notified of that fact; provided that no dividend may be declared and paid when the corporation is insolvent, when the corporation would be made insolvent by such payment or if the certificate of incorporation restricts such payment.

     The NYBCL Amendments eliminate the requirement of notice to shareholders of dividends paid from capital surplus.

     A Delaware corporation, unless otherwise restricted in its certificate of incorporation, may declare and pay dividends in cash, property or shares either
(i) out of its surplus, or (ii) if no surplus exists, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; provided that, in the case of dividends paid pursuant to (ii), after the payment thereof, the capital of the corporation shall not be less than an amount represented by all classes of stock having a preference upon the distribution of assets. IIMAK's certificate of incorporation provides that, subject to the preferred rights of the holders of any class or series of preferred stock, dividends may be paid to the holders of common stock out of any funds of the corporation legally available therefor.

LOANS TO DIRECTORS

     Under the NYBCL, a corporation may not make a loan to any director unless it is authorized by shareholder vote. Under the DGCL, a corporation may make a loan to, or otherwise assist, any officer, or employee, including any officer or employee who is a director of the corporation whenever the board of directors determines that such loan or assistance may reasonably be expected to benefit the corporation.

     The NYBCL Amendments permit a corporation to make a loan to or guarantee an obligation of a director when the board determines that the loan or guarantee benefits the corporation and approves either the specific transaction or a general plan authorizing such transactions.

SHAREHOLDER RECORDS

     The NYBCL allows any person who has been a shareholder of record of a corporation for at least six months, or any person holding, or authorized in writing by the holders of, at least five percent of any class of the outstanding shares of the corporation, to examine the minutes of the proceedings of shareholders and record of the corporation's shareholders during usual business hours, upon at least five days' written notice.

     A corporation may deny such a request upon the refusal of the individual demanding inspection to provide an affidavit that the inspection is not for purposes other than the business of the corporation and that he has not been involved in the sale of any shareholder lists within the past five years. The person seeking inspection may then apply to the supreme court in the judicial district where the office of the corporation is located for an order directing the corporation to show cause why an order permitting inspection should not be granted.

     Under the DGCL, stockholders of record and directors have a statutory right to inspect the stock list or books and records of a corporation for a proper purpose or, in the case of a director, for a purpose reasonably related to the director's position as a director. If a corporation does not grant inspection to a stockholder within five business days of a demand, the stockholder may apply for an order in an action in the Court of Chancery to enforce his demand. A proper purpose is any purpose reasonably related to such person's interest as a stockholder in a corporation.

     The NYBCL Amendments eliminate the requirement that the person seeking to review the corporation's records or shareholder list be a shareholder of record for six months or be authorized by the holders of at least five percent of any class of the outstanding shares of the corporation.

CORPORATE ACTION WITHOUT A SHAREHOLDER MEETING

     Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. The IIMAK Certificate contains no such provision limiting shareholders' right to take action without a meeting.

     Under New York law shareholders may act without a meeting upon the consent in writing of the holders of all outstanding shares entitled to vote thereon for any action requiring a vote of shareholders.

     The NYBCL Amendments provide that consideration for shares may consist of a binding obligation to pay the subscription price or to perform services. However, such an obligation does not itself constitute payment for the shares, and the corporation may place in escrow shares issued for a binding obligation to pay the subscription price or to perform services or make other arrangements to restrict transfer of such shares until such an obligation is performed.

ISSUANCE OF RIGHTS OR OPTIONS TO PURCHASE SHARES TO DIRECTORS, OFFICERS AND EMPLOYEES

     The NYBCL requires approval of a majority of all outstanding shares in order to issue options or rights to purchase shares of a corporation to directors, officers and employees of the corporation or its subsidiaries or affiliates. The DGCL provides that the issuance of options or rights to such persons may be authorized by the board of directors, unless the certificate of incorporation provides otherwise. There is no such provision in the IIMAK certificate.

DISSENTERS' RIGHTS

     New York law provides that, upon compliance with certain requirements and procedures, a dissenting shareholder has the right to receive the fair value of his shares if he objects to (i) certain mergers, (ii) a consolidation, (iii) a disposition of assets requiring shareholder approval or (iv) certain amendments to the certificate of incorporation which adversely affect the rights of such shareholder.

     Under the DGCL, a stockholder who does not vote in favor of certain mergers or consolidations may be entitled to appraisal rights. No appraisal rights are available (i) to stockholders of a surviving corporation if such corporation's stockholders are not entitled to vote on the merger, or (ii) with respect to shares which were either listed on a national securities exchange or held of record by more than 2,000 stockholders, unless, in the case of either (i) or
(ii) above, the holders of such shares are required by the terms of the merger or consolidation to accept any consideration other than stock of the surviving corporation, shares of stock of another corporation which are listed on a national securities exchange or held of record by more than 2,000 stockholders, cash in lieu of fractional shares, or any combination thereof. Because both PAXAR's and IIMAK's shares are listed on a national securities exchange, and because neither of the enumerated exceptions apply, no appraisal rights are available to IIMAK's shareholders.

CONSIDERATION FOR SHARES

     The NYBCL provides that neither obligations of the subscriber for future payments nor obligations of the subscriber for future services shall constitute payment or part payment for shares of a corporation. Further, certificates for shares may not be issued until the full amount of the consideration therefor has been paid (except in the case of shares purchased pursuant to stock options under a plan permitting installment payments).

     The DGCL provides that shares of stock may be issued, and deemed to be fully paid and nonassessable, if the corporation receives consideration having a value not less than the par value of such shares and the corporation receives a binding obligation of the subscriber to pay the balance of the subscription price.

ANTI-GREENMAIL PROVISIONS

     The DGCL does not contain any provisions prohibiting the selective repurchase by a corporation of its stock at a premium over market price ("greenmail"). Delaware courts have permitted the repurchase of shares at a premium in certain cases.

     Section 513 of the NYBCL provides that no domestic corporation may purchase more than 10% of its stock from a shareholder who has held the shares for less than two years at any price which is higher than the market price unless such transaction is approved by both the corporation's board of directors and a majority of the shares entitled to vote or the corporation offers to purchase shares from all shareholders on the same terms.

                   STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN
                           BENEFICIAL OWNERS OF PAXAR

     The following table sets forth certain information regarding the beneficial ownership of PAXAR Common Stock as of September 19, 1997, assuming the exercise of all options exercisable on, or within 60 days of, such date, by (i) each director, (ii) the Chief Executive Officer and each of the other four most highly compensated executive officers of PAXAR, (iii) all executive officers and directors as a group and (iv) PAXAR's principal stockholders. Other than as set forth in the table below, there are no persons known to PAXAR to beneficially own more than 5% of the PAXAR Common Stock. At September 19, 1997, there were 35,828,442 shares of PAXAR Common Stock outstanding. Except as indicated below the address of all shareholders identified in the table and accompanying footnotes below is in care of PAXAR at its principal executive offices.

                                                                                                        PERCENTAGE OF
                                                                                 NUMBER OF               OUTSTANDING
NAME AND ADDRESS                                                                SHARES (1)              COMMON STOCK
----------------------------------------------------------------------------    -----------             -------------
Thomas W. Smith.............................................................      2,971,109(2)               8.29%
Thomas N. Tryforos 323 Railroad Avenue Greenwich, CT 06830
Arthur Hershaft.............................................................      5,171,162(3)              14.36%
Victor Hershaft.............................................................      1,313,277(4)               3.66%
Jack Becker.................................................................        183,219(5)(6)           *
Snow Becker Krauss P.C. 605 Third Avenue New York, NY 10158
Leo Benatar.................................................................         24,584(7)              *
A.T. Kearney, Inc. 110 Abernathy Rd., Ste. 900 Atlanta, GA 30328
Robert Laidlaw..............................................................         54,644(5)              *
14 Rockwood Road Greenwich, CT 06830
Thomas R. Loemker...........................................................        519,322(8)               1.45%
Monarch Marking Systems, Inc. 170 Monarch Lane Miamisburg, OH 45342
David E. McKinney...........................................................         54,369(5)              *
191 Post Road West Westport, CT 06880
Sidney Merians..............................................................        214,619(5)(9)           *
Pike Street P.O. Box 1073 Alpine, NJ 07620
John W. Paxton..............................................................        538,788(10)             1.37%
Monarch Marking Systems, Inc. 170 Monarch Lane Miamisburg, OH 45342
Walter W. Williams..........................................................         36,623(5)              *
254 West Wayne Avenue Wooster, OH 44691
All Directors and executive officers as a group (10 persons)................      8,110,607                22.11%

---------------
  *  Represents less than 1% of the issued and outstanding PAXAR Common Stock.

 (1) Unless otherwise indicated, PAXAR believes that all persons named in the table have sole voting and investment power with respect to all shares of PAXAR Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised. No effect has been given to the Stock Dividend for purposes of this table.

 (2) Represents shares of PAXAR Common Stock beneficially owned as of June 30, 1997, as indicated on the report on Form 13F, by Messrs. Smith and Tryforos as investment managers for certain managed accounts consisting of three private investment limited partnerships, of which each of Messrs. Smith and Tryforos is a general partner, an employee profit sharing plan of a corporation of which Mr. Smith is the sole shareholder, for which both Messrs. Smith and Tryforos are trustees, and a trust for the benefit of a family member of Mr. Smith, for which Mr. Smith is a trustee. Of such shares, Messrs. Smith and Tryforos have shared voting and disposition power with respect to 2,848,203 of such shares, and Mr. Smith has sole voting and disposition power with respect to 122,906 of such shares. The number of shares has been adjusted to give effect to the Stock Dividend.

 (3) Includes 187,075 shares issuable upon the exercise of outstanding stock options. Also includes 664,801 shares held by Mr. Hershaft in trust for the benefit of his children, as to which shares Mr. Hershaft disclaims beneficial ownership.

 (4) Includes 83,764 shares issuable upon the exercise of outstanding stock options granted to Mr. Hershaft. In addition, includes 186,750 shares owned of record by Mr. Hershaft's wife, as to which shares Mr. Hershaft disclaims beneficial ownership; and 146,564 shares held by Mr. Hershaft as custodian for his children, as to which shares Mr. Hershaft disclaims beneficial ownership. Does not include options to purchase 14,685 shares which are not currently exercisable.

 (5) Includes 18,311 options to acquire a like number of shares of PAXAR Common Stock at an exercise price of $5.63 per share, 6,104 options to acquire a like number of shares of PAXAR Common Stock at an exercise price of $7.68 per share, 6,104 options to acquire a like number of shares of PAXAR Common Stock at an exercise price of $10.24 per share, and 6,104 options to acquire a like number of shares of PAXAR Common Stock at an exercise price of $15.60 per share.

 (6) Includes 100,073 shares owned of record by Mr. Becker's wife, as to which shares Mr. Becker disclaims beneficial ownership.

 (7) Includes 7,813 options to acquire a like number of shares of Common Stock at an exercise price of $7.60 per share and 6,104 options to acquire a like number of shares of Common Stock at an exercise price of $10.24 per share, and 6,104 options to acquire like number of shares of PAXAR Common Stock at our exercise price of $15.60 per share.

 (8) Includes 6,104 options to acquire a like number of shares of Common Stock at an exercise price of $7.68 per share, 6,104 options to acquire a like number of shares of Common Stock at an exercise price of $10.24 per share, and 6,104 options to acquire a like number of shares of PAXAR Common Stock at our exercise price of $15.60 per share.

 (9) Includes 6,751 shares owned of record by Mr. Merians' wife, as to which shares Mr. Merians disclaims beneficial ownership.

(10) Includes 363,648 options to acquire a like number of shares of PAXAR Common Stock at an exercise price of $1.94 per share, and 6,104 options to acquire a like number of shares of PAXAR Common Stock at an exercise price of $15.60 per share.

                   STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN
                           BENEFICIAL OWNERS OF IIMAK

     The following table sets forth certain information regarding the beneficial ownership of IIMAK Common Stock as of September 19, 1997, assuming the exercise of all options exercisable on, or within 60 days of, such date, by (i) each director, (ii) the Chief Executive Officer and each of the other four most highly compensated executive officers of IIMAK, (iii) all executive officers and directors as a group and (iv) IIMAK's principal stockholders. Other than as set forth in the table below, there are no persons known to IIMAK to beneficially own more than 5% of the IIMAK Common Stock. At September 19, 1997, there were 8,325,717 shares of IIMAK Common Stock outstanding. Except as indicated below, the address of each stockholder identified in the table and accompanying footnotes below is in care of IIMAK at its principal executive offices.

                                                                                    PERCENTAGE
                                                                                        OF
                                                                   NUMBER OF       OUTSTANDING
                       NAME AND ADDRESS                            SHARES(1)       COMMON STOCK
---------------------------------------------------------------  -------------     ------------
FMR Corporation................................................     655,900(2)          7.8%
  82 Devonshire Street
  Boston, MA 02109
Oppenheimer Capital............................................     615,900(3)          7.4%
  1 World Financial Center
  New York, NY 10281
Frontier Capital Management....................................     528,560(4)          6.3%
  99 Summer Street
  Boston, MA 02110
John W. O'Leary................................................     500,871(5)          5.9%
T. Rowe Price Associates.......................................     460,000(6)          5.5%
  100 East Pratt St.
  Baltimore, MD 21202
Thomas W. Smith & Thomas N. Tryforos...........................     444,300(7)          5.3%
  323 Railroad Avenue
  Greenwich, CT 06830
Alexander K. Daw...............................................     404,100(8)          4.9%
Richard A. Marshall............................................      75,129(9)            *
Nick S. Mandrycky..............................................     67,816(10)            *
Robert S. Anderson.............................................     48,943(11)            *
F. Lynn Hamb...................................................     46,700(12)            *
Vincent C. Dowell..............................................     45,000(13)            *
Donald D. Lennox...............................................     37,446(14)            *
William P. Montague............................................     12,700(15)            *
Michael J. Downey..............................................      5,300(16)            *
Albert J. Simone...............................................      2,700(15)            *
All Directors and executive officers as a group (13 persons)...  1,403,486             16.0%

---------------
  *  Represents less than 1% of the issued and outstanding IIMAK Common Stock.

 (1) Unless otherwise indicated, IIMAK believes that all persons named in the table have sole voting and investment power with respect to all shares of IIMAK Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

 (2) Represents June 30, 1997 ownership as reported in FMR Corporation's report on Form 13F. FMR Corporation had sole investment power over 664,100 of the shares and sole voting power over 96,800 of the shares of common stock of the Company reported in their Schedule 13G dated February 14, 1997.

 (3) Represents June 30, 1997 ownership as reported in Oppenheimer Capital's report on Form 13F.

 (4) Represents June 30, 1997 ownership as reported in Frontier Capital Management's report on Form 13F.

 (5) Includes 129,220 shares issuable pursuant to options exercisable within 60 days and 31,600 shares with restrictions on disposition requiring continued employment which will lapse from 1998 through 2001.

 (6) Represents June 30, 1997 ownership as reported in T. Rowe Price Associates' report on Form 13F. T. Rowe Price Associates has indicated to IIMAK that they have sole investment power but do not have sole voting power over these shares.

 (7) Represents June 30, 1997 ownership as reported in Thomas W. Smith's report on Form 13F. Thomas W. Smith and Thomas N. Tryforos have shared investment and voting power over the 434,000 shares, based on information reported in Thomas W. Smith's and Thomas N. Tryforos' Schedule 13D dated November 6, 1996.

 (8) Includes 400,000 shares held by D.G. Daw Investments Pty. Ltd., with which Mr. Daw has shared voting and investment power, 1,500 shares held by Mr. Daw with restrictions on disposition which will lapse from 1997 to 2001, and 2,000 shares issuable pursuant to options exercisable within 60 days.

 (9) Includes 70,200 shares issuable pursuant to options exercisable within 60 days.

(10) Includes 65,605 shares issuable pursuant to options exercisable within 60 days.

(11) Includes 1,500 shares with restrictions on disposition which will lapse from 1997 to 2001, 2,000 shares issuable pursuant to options exercisable within 60 days, and excludes 22,500 shares held by Mr. Anderson's spouse as custodian for Mr. Anderson's minor children, as to which Mr. Anderson disclaims beneficial ownership.

(12) Includes 45,700 shares issuable pursuant to options exercisable within 60 days.

(13) Consists entirely of 45,000 shares issuable pursuant to options exercisable within 60 days.

(14) Includes 1,500 shares with restrictions on disposition which will lapse from 1997 to 2001 and 2,000 shares issuable pursuant to options exercisable within 60 days.

(15) Includes 1,500 shares with restrictions on disposition which will lapse from 1997 to 2001, and 600 shares issuable pursuant to options exercisable within 60 days.

(16) Includes 1,500 shares with restrictions on disposition which will lapse from 1997 to 2001, and 1,200 shares issuable pursuant to options exercisable within 60 days.

                                 OTHER MATTERS

     If sufficient votes in favor of the IIMAK Merger Proposal, or in favor of the PAXAR Share Proposal, the PAXAR Option Proposal or the PAXAR Amendment Proposal are not received by the time scheduled for the IIMAK Special Meeting or the PAXAR Special Meeting, respectively, the persons named as proxies may propose one or more adjournments of the IIMAK Special Meeting or the PAXAR Special Meeting, as the case may be, for a period or periods of not more than 30 days in the aggregate for each Special Meeting to permit further solicitation of proxies. The persons named as proxies will vote in favor of such adjournment those proxies which authorize them to vote in favor of the IIMAK Merger Proposal, the PAXAR Share Proposal, the PAXAR Option Proposal or the PAXAR Amendment Proposal, as the case may be. They will vote against any such adjournment those proxies which direct them to vote against the IIMAK Merger Proposal, the PAXAR Share Proposal, the PAXAR Option Proposal or the PAXAR Amendment Proposal, as the case may be. Any such adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the IIMAK Special Meeting or the PAXAR Special Meeting to be adjourned. The costs of any such additional solicitation and of any adjourned session will be borne by IIMAK with respect to the IIMAK Special Meeting and by PAXAR with respect to the PAXAR Special Meeting.

     It is not expected that any matters other than those described in this Joint Proxy Statement/Prospectus will be brought before the IIMAK Special Meeting or the PAXAR Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the IIMAK proxy and PAXAR proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered hereby and the Merger will be passed upon for PAXAR by Snow Becker Krauss P.C. A member of Snow Becker Krauss P.C. beneficially owns 183,219 shares of PAXAR Common Stock and is a member of the PAXAR Board of Directors. Certain legal matters in connection with the Merger will be passed upon for IIMAK by Morgan, Lewis & Bockius LLP, New York, New York.

                                    EXPERTS


     The consolidated financial statements of PAXAR and Monarch incorporated by reference in PAXAR's Annual Report on Form 10-K for the year ended December 31, 1996, and PAXAR's form 8-K/A dated May 19, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports thereon and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The consolidated financial statements of IIMAK incorporated by reference in IIMAK's Amended Annual Report on Form 10-K/A for the year ended March 31, 1997 have been audited by KPMG Peat Marwick LLP, independent public accountants, as stated in their report thereon and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Representatives of Arthur Andersen LLP expect to be present at the PAXAR Special Meeting, and representatives of KPMG Peat Marwick LLP expect to be available by telephone during the IIMAK Special Meeting. While such representatives have stated that they do not plan to make a statement at such meetings, they will be available to respond to appropriate questions from stockholders in attendance.

                             STOCKHOLDER PROPOSALS

     Any holder of PAXAR Common Stock who wishes to submit a proposal for presentation to PAXAR's 1998 Annual Meeting of Shareholders must have submitted the proposal to PAXAR, 105 Corporate Park Drive, White Plains, New York 10604,
Attention: Secretary, in advance of December 23, 1997 for inclusion, if appropriate, in PAXAR's proxy statement and form of proxy relating to its 1998 Annual Meeting.

                                                                         ANNEX A
================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG
                               PAXAR CORPORATION
                           RIBBON MANUFACTURING, INC.
                                      AND
                     INTERNATIONAL IMAGING MATERIALS, INC.

                           DATED AS OF JULY 15, 1997

================================================================================

                               TABLE OF CONTENTS


ARTICLE I
THE MERGER.............................................................................   A-1
  SECTION 1.1        The Merger........................................................   A-1
  SECTION 1.2        Effective Time....................................................   A-2
  SECTION 1.3        Effect of the Merger..............................................   A-2
  SECTION 1.4        Certificate of Incorporation and By-Laws..........................   A-2
  SECTION 1.5        Directors and Officers............................................   A-2
  SECTION 1.6        Effect on Capital Stock...........................................   A-2
  SECTION 1.7        Exchange of Certificates..........................................   A-4
  SECTION 1.8        Stock Transfer Books..............................................   A-5
  SECTION 1.9        No Further Ownership Rights in Company Common Stock...............   A-5
  SECTION 1.10       Lost, Stolen or Destroyed Certificates............................   A-5
  SECTION 1.11       Tax and Accounting Consequences...................................   A-5
  SECTION 1.12       Taking of Necessary Action; Further Action........................   A-5

ARTICLE II
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................   A-6
  SECTION 2.1        Organization and Qualification; Subsidiaries......................   A-6
  SECTION 2.2        Certificate of Incorporation and By-Laws..........................   A-6
  SECTION 2.3        Capitalization....................................................   A-6
  SECTION 2.4        Authority Relative to this Agreement..............................   A-7
  SECTION 2.5        No Conflict; Required Filings and Consents........................   A-7
  SECTION 2.6        Compliance; Permits...............................................   A-8
  SECTION 2.7        SEC Filings; Financial Statements.................................   A-8
  SECTION 2.8        Absence of Certain Changes or Events..............................   A-9
  SECTION 2.9        No Undisclosed Liabilities........................................   A-9
  SECTION 2.10       Absence of Litigation.............................................   A-9
  SECTION 2.11       Employment Agreements; Change in Control Payments.................   A-9
  SECTION 2.12       Employee Benefit Plans............................................  A-10
  SECTION 2.13       Labor Matters.....................................................  A-10
  SECTION 2.14       Registration Statement; Joint Proxy Statement/Prospectus..........  A-11
  SECTION 2.15       Title to Property.................................................  A-11
  SECTION 2.16       Taxes.............................................................  A-11
  SECTION 2.17       Environmental Matters.............................................  A-12
  SECTION 2.18       Intellectual Property.............................................  A-12
  SECTION 2.19       Certain Distribution Agreements...................................  A-13
  SECTION 2.20       Interested Party Transactions.....................................  A-13
  SECTION 2.21       Insurance.........................................................  A-13
  SECTION 2.22       Pooling Matters...................................................  A-13
  SECTION 2.23       Opinion of Financial Advisor......................................  A-13
  SECTION 2.24       Brokers...........................................................  A-14
  SECTION 2.25       Customers and Suppliers...........................................  A-14

ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..............................  A-14
  SECTION 3.1        Organization and Qualification; Subsidiaries......................  A-14
  SECTION 3.2        Certificates of Incorporation and By-Laws.........................  A-14
  SECTION 3.3        Capitalization....................................................  A-14

  SECTION 3.4        Authority Relative to this Agreement..............................  A-15
  SECTION 3.5        No Conflict, Required Filings and Consents........................  A-15
  SECTION 3.6        Compliance; Permits...............................................  A-16
  SECTION 3.7        SEC Filings; Financial Statements.................................  A-16
  SECTION 3.7A       SEC Filings; Financial Statements -- Monarch......................  A-17
  SECTION 3.8        Absence of Certain Changes or Events..............................  A-17
  SECTION 3.9        No Undisclosed Liabilities........................................  A-18
  SECTION 3.10       Absence of Litigation.............................................  A-18
  SECTION 3.11       Labor Matters.....................................................  A-18
  SECTION 3.12       Registration Statement; Joint Proxy Statement/Prospectus..........  A-18
  SECTION 3.13       Title to Property.................................................  A-19
  SECTION 3.14       Taxes.............................................................  A-19
  SECTION 3.15       Environmental Matters.............................................  A-19
  SECTION 3.16       Intellectual Property; Domestic...................................  A-20
  SECTION 3.16A      Intellectual Property; Foreign....................................  A-20
  SECTION 3.17       Certain Distribution Agreements...................................  A-21
  SECTION 3.18       Interested Party Transactions.....................................  A-21
  SECTION 3.19       Insurance.........................................................  A-21
  SECTION 3.20       Pooling Matters...................................................  A-21
  SECTION 3.21       Opinion of Financial Advisor......................................  A-21
  SECTION 3.22       Brokers...........................................................  A-21

ARTICLE IV
  CONDUCT OF BUSINESS PENDING THE MERGER...............................................  A-21
  SECTION 4.1        Conduct of Business by the Company Pending the Merger.............  A-21
  SECTION 4.2        No Solicitation...................................................  A-23
  SECTION 4.3        Conduct of Business by Parent Pending the Merger..................  A-24

ARTICLE V
  ADDITIONAL AGREEMENTS................................................................  A-24
  SECTION 5.1        HSR Act; Etc......................................................  A-24
  SECTION 5.2        Joint Proxy Statement/Prospectus; Registration Statement..........  A-24
  SECTION 5.3        Stockholders Meetings.............................................  A-25
  SECTION 5.4        Access to Information; Confidentiality............................  A-25
  SECTION 5.5        Consents; Approvals...............................................  A-25
  SECTION 5.6        Agreements with Respect to Affiliates.............................  A-25
  SECTION 5.7        Indemnification and Insurance.....................................  A-26
  SECTION 5.8        Employment and Benefit Matters....................................  A-26
  SECTION 5.9        Notification of Certain Matters...................................  A-26
  SECTION 5.10       Further Action/Tax Treatment......................................  A-27
  SECTION 5.11       Public Announcements..............................................  A-27
  SECTION 5.12       Conveyance Taxes..................................................  A-27
  SECTION 5.13       Accountants' Letters..............................................  A-27
  SECTION 5.14       Pooling Accounting Treatment......................................  A-27
  SECTION 5.15       Company Listing...................................................  A-27
  SECTION 5.16       Listing of Parent Shares..........................................  A-27
  SECTION 5.17       Guarantee of Merger Sub Obligations...............................  A-27

ARTICLE VI
  CONDITIONS TO THE MERGER.............................................................  A-28
  SECTION 6.1        Conditions to Obligation of Each Party to Effect the Merger.......  A-28

  SECTION 6.2        Additional Conditions to Obligations of Parent and Merger Sub.....  A-28
  SECTION 6.3        Additional Conditions to Obligation of the Company................  A-29

ARTICLE VII
  TERMINATION..........................................................................  A-30
  SECTION 7.1        Termination.......................................................  A-30
  SECTION 7.2        Effect of Termination.............................................  A-31
  SECTION 7.3        Fees and Expenses.................................................  A-31

ARTICLE VIII
  GENERAL PROVISIONS...................................................................  A-32
  SECTION 8.1        Effectiveness of Representations, Warranties and Agreements,
                     Etc. .............................................................  A-32
  SECTION 8.2        Notices...........................................................  A-32
  SECTION 8.3        Certain Definitions...............................................  A-33
  SECTION 8.4        Amendment.........................................................  A-34
  SECTION 8.5        Waiver............................................................  A-34
  SECTION 8.6        Headings..........................................................  A-34
  SECTION 8.7        Severability......................................................  A-34
  SECTION 8.8        Entire Agreement..................................................  A-34
  SECTION 8.9        Assignment........................................................  A-34
  SECTION 8.10       Parties in Interest...............................................  A-34
  SECTION 8.11       Failure or Indulgence Not Waiver; Remedies Cumulative.............  A-34
  SECTION 8.12       Governing Law.....................................................  A-34
  SECTION 8.13       Counterparts......................................................  A-34
  SECTION 8.14       Consent to Jurisdiction...........................................  A-35

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of July 15, 1997 (this "AGREEMENT"), among PAXAR CORPORATION, a New York corporation ("PARENT"), RIBBON MANUFACTURING, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and INTERNATIONAL IMAGING MATERIALS, INC., a Delaware corporation (the "COMPANY").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "MERGER") of Merger Sub with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), and upon the terms and subject to the conditions set forth herein;

     WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368 (a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder; and

     WHEREAS, pursuant to the Merger, each outstanding share (a "SHARE") of the Company's common stock, $.01 par value (the "COMPANY COMMON STOCK"), shall be converted into the right to receive Common Stock, $.10 par value, of Parent ("PARENT COMMON STOCK"), upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1  The Merger.

     (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL (the "CERTIFICATE OF MERGER"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "EFFECTIVE TIME").

     SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.4  Certificate of Incorporation and By-Laws.

     (a) Certificate of Incorporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

     (b) By-Laws. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended inaccordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

     SECTION 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

     (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b)) shall be converted, subject to Section 1.6(g), into the right to receive that number of validly issued, fully paid and nonassessable shares of Parent Common Stock(the "PARENT SHARES") equal to the "Exchange Ratio" (as defined below). The "Exchange Ratio" shall be determined by dividing $24.00 by the "Parent Average Price" (as defined below), rounded to three decimal places; provided, however, that the Exchange Ratio shall not be less than 1.200 nor more than 1.412. The "Parent Average Price" means the average closing price on the New York Stock Exchange of Parent Common Stock (as reported in the New York Stock Exchange Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) for the 20 consecutive trading days ending with the second trading day immediately preceding the Effective Time.

     (b) Cancellation. Each Share held in the treasury of the Company immediately prior to the Effective Time shall cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

     (c) Stock Options.

          (i) Each outstanding option to purchase Company Common Stock (a "STOCK OPTION") granted under any of (A) the Company's 1993 Outside Director Stock Option and Restricted Stock Plan, (B) the Company's 1990 Incentive Plan and
     (C) the Company's 1984 Stock Plan (collectively, the "COMPANY STOCK OPTION PLANS"), whether vested or unvested, shall be deemed assumed by Parent and deemed to constitute a fully vested option to acquire, on terms and conditions no less favorable as were applicable under such Stock Option prior to the Effective Time, the number (rounded to the nearest whole number) of Parent Shares as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option in full immediately prior to the Effective Time (not taking into account whether or not such Stock Option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise deemed purchasable pursuant to such Stock Option divided by (y) the number of Parent Shares deemed purchasable pursuant to such Stock Option; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of the qualification under any of Section

     422-424 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code, subject to the terms and conditions of the relevant governing instruments.

          (ii) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions (including antidilution provisions).

          (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(c).

          (iv) Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT"), Parent shall either (A) file a Registration Statement on Form S-8 (or any successor form), effective as of the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Stock Options ("the OPTION SHARES"), or (B) file any necessary amendments to the Company's previously filed Registration Statement(s) on Form S-8 in order that Parent will be deemed a "successor registrant" thereunder, and in either event, Parent shall maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses relating thereto) with respect to the Option Shares for so long as Parent shall maintain the effectiveness of any registration statements on Form S-8 with respect to any shares of the Parent's Common Stock issuable under the Parent's stock option plans.

     (d) Warrants.

          (1) Each outstanding warrant to purchase Company Common Stock (a "WARRANT"), shall be deemed assumed by Parent and deemed to constitute a warrant to acquire, on terms and conditions no less favorable as were applicable under such Warrant prior to the Effective Time, the number (rounded to the nearest whole number) of Parent Shares as the holder of such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Warrant in full immediately prior to the Effective Time at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Warrant divided by (y) the number of Parent Shares deemed purchasable pursuant to such Warrant.

          (2) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Warrant an appropriate notice setting forth such holder's rights pursuant thereto, and such Warrant shall continue in effect on the same terms and conditions (including antidilution provisions).

          (3) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(d).

     (e) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

     (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities exchangeable for or convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

     (g) Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of Certificates for exchange shall be paid upon such surrender cash equal to the product of (i) such fraction, multiplied by (ii) the closing price per share on the New York Stock Exchange of Parent Common Stock as reported in the

Eastern Edition of the Wall Street Journal on the trading date prior to the date on which the Effective Time occurs.

     SECTION 1.7  Exchange of Certificates.

     (a) Exchange Agent. At or prior to the Effective Time, Parent shall supply, or shall cause to be supplied, to or for the account of ChaseMellon Shareholder Services, Inc., or such other bank or trust company designated by Parent and reasonably satisfactory to the Company (the "EXCHANGE AGENT"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.7, through the Exchange Agent, certificates evidencing Parent Shares issuable pursuant to Section 1.6 in exchange for outstanding Shares. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares and any dividends and distributions.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for certificates evidencing Parent Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), and (C) cash in respect of any fractional share as provided in Section 1.6(g), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, the Parent Shares, dividends and distributions with respect thereto, and cash in lieu of any fractional share to which such holder would otherwise have been entitled may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to Section 1.6(g), to evidence only the ownership of the number of full Parent Shares into which such Shares shall have been so converted and no rights in any shares of the Company's Common Stock.

     (c) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Shares such holder is entitled to receive until such holder shall surrender such Certificate. Subject to applicable law and the provisions of Section 1.7(e), following the surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares.

     (d) Transfers of Ownership. If any certificate for Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Shares in any name other than that of the registered holder of the Certificate so surrendered, or have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (e) No Liability. At any time following one year after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent any certificates evidencing Parent Shares, any dividends and distributions with respect thereto, and any cash in lieu of any fractional shares, which had been made available to the Exchange Agent by or on behalf of Parent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent only as general creditors thereof with respect to such certificates, dividends and distributions and cash issuable or payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither Parent, Merger Sub nor the Company shall be liable to any holder of Shares for any Parent Shares, or dividends or distributions with respect thereto, or cash in lieu of any fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from any dividends or distributions with respect to Parent Shares or any cash in lieu of any fractional shares otherwise payable pursuant to Section 1.7(c) and Section 1.6(g), respectively, to any holder of Shares such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     SECTION 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of the Company.

     SECTION 1.9 No Further Ownership Rights in Company Common Stock. The Parent Shares, any dividends and distributions with respect thereto, and any cash in lieu of any fractional shares delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares, holders of the Shares shall have no further ownership rights in Company Common Stock after the Effective Time, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     SECTION 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and delivery of bond in such sum as Parent or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed, such Parent Shares, any dividends and distributions with respect thereto, and any cash in lieu of any fractional shares as may be required pursuant to this Agreement.

     SECTION 1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     SECTION 1.12 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

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                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub as follows:

     SECTION 2.1 Organization and Qualification; Subsidiaries. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or Approvals does not have a Material Adverse Effect (as defined below). Each of the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not have a Material Adverse Effect. Except as set forth in Section 2.1 of the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II (the "COMPANY DISCLOSURE SCHEDULE"), substantially all of the business and operations of the Company and its subsidiaries are conducted through, and substantially all of the properties and assets of the Company and its subsidiaries are owned by, the Company and its subsidiaries. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of such change, effect or circumstance,
(i) is materially adverse to the business, assets (including intangible assets), financial condition, results of operations or prospects of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole, or (ii) delays or prevents the consummation of the transactions contemplated hereby.

     SECTION 2.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent complete and correct copies of the Company's Certificate of Incorporation and By-Laws and those of each of its subsidiaries, as most recently restated and subsequently amended to date.

     SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, $.01 par value per share, none of which is issued and outstanding and none of which is held in treasury. As of July 1, 1997 (i) 8,311,486 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of Company Common Stock were held in treasury, (ii) no shares of Company Common Stock were held by subsidiaries of the Company, and (iii) 1,800,110 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted or that may be granted under the Company Stock Option Plans, the Company's employee stock purchase plan and the Warrants. Except as set forth in this Section 2.3 or in Section 2.3 or Section 2.12 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. No holder of shares of Company Common Stock having piggyback registration rights will have the right to include such shares for registration in the Registration Statement (as defined in Section 3.12 hereof). Except as disclosed in Section
2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any such subsidiary or any other entity. Except as set forth in Section 2.3 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the

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

Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive rights, and all such shares are owned by the Company or a subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, "LIENS").

     SECTION 2.4 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the requisite corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL and the Company's Certificate of Incorporation and By-Laws). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including, without limitation, court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

     SECTION 2.5  No Conflict; Required Filings and Consents.

     (a) Section 2.5(a) of the Company Disclosure Schedule lists each material agreement, contract or other instrument (including all amendments thereto) to which the Company or any of its subsidiaries is a party or by which any of them is bound and which would be required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT") to be filed as an exhibit to an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K. The Company has made available to Parent on or prior to the date hereof true, correct and complete copies in all material respects of each such agreement, contract, instrument and amendment.

     (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in
Section 2.5(a), (ii) to the knowledge of the Company, no other party to any of the agreements, contracts or other instruments referred to in Section 2.5(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in Section 2.5(a) is in full force and effect, except in each case for breaches, defaults or failures to be in full force and effect that do not have a Material Adverse Effect.

     (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not have a Material Adverse Effect.

     (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the legal requirements of any foreign jurisdiction requiring notification in connection with the Merger and the transactions contemplated hereby and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, either (A) would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or (B) do not have a Material Adverse Effect.

     SECTION 2.6  Compliance; Permits.

     (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in each case, for any such conflicts, defaults or violations which do not have a Material Adverse Effect.

     (b) Except as disclosed in Section 2.6(b) of the Company Disclosure Schedule, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply does not have a Material Adverse Effect.

     SECTION 2.7  SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") and has made available to Parent copies of (i) its Annual Report on Form 10-K for the fiscal year ended March 31, 1997, (ii) all other reports or registration statements filed by the Company with the SEC since March 31, 1994, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) since March 31, 1994, and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC pursuant to the requirements of the Securities Act or the Exchange Act ((i)-(iv) collectively, the "COMPANY SEC REPORTS"). Except as disclosed in Section 2.7 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared as to form in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholders equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

     SECTION 2.8  Absence of Certain Changes or Events.  Except as set forth in
Section 2.8(i) through Section 2.8(xii) of the Company Disclosure Schedule, since March 31, 1997, the Company has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or ByLaws of the Company or similar organizational documents of its subsidiaries; (iii) any damage to, destruction or loss of any material asset of the Company or any of its subsidiaries (whether or not covered by insurance); (iv) any material change by the Company in its accounting methods, principles or practices; (v) any material revaluation by the Company of any of its or any of its subsidiaries' assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale, pledge, disposition of or encumbrance upon any assets of the Company or any of its subsidiaries (except (A) sales of assets in the ordinary course of business, (B) dispositions of obsolete or worthless assets, and (C) sales of immaterial assets not in excess of $250,000 in the aggregate;
(vii) any dividend or distribution with respect to or any redemption or repurchase of any capital stock of the Company; (viii) cancellation or notice of cancellation or surrender of any policy of insurance (which has not been cured by payment of the premium, purchase of an equivalent policy, or otherwise) relating to or affecting the Company's assets; (ix) any payment, discharge or satisfaction of any claim, lien, obligation, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due, matured or unmatured, liquidated or unliquidated, other than claims, liens, encumbrances or liabilities (A) that are reflected or reserved against in the Financial Statements or (B) that were incurred and paid, discharged or satisfied since such date in the ordinary course of business consistent with past practices; (x) any default on any material claim, liability or obligation; (xi) any prepayment, advance or other deposit made by customers of the Company with respect to products or services contracted for but not provided as of the date hereof or any other unearned income other than prepayments, advances or deposits consistent with past practices; or (xii) there has been no increase by more than $10,000 in the compensation of any of the Company's officers or employees who earn more than $100,000 annually or loans made by the Company to any of its stockholders, directors, officers or employees.

     SECTION 2.9  No Undisclosed Liabilities.  Except as is disclosed in Section
2.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (i) in the aggregate adequately provided for in the Company's balance sheet (including any related notes thereto) as of March 31, 1997, included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 (the "1997 COMPANY BALANCE SHEET"), (ii) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1997 Company Balance Sheet, (iii) incurred since March 31, 1997, in the ordinary course of business, (iv) incurred in connection with this Agreement, or (v) which do not have a Material Adverse Effect.

     SECTION 2.10 Absence of Litigation. Set forth in Section 2.10 of the Company Disclosure Schedule are descriptions of all claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before or by any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, and, in the case of any such claims for damages, seek damages in excess of $250,000, other than claims, actions, suits, proceedings or investigations covered by one or more insurance policies as to which the insurer or insurers have indicated their intentions in writing to defend and pay in the aggregate damages up to the amount claimed ("COMPANY LITIGATION"). Except as set forth in Section 2.10 of the Company Disclosure Schedule, no such Company Litigation would have a Material Adverse Effect if the plaintiff were to prevail with respect to any of its claims.

     SECTION 2.11 Employment Agreements; Change in Control Payments. Except as set forth in Section 2.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any written or oral employment or consulting contract or other contract for services involving a payment of more than $50,000 annually and that is not terminable without a cost to the Company of more than $50,000 or at will. Except as set forth in Section 2.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments in excess of $50,000 (or acceleration of material benefits) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or a change of control of the Company.

     SECTION 2.12 Employee Benefit Plans. Except as set forth in Section 2.12 of the Company Disclosure Schedule, the Company has no employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any material employee welfare plans (as defined in
Section 3(1) of ERISA), or any material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or similar fringe or employee benefit plans, programs or arrangements (collectively, the "COMPANY EMPLOYEE PLANS"). The Company has delivered to Parent (i) a copy of each Company Employee Plan and each amendment thereto, (ii) annual reports and actuarial reports filed with respect to each Company Employee Plan since December 31, 1993, (iii) summary plan descriptions and other communications to employees relating to each Company Employee Benefit Plan; (iv) all trust agreements and other similar documents or agreements relating to the organization of any such Company Employee Plan and all separate financial statements of such Company Employee Plan; and (v) all letters from the IRS approving or confirming the tax-exempt status of any such Company Employee Plan. Except in each case as set forth in Section 2.12 of the Company Disclosure Schedule or where the liability does not have a Material Adverse Effect, (i) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plans which would result in liability of the Company or any of its subsidiaries;
(ii) all Company Employee Plans are in substantial compliance with the requirements prescribed by applicable Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans;
(iii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (iv) all contributions required to be made to any Company Employee Plan pursuant to
Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates;
(v) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) no withdrawal (including a partial withdrawal) has occurred with respect to any multiemployer plan within the meaning set forth in Section 3(37) of ERISA resulting in withdrawal liability for the Company or any of its subsidiaries; (vii) neither the Company nor any of its subsidiaries has incurred any material liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course); (viii) the PBGC has not instituted any termination proceedings with respect to any Company Employee Plan, and no material risk of such proceedings being instituted exists; (ix) each Company Employee Plan subject to Title IV of ERISA is adequately funded to meet accrued benefit obligations; and (x) no immediate vesting or acceleration of any rights or the payment of any benefits will occur under any Company Employee Plan as a result of the consummation of the transactions contemplated by this Agreement.

     SECTION 2.13 Labor Matters. Except as set forth in Section 2.13 of the Company Disclosure Schedule: (i) there are no claims or proceedings pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees, including, without limitation, charges of unfair labor practices pending before the National Labor Relations Board; (ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its subsidiaries, and the Company does not know of any activities or proceedings of any labor union to organize any such employees; (iii) the Company

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

has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries; and (iv) the Company is in compliance with all applicable labor laws, rules, regulations and orders, except where the failure to so comply does not have a Material Adverse Effect.

     SECTION 2.14  Registration Statement; Joint Proxy
Statement/Prospectus. The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement (as defined in Section 3.12) shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein not misleading. The information supplied by the Company for inclusion or incorporation by reference in the joint proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "COMPANY STOCKHOLDERS' MEETING") and to be sent to the stockholders of Parent in connection with the meeting of the stockholders of Parent to consider the Merger (the "PARENT STOCKHOLDERS' MEETING," and together with the Company Stockholder Meeting, the "STOCKHOLDERS' MEETINGS") (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "JOINT PROXY STATEMENT/PROSPECTUS"), will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Stockholders' Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in any of the foregoing documents.

     SECTION 2.15 Title to Property. Except as set forth in Section 2.15 of the Company Disclosure Schedule, the Company and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all Liens, except Liens for taxes not yet due and payable and such Liens or other imperfections of title, which do not have a Material Adverse Effect; and all leases pursuant to which the Company or any of its subsidiaries lease from others real or personal property are in good standing, valid, effective and enforceable in accordance with their respective terms, and there is not under any of such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the knowledge of the Company, by other party or parties to such leases, except where the lack of such good standing, validity, effectiveness or enforceability or the existence of such default or event of default does not have a Material Adverse Effect.

     SECTION 2.16  Taxes.

     (a) For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and
(ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "TAX RETURNS" shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined, unitary and estimated tax returns.

     (b) Other than as disclosed in Section 2.16(b) of the Company Disclosure Schedule, (i) the Company and each of its subsidiaries have filed all Tax Returns required to be filed by it or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect do not have a Material Adverse Effect; (ii) all Tax Returns filed by the Company and each of its subsidiaries are complete and accurate except to the extent that such failure to be complete and accurate would not have a Material Adverse Effect; (iii) the Company and each of its subsidiaries have paid (or the Company has paid on the subsidiaries' behalf) all Taxes shown as due on such returns (and all Taxes required to be paid whether or not shown as due on such returns, except to the extent that the failure to pay unreported Taxes does not have a Material Adverse Effect), and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements; (iv) no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not adequately reserved for, except for deficiencies that do not have a Material Adverse Effect, and no requests for waivers of the time to assess any such Taxes have been granted or are pending; (v) the Company has made adequate provisions in the Company's books and records for Taxes with respect to its current taxable year;
(vi) the statute of limitations for the assessment of federal and state income taxes has expired for taxable years prior to the fiscal year ended December 31, 1994 for all material state and consolidated federal income tax return of the Company or any subsidiary of the consolidated group that includes the Company, and there is no claim or assessment pending against the Company or any of its subsidiaries for any alleged deficiency in Taxes (except for assessments assessed prior to the date payment is required); (vii) to the knowledge of the Company, there is no audit or investigation currently being conducted that could cause the Company or any of its subsidiaries to be liable for any taxes and there are no agreements in effect to extend the period of limitations for the assessment or collection of any tax for which the Company or any of its subsidiaries may be liable; and (viii) the Company is not a party to any agreement that would require it or Parent to make any excess parachute payment pursuant to Section 280G of the Code.

     SECTION 2.17 Environmental Matters. Except as set forth in Section 2.17 of the Company Disclosure Schedule or as do not have a Material Adverse Effect, the Company and its subsidiaries: (i) have obtained all Approvals which are required to be obtained under applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("ENVIRONMENTAL LAWS") by the Company or any of its subsidiaries (or their respective agents); (ii) are in compliance with terms and conditions of such required Approvals; and (iii) have not received notice of any past or present violation of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

     SECTION 2.18  Intellectual Property.

     (a) Set forth on Section 2.18 of the Company Disclosure Schedule are descriptions of all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how and tangible or intangible proprietary information or material that are material to the business of the Company and its subsidiaries as currently conducted by the Company or any of its subsidiaries (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"). The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all Company Intellectual Property Rights.

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     (b) Either the Company or one of its subsidiaries is the owner of, or the licensee of, with all right, title and interest in and to (free and clear of any Liens), the Company Intellectual Property Rights; in the case of Company Intellectual Property Rights owned by the Company or any of its subsidiaries, has the right to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used; and in the case of Company Intellectual Property Rights licensed by the Company, the licenses thereof are valid, binding and enforceable in accordance with their terms, and no default or event of default (or any event that, with the giving of notice or passage or time, or both, would result in a default or event of default) by the Company or any of its subsidiaries or, to the knowledge of the Company, by any other party or parties exists under such licenses. Except as set forth in Section 2.18(b) of the Company Disclosure Schedule or as do not have a Material Adverse Effect, no claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of the Company, are threatened by any person (i) to the effect that the manufacture, sale, license, or use of any product of the Company or any of its subsidiaries as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or license by the Company or any of its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret, (ii) against the use by the Company or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company and its subsidiaries as currently conducted, or (iii) challenging the ownership by the Company or any of its subsidiaries or the validity of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company or any of its subsidiaries are valid and subsisting, except to the extent that any such failure to be valid and subsisting do not have a Material Adverse Effect. Except as set forth in Section 2.18(b) of the Company Disclosure Schedule, to the knowledge of the Company, there is no currently unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its subsidiaries. No Company Intellectual Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any of its subsidiaries, except to the extent that any such restrictions do not have a Material Adverse Effect.

     SECTION 2.19  Certain Distribution Agreements.  Except as set forth in
Section 2.19 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any material agreement (other than distribution agreements) under which the Company or any of its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. For purposes of this Section 2.19 and Section 3.17, a material agreement shall mean any agreement required to be filed with the SEC pursuant to Item 601 of Regulation S-K promulgated under the Exchange Act.

     SECTION 2.20  Interested Party Transactions.  Except as set forth in
Section 2.20 of the Company Disclosure Schedule, no event has occurred, since the date of the Company's proxy statement dated June 27, 1996, that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     SECTION 2.21 Insurance. The Company maintains fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies with reputable insurance carriers, which are in character and amount substantially similar to that carried by entities engaged in a similar business and subject to the same or similar perils or hazards, except as would not reasonably be expected to have a Material Adverse Effect.

     SECTION 2.22 Pooling Matters. Neither the Company nor, to the knowledge of the Company, any of its affiliates, has taken or agreed to take any action that would affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

     SECTION 2.23 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of the Company's financial advisor, Smith Barney Inc., to the effect that, as of the date of this Agreement, the Exchange Ratio set forth herein is fair to the holders of Shares from a financial point of view.

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

     SECTION 2.24 Brokers. Except as set forth in Section 2.24 of the Company Disclosure Schedule, no broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries or affiliates. The fees and expenses of the entities listed on Section 2.24 of the Company Disclosure Schedule will be paid by the Company.

     SECTION 2.25 Customers and Suppliers. Section 2.25 of the Company Disclosure Schedule sets forth the Company's ten largest customers and suppliers by amounts paid to or by the Company, as the case may be, in the Company's fiscal year ended March 31, 1997.

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND MERGER SUB

     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

     SECTION 3.1 Organization and Qualification; Subsidiaries. Each of Parent and each of its subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or Approvals does not have a Material Adverse Effect. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not have a Material Adverse Effect. Except as set forth in Section 3.1 of the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "PARENT DISCLOSURE SCHEDULE"), substantially all of the business and operations of Parent and its subsidiaries are conducted through, and substantially all of the properties and assets of Parent and its subsidiaries are owned by, Parent and its subsidiaries.

     SECTION 3.2 Certificates of Incorporation and By-Laws. Parent has heretofore furnished to the Company complete and correct copies of Parent's and Merger Sub's Certificates of Incorporation and By-Laws, as most recently restated and subsequently amended to date.

     SECTION 3.3  Capitalization.

     (a) The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of preferred stock, $0.01 par value per share, none of which is issued and outstanding and none of which is held in treasury. As of July 1, 1997, (i) 28,587,573 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares were held in treasury, (ii) no shares of Parent Common Stock were held by subsidiaries of Parent, and (iii) 3,469,854 shares of Parent Common Stock were reserved for future issuance under Parent's stock option and employee stock purchase plans. Except as set forth in this
Section 3.3 or in Section 3.3(a) of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. Except as disclosed in Section 3.3(a) of the Parent Disclosure Schedule, there are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any such subsidiary or any other entity. Except as set forth in Section 3.3(a) of the Parent Disclosure Schedule, all of the outstanding shares of capital stock of each of Parent's subsidiaries is duly authorized, validly issued, fully

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

paid and nonassessable, and all such shares are owned by Parent or a subsidiary of Parent free and clear of all Liens.

     (b) As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.10 par value per share, of which 100 shares are issued and outstanding. All the outstanding shares of capital stock of Merger Sub are owned by Parent, free and clear of all Liens.

     SECTION 3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the requisite corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (other than the approval of the issuance of Parent Common Stock in the Merger by the affirmative vote of the holders of a majority of the voting power of the shares of Parent Common Stock present in person, or represented by proxy, and entitled to vote thereon at the meeting of holders of Parent Common Stock to be called therefor, provided that the shares so present or represented constitute a majority of the outstanding shares of Parent Common Stock) are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including, without limitation, court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

     SECTION 3.5  No Conflict, Required Filings and Consents.

     (a) The Parent Disclosure Schedule lists each material agreement, contract or other instrument (including all amendments thereto) to which Parent or any of its subsidiaries is a party or by which any of them is bound and which would be required pursuant to the Exchange Act and the rules and regulations thereunder to be filed as an exhibit to an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K. Parent has made available to the Company, on or prior to the date hereof true, correct and complete copies in all material respects of each such agreement, contract, instrument and amendment.

     (b) Except as disclosed in Section 3.5(b) of the Parent Disclosure Schedule, (i) neither Parent nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in Section 3.5(a), (ii) to the knowledge of Parent, no other party to any of the agreements, contracts or other instruments referred to in Section 3.5(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in Section 3.5(a) is in full force and effect, except in each case for breaches, defaults or failures to be in full force and effect that do not have a Material Adverse Effect.

     (c) Except as set forth in Section 3.5(c) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any Laws applicable to Parent or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the

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

properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not have a Material Adverse Effect.

     (d) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, the legal requirements of any foreign jurisdiction requiring notification in connection with the Merger and the transactions contemplated hereby and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, either (A) would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement, or (B) do not have a Material Adverse Effect.

     SECTION 3.6  Compliance; Permits.

     (a) Except as disclosed in Section 3.6(a) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in each case, for any such conflicts, defaults or violations which do not have a Material Adverse Effect.

     (b) Except as disclosed in Section 3.6(b) of the Parent Disclosure Schedule, Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of Parent and its subsidiaries taken as a whole as it is now being conducted (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply does not result in a Material Adverse Effect.

     SECTION 3.7  SEC Filings; Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed with the SEC and has made available to the Company copies of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 1997, (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) since January 1, 1994, (iv) all other reports or registration statements filed by Parent with the SEC since January 1, 1994, and (v) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC pursuant to the requirements of the Securities Act or the Exchange Act ((i)-(v) collectively, the "PARENT SEC REPORTS"). Except as disclosed in Section 3.7 of the Parent Disclosure Schedule, the Parent SEC Reports (i) were prepared as to form in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholders equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

     SECTION 3.7A SEC Filings; Financial Statements -- Monarch Marking Systems, Inc.

     (a) Monarch Marking Systems, Inc. ("MONARCH") has filed all forms, reports and documents required to be filed with the SEC and has made available to the Company copies of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, (iii) all other reports filed by Monarch with the SEC since January 1, 1994, and (iv) all amendments and supplements to all such reports filed by Monarch with the SEC pursuant to the requirements of the Securities Act or the Exchange Act ((i)-(iv) collectively, the "MONARCH SEC REPORTS"). Monarch has not prepared or filed with the SEC any proxy statements relating to any meetings of its stockholders since January 1, 1994, has not filed any registration statements with the SEC since January 1, 1994, and is not subject to the reporting requirements of the Exchange Act as of the date hereof. Except as disclosed in Section 3.7A of the Parent Disclosure Schedule, the Monarch SEC Reports (i) were prepared as to form in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Monarch SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Monarch and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholders equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

     SECTION 3.8  Absence of Certain Changes or Events.  Except as set forth in
Section 3.8(i) through Section 3.8(xii) of the Parent Disclosure Schedule since March 31, 1997, Parent has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or By-Laws of Parent or similar organizational documents of its subsidiaries; (iii) any damage to, destruction or loss of any material asset of Parent or any of its subsidiaries (whether or not covered by insurance); (iv) any material change by Parent in its accounting methods, principles or practices; (v) any material revaluation by Parent of any of its or any of its subsidiaries' assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale, pledge, disposition of or encumbrance upon a material amount of assets of Parent or any of its subsidiaries (except (A) sales of assets in the ordinary course of business, (B) dispositions of obsolete or worthless assets, and (C) sales of immaterial assets not in excess of $1,000,000 in the aggregate); (vii) any dividend or distribution with respect to any capital stock of the Company; (viii) cancellation or notice of cancellation or surrender of any policy of insurance (which has not been cured by payment of the premium, purchase of an equivalent policy, or otherwise) relating to or affecting Parent's assets; (ix) any payment, discharge or satisfaction of any claim, lien, obligation, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due, matured or unmatured, liquidated or unliquidated, other than claims, liens, encumbrances or liabilities (A) that are reflected or reserved against in the Financial Statements or (B) that were incurred and paid, discharged or satisfied since such date in the ordinary course of business consistent with past practices; (x) any default on any material claim, liability or obligation; (xi) any prepayment, advance or other deposit made by customers of Parent with respect to products or services contracted for but not provided as of the date hereof or any other unearned income other than prepayments, advances or deposits consistent with past practices; or (xii) there has been no increase by more than $10,000 in the compensation of any of Parent's officers or employees who earn more than $100,000 annually or loans made by Parent to any of its stockholders, directors, officers or employees.

     SECTION 3.9  No Undisclosed Liabilities.

     (a) Except as is disclosed in Section 3.9 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (i) in the aggregate adequately provided for in Parent's balance sheet (including any related notes thereto) as of March 31, 1997 included in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997 (the "PARENT BALANCE SHEET"), (ii) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the Parent Balance Sheet, (iii) incurred since March 31, 1997, in the ordinary course of business, (iv) incurred in connection with this Agreement, or (v) which do not have a Material Adverse Effect.

     (b) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and at the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     SECTION 3.10 Absence of Litigation. Set forth in Section 3.10 of the Parent Disclosure Schedule are descriptions of all claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before or by any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, and, in the case of any such claims for damages, seek damages in excess of $1,000,000, other than claims, actions, suits, proceedings or investigations covered by one or more insurance policies as to which the insurer or insurers have indicated their intentions in writing to defend and pay in the aggregate damages up to the amount claimed ("PARENT LITIGATION"). Except as set forth in
Section 3.10 of the Parent Disclosure Schedule, no such Parent Litigation would have a Material Adverse Effect if the Plaintiff were to prevail with respect to any of its claims.

     SECTION 3.11 Labor Matters. Except as set forth in Section 3.11 of the Parent Disclosure Schedule: (i) there are no claims or proceedings pending or, to the knowledge of Parent, threatened, between Parent or any of its subsidiaries and any of their respective employees, which claims or proceedings would have a Material Adverse Effect; (ii) neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or any of its subsidiaries, and Parent does not know of any activities or proceedings of any labor union to organize any such employees; (iii) Parent has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries; and (iv) Parent is in compliance with all applicable labor laws, rules, regulations and orders, except where the failure to so comply does not have a Material Adverse Effect.

     SECTION 3.12  Registration Statement; Joint Proxy
Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement (the "REGISTRATION STATEMENT") pursuant to which Parent Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein not misleading. The information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Stockholders' Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading or shall omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent or Merger Sub shall promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in any of the foregoing documents.

     SECTION 3.13 Title to Property. Except as disclosed in Section 3.13 of the Parent Disclosure Schedule, Parent and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, which do not have a Material Adverse Effect; and all leases pursuant to which Parent or any of its subsidiaries lease from others real or personal property are in good standing, valid, effective and enforceable in accordance with their respective terms, and there is not under any of such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by parent or, to the knowledge of Parent, by the other party or parties to such leases, except where the lack of such good standing, validity, effectiveness or enforceability or the existence of such default or event of default does not have a Material Adverse Effect.

     SECTION 3.14 Taxes. Other than as disclosed in Section 3.14 of the Parent Disclosure Schedule, (i) Parent and each of its subsidiaries have filed all Tax Returns required to be filed by it or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect do not have a Material Adverse Effect; (ii) all Tax Returns filed by Parent and each of its subsidiaries are complete and accurate except to the extent that such failure to be complete and accurate does not have a Material Adverse Effect; (iii) Parent and each of its subsidiaries have paid (or Parent has paid on the subsidiaries' behalf) all Taxes shown as due on such returns (and all Taxes required to be paid whether or not shown as due on such returns, except to the extent that the failure to pay unreported Taxes does not have a material Adverse Effect), and the most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by Parent and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements; (iv) no deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any of its subsidiaries that are not adequately reserved for, except for deficiencies that do not have a Material Adverse Effect, and no requests for waivers of the time to assess any such Taxes have been granted or are pending;
(v) the Parent has made adequate provisions in the Parent's books and records for Taxes with respect to its current taxable year; (vi) the statute of limitations for the assessment of federal and state income taxes has expired for taxable years prior to January 1, 1992 for all material state and consolidated federal income tax returns of the Parent or any subsidiary of the consolidated group that includes Parent, and there is no claim or assessment pending against Parent or any of its subsidiaries for any alleged deficiency in Taxes (except for assessments assessed prior to the date payment is required); and (vii) to the knowledge of Parent there is no audit or investigation currently being conducted that could cause Parent or any of its subsidiaries to be liable for any Taxes and there are no agreements in effect to extend the period of limitations for the assessment or collection of any tax for which Parent or any of its subsidiaries may be liable, and (viii) Parent is not a party to any agreement that would require it to make any excess parachute payment pursuant to
Section 280G of the Code.

     SECTION 3.15 Environmental Matters. Except as set forth in Section 3.15 of the Parent Disclosure Schedule, or as do not have a Material Adverse Effect, Parent and its subsidiaries: (i) have obtained all Approvals which are required to be obtained under applicable Environmental Laws by Parent or any of its subsidiaries (or their respective agents); (ii) are in compliance with terms and conditions of such required Approvals; and (iii) have not received notice of any past or present violation of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which would give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit or proceeding, against Parent or any

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of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

     SECTION 3.16  Intellectual Property; Domestic.

     (a) Set forth on Section 3.16 of the Parent Disclosure Schedule are descriptions of all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how and tangible or intangible proprietary information or material that are material to the business of Parent and its subsidiaries as currently conducted by Parent or any of its subsidiaries (the "PARENT INTELLECTUAL PROPERTY RIGHTS"). Parent or its subsidiaries, directly or indirectly, own, or are licensed or otherwise possess legally enforceable rights to use, all Parent Intellectual Property Rights.

     (b) Except as set forth on Section 3.16 of the Parent Disclosure Schedule, either Parent or one of its subsidiaries is the owner of, or the licensee of, with all right, title and interest in and to (free and clear of any Liens), the Parent Intellectual Property Rights; in the case of the Parent Intellectual Property Rights owned by Parent or any of its subsidiaries, has the right to the use thereof or the material covered thereby in connection with the services or products in respect of which the Parent Intellectual Property Rights are being used; and in the case of Parent Intellectual Property Rights licensed to Parent or any subsidiary, the licenses thereof are valid, binding and enforceable in accordance with their terms, and no default or event of default (or any event that, with the giving of notice or passage of time, or both, would result in a default or event of default) by Parent or any of its subsidiaries or, to the knowledge of Parent, by any other party or parties exists under such licenses. Except as set forth in Section 3.16(b) of the Parent Disclosure Schedule or as do not have a Material Adverse Effect, no claims with respect to the Parent Intellectual Property Rights have been asserted or, to the knowledge of Parent, are threatened by any person (i) to the effect that the manufacture, sale, license or use of any product of Parent or any of its subsidiaries as now manufactured, used, sold or licensed or proposed for manufacture, use, sale or license by Parent or any of its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret, (ii) against the use by Parent or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Parent and its subsidiaries as currently conducted, or (iii) challenging the ownership by Parent or any of its subsidiaries or the validity of any of the Parent Intellectual Property Rights. All registered trademarks, service marks and copyrights held by Parent or any of its subsidiaries are valid and subsisting, except to the extent that any such failure to be valid and subsisting does not have a Material Adverse Effect. Except as set forth in Section 3.16(b) of the Parent Disclosure Schedule, to the knowledge of Parent, there is no currently unauthorized use, infringement or misappropriation of any of the Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent or any of its subsidiaries. No Parent Intellectual Property Right or product of Parent or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Parent or any of its subsidiaries, except to the extent that any such restriction does not have a Material Adverse Effect.

     SECTION 3.16A  Intellectual Property; Foreign

     (a) With respect to all foreign patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how and tangible or intangible proprietary information or material that are material to the business of Parent and its subsidiaries as currently conducted by Parent or any of its subsidiaries (the "FOREIGN INTELLECTUAL PROPERTY RIGHTS"), Parent or its subsidiaries, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all Foreign Intellectual Property Rights.

     (b) No claims with respect to the Foreign Intellectual Property Rights have been asserted (except to the extent that any such claim does not have a Material Adverse Effect) or, to the knowledge of Parent, are threatened by any person (i) to the effect that the manufacture, sale, license or use of any product of Parent or any of its subsidiaries as now manufactured, used, sold or licensed or proposed for manufacture, use, sale or license by Parent or any of its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret, (ii) against the use by Parent or any of its subsidiaries of any trademarks, service marks, trade names,

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

trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Parent. and its subsidiaries as currently conducted, or (iii) challenging the ownership by Parent or any of its subsidiaries or the validity of any of the Parent Foreign Intellectual Property Rights. All registered trademarks, service marks and copyrights held by Parent or any of its subsidiaries are valid and subsisting, except to the extent that any such failure to be valid and subsisting does not have a Material Adverse Effect. Except as set forth in Section 3.16A(b) of the Parent Disclosure Schedule, to the knowledge of Parent, there is no currently unauthorized use, infringement or misappropriation of any of the Foreign Intellectual Property Rights by any third party, including any employee or former employee of Parent or any of its subsidiaries. No Foreign Intellectual Property Rights or product of parent or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Parent or any of its subsidiaries, except to the extent that any such restriction does not have a Material Adverse Effect.

     SECTION 3.17  Certain Distribution Agreements.  Except as set forth in
Section 3.17 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries has entered into any material agreement (other than distribution agreements) under which Parent or any of its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     SECTION 3.18  Interested Party Transactions.  Except as set forth in
Section 3.18 of the Parent Disclosure Schedule, no event has occurred, since the date of Parent's proxy statement dated March 31, 1997, that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     SECTION 3.19 Insurance. Parent maintains fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies with reputable insurance carriers, which are in character and amount substantially similar to that carried by entities engaged in a similar business and subject to the same or similar perils or hazards, except as would not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.20 Pooling Matters. Neither Parent nor, to the knowledge of Parent, any of its affiliates, has taken or agreed to take any action that would affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

     SECTION 3.21 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Parent's financial advisor, Wheat First Butcher Singer, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to Parent and Parent's stockholders from a financial point of view.

     SECTION 3.22 Brokers. Except as set forth in Section 3.22 of the Parent Disclosure Schedule, no broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their subsidiaries or affiliates. The fees and expenses of the entities listed on
Section 3.22 of the Parent Disclosure Schedule will be paid by Parent.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing and except as set forth in Section 4.1 of the Company Disclosure Schedule or as contemplated by this Agreement, the Company shall conduct its business, and shall cause the businesses of its subsidiaries to be conducted, only in the ordinary course of business; and the Company shall use all reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present

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

relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

          (a) amend or otherwise change the Certificate of Incorporation or By-Laws of the Company or similar organizational documents of any of its subsidiaries;

          (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any, class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its subsidiaries (except for (i) the issuance of shares of Company Common Stock issuable pursuant to Stock Options which were granted under the Company Stock Option Plans and are outstanding on the date hereof, (ii) grants of Stock Options under the Company Stock Option Plans for the purchase of a maximum of 25,000 shares of Company Common Stock in the aggregate to the individuals identified in
     Section 4.1(b) of the Company Disclosure Schedule and (iii) the issuance of shares of Company Common Stock issuable pursuant to the Warrants);

          (c) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent,
     (ii) split, combine or reclassify any of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of its subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or provide that upon the exercise or conversion of any such option, warrant or right the holder thereof shall receive cash;

          (d) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business, (ii) dispositions of obsolete or worthless assets, and
     (iii) sales of immaterial assets not in excess of $250,000 in the aggregate);

          (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) except in the ordinary course of business, incur or assume any Funded Debt (as defined below) not currently outstanding; (iii) except in the ordinary course of business, assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person (other than the Company or any of its wholly-owned subsidiaries);
     (iv) except in the ordinary course of business, make any loans or advances to any person (other than the Company or any of its wholly-owned subsidiaries); (v) enter into or amend any material contract or agreement;
     (vi) authorize any capital expenditures or purchases of fixed assets in excess of $5 million in the aggregate for the Company and its subsidiaries taken as a whole; or (vii) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this
     Section 4.1(e);

          (f) (i) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or any of its subsidiaries who are not officers of the Company in the ordinary course of business; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its subsidiaries; or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

          (g) except as may be required as a result of a change in law or in generally accepted accounting principles, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

          (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

          (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business; or

          (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (i) above.

     For purposes of this Section, "Funded Debt" means, without duplication, (i) all indebtedness for borrowed money or which has been incurred in connection with the acquisition of assets, in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), but excluding all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt to the extent the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (ii) all rentals payable under capitalized leases, and (iii) all guaranties of Funded Debt of others.

     SECTION 4.2  No Solicitation.

          (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, (i) solicit, initiate or encourage any inquiries or proposals regarding any merger, sale of substantial assets, sale of more than 1% of the outstanding shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal. Nothing contained in this Section 4.2(a) shall prevent the Board of Directors of the Company from considering, negotiating, discussing, approving and recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited in violation of this Agreement, provided the Board of Directors of the Company determines in good faith that it is required to do so in order to discharge properly its fiduciary duties. Nothing contained in this
     Section 4.2 shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

          (b) Unless otherwise required under the applicable fiduciary duties of the directors of the Company, the Company shall promptly notify Parent after receipt of any Acquisition Proposal, or any material modification of or amendment to any Acquisition Proposal. Such notice to Parent shall indicate the name of the person making such Acquisition Proposal, the terms and conditions of such Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.2(c), and the Company shall furnish Parent with copies of any written Acquisition Proposal and the contents of any communications in response thereto. The Company shall not waive any provisions of any "standstill" agreements between the Company and any party, except to the extent that such waiver is, as advised by counsel, required by the fiduciary duties of the directors of the Company.

          (c) If the Board of Directors of the Company receives a request for nonpublic information by a person who makes, or indicates that it is considering making, a bona fide Acquisition Proposal, and the

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

     Board of Directors determines in good faith that it is required to cause the Company to act as provided in this Section 4.2(c) in order to discharge properly the directors' fiduciary duties, then, provided such person has executed a confidentiality agreement with the Company, the Company may provide such person with access to information regarding the Company.

     SECTION 4.3 Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing and except as set forth in Section 4.3 of the Parent Disclosure Schedule or as contemplated by this Agreement, Parent shall conduct its business, and cause the businesses of its subsidiaries to be conducted, only in the ordinary course of business; and Parent shall use all reasonable efforts to preserve substantially intact the business organization of Parent and its subsidiaries, to keep available all services of the present officers, employees and consultants of Parent and its subsidiaries and to preserve the present relationships of Parent and its subsidiaries with customers, suppliers and other persons with which Parent or any of its subsidiaries has significant business relations. By way of amplification and not limitation, neither Parent nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company which shall not be unreasonably withheld:

          (a) amend or otherwise change the Certificate of Incorporation or By-Laws of Parent or similar organizational documents of any of its subsidiaries;

          (b) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, other than regular stock dividends consistent with past practice and except that a wholly-owned subsidiary of Parent may declare and pay a dividend to its parent; or

          (c) take, or agree in writing or otherwise to take, any of the actions described in 4.3(a) and (b).

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 HSR Act; Etc. As promptly as practicable after the date of the execution of this Agreement, the Company and Parent shall file notifications under and in accordance with the HSR Act and the legal requirements of any foreign jurisdictions requiring notification in connection with the Merger and the transactions contemplated hereby. The Company and Parent shall respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority (foreign or domestic) in connection with antitrust matters and shall otherwise use their best efforts to cause the waiting period thereunder to expire or be terminated.

     SECTION 5.2 Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus and the Registration Statement of Parent with respect to Parent Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall file with the SEC a combined proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate) relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the stockholders of the Company and the approval by the stockholders of Parent of the issuance of Parent Company Stock in the Merger pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective and to mail the Joint Proxy Statement/Prospectus to their respective stockholders, as soon thereafter as practicable.

     SECTION 5.3 Stockholders Meetings. Unless otherwise required under the applicable fiduciary duties of the respective directors of the Company and Parent, the Company and Parent shall call and hold their respective Stockholders' Meetings as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger and the adoption of the Merger Agreement, in the case of the Company's stockholders, and the issuance of Parent Common Stock, in the case of Parent's stockholders, and Parent and the Company shall use their best efforts to hold the Stockholders' Meetings on the same day and as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the respective directors of the Company and Parent, as determined by such directors in good faith after consultation with and based upon the advice of their respective outside legal counsel, the Company and Parent shall (i) recommend approval of the transactions contemplated by this Agreement by the stockholders of the Company and Parent, respectively, and include in the Joint Proxy Statement/Prospectus such recommendation and (ii) use all reasonable efforts to solicit from their respective stockholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby or approval of the issuance of Parent Common Stock in the Merger pursuant to this Agreement, as the case may be, and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

     SECTION 5.4 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their respective subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality letters between Parent and the Company, dated April 3, 1997 and July 8, 1997 (the "CONFIDENTIALITY LETTERS").

     SECTION 5.5 Consents; Approvals. The Company, Parent and Merger Sub shall each use all reasonable efforts to obtain all consents (including those referred to in Section 6.1(h)), waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company, Parent and Merger Sub shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by each of them and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company, Parent and Merger Sub shall furnish promptly all information required to be included in the Joint Proxy Statement/ Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

     SECTION 5.6 Agreements with Respect to Affiliates. Each of Parent and the Company shall deliver to the other, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "AFFILIATE LETTERS") identifying all persons who are, at the time of the Parent Stockholders' Meeting or the Company Stockholders' Meeting, as the case may be, "affiliates" of Parent or the Company, respectively, for purposes of Rule 145 under the Securities Act ("RULE 145"). Each of Parent and the Company shall use its best efforts to cause each person who is identified as an "affiliate" in its Affiliate Letter to deliver, on or before the date which is 30 days prior to the Effective Time, a written agreement (an "AFFILIATE AGREEMENT") in connection with restrictions on affiliates under Rule 145 and pooling of interests accounting treatment, in substantially the form of Exhibit 5.6.

     SECTION 5.7  Indemnification and Insurance.

     (a) The By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws of the Company on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

     (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws as in effect at the Effective Time, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof.

     (c) Parent and the Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the date hereof.

     (d) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms comparable to those now applicable to directors and officers of the Company.

     (e) This Section shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties.

     SECTION 5.8 Employment and Benefit Matters. For a period of not less than one (1) year following the Effective Time, Parent and the Surviving Corporation shall cause the employees of the Surviving Corporation to continue to participate in such employee benefit plans and programs in which they participated immediately prior to the Effective Time while employed by the Company, or, to the extent such continued participation is not practicable (i.e., where benefits are based on Company Common Stock), then such employees shall be eligible to participate in such comparable plans or programs of the Parent. To the extent that service is relevant for purposes of eligibility, participation, vesting or benefit accrual under any such employee benefit plan or program, employees of the Surviving Corporation shall be credited for service accrued or deemed accrued with the Company prior to the Effective Time, provided, however, that such crediting of service does not result in the duplication of benefits or any unintended windfall with respect to the accrual of benefits.

     SECTION 5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 6.2(b) or 6.3(b) unless the failure to give such notice results in material prejudice to the other party.

     SECTION 5.10 Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Each of Parent, Merger Sub and the Company shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge would reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

     SECTION 5.11 Public Announcements. Parent and the Company shall consult with each other before issuing any press release and shall not issue any press release or make any public statement with respect to the Merger or this Agreement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the New York Stock Exchange or the Nasdaq Stock Market, as the case may be (in which case the disclosing party will use its best efforts to advise the other party prior to making the disclosure).

     SECTION 5.12 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes (collectively, the "TRANSFER TAXES") which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time. Parent or the Surviving Corporation shall pay all Transfer Taxes imposed in connection with the transactions contemplated hereby.

     SECTION 5.13 Accountants' Letters. Upon reasonable notice from the other, the Company and Parent shall use their respective best efforts to cause KPMG Peat Marwick LLP or Arthur Andersen LLP, respectively, to deliver to Parent or the Company, as the case may be, a letter, dated within two business days of the Effective Date of the Registration Statement covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountants' "comfort" letters. In connection with Parent's efforts to obtain such letter, if requested by Arthur Andersen LLP, the Company shall provide a representation letter to Arthur Andersen LLP complying with the statement on Auditing Standards No. 72 ("SAS 72"), if then required. In connection with the Company's efforts to obtain such letter, if requested by KPMG Peat Marwick LLP, Parent shall provide a representation letter to KPMG Peat Marwick LLP complying with SAS 72, if then required.

     SECTION 5.14 Pooling Accounting Treatment. Each of Parent and the Company agrees not to take any action that to its knowledge would reasonably be expected to adversely affect the ability of Parent to treat the Merger as a pooling of interests, and each of Parent and the Company agrees to take such action as may be reasonably required to negate the impact of any past actions which to its knowledge could reasonably be expected to adversely impact the ability of Parent to treat the Merger as a pooling of interests.

     SECTION 5.15 Company Listing. The Company shall use its best efforts to continue the listing of the Company Common Stock on the Nasdaq Stock Market during the term of this Agreement.

     SECTION 5.16 Listing of Parent Shares. Parent shall use its best efforts to cause Parent Shares to be issued in the Merger to be approved for listing, upon official notice of issuance, on the New York Stock Exchange.

     SECTION 5.17 Guarantee of Merger Sub Obligations. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.1  Conditions to Obligation of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC.

          (b) Stockholder Approval. The Merger shall have been approved and this Agreement shall have been adopted by the requisite vote of the stockholders of the Company and the issuance of shares of Parent Common Stock in the Merger pursuant to this Agreement shall have been approved by the requisite vote of the stockholders of Parent.

          (c) HSR Act, Etc. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and any requirements of other foreign jurisdictions applicable to the consummation of the Merger shall have been satisfied unless the failure of such requirements of other foreign jurisdictions to be satisfied do not have a Material Adverse Effect in respect of either the Company and its subsidiaries or Parent and its subsidiaries.

          (d) Consents; Approvals. All consents, waivers, approvals, authorizations or orders of third parties to the consummation of the Merger and the other transactions contemplated hereby shall have been obtained, other than those which, if not obtained, do not have a Material Adverse Effect.

          (e) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger.

          (f) Blue Sky Laws. All material permits and other authorizations necessary under the Blue Sky Laws to issue shares of Parent Common Stock pursuant to the Merger shall have been obtained.

          (g) New York Stock Exchange Listing. The Parent Shares to be issued in the Merger shall have been approved upon official notice of issuance for listing on the New York Stock Exchange.

          (h) Bank Consents. Parent shall have received (i) the consent to the Merger of the Lenders (or waivers by such Lenders of any default arising from the Merger) under the Credit Agreement, dated as of March 3, 1997, among Parent as Borrower, and the Initial Lenders, Initial Issuing Bank and Swing Line Bank named therein as Initial Lenders, Initial Issuing Bank and Swing Line Bank, and Fleet Bank, N.A., as Administrative Agent, and (ii) the consent to the Merger of Wachovia Bank, N.A. ("Wachovia") (or the waiver by Wachovia of any default arising from the Merger) under the Reimbursement and Security Agreement, dated as of May 1, 1996, between Parent and Wachovia (as successor by merger to Wachovia Bank of Georgia, N.A.), copies of which agreements have been provided to the Company.

     SECTION 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except for (i) changes contemplated by this Agreement, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), with the same force and effect as if made at and as of the Effective

     Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the President of the Company.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the President of the Company.

          (c) Corporate Documents. The Certificate of Incorporation and By-Laws of the Company shall have been amended in the form of Exhibits 6.2(c)-1 and 6.2(c)-2.

          (d) Opinion of Counsel. Parent shall have received a written opinion of Morgan, Lewis & Bockius LLP, counsel to the Company, dated as of the Effective Time, and in form reasonably satisfactory to Parent.

          (e) Opinion of Accountants. Parent shall have received an opinion of each of KPMG Peat Marwick LLP and Arthur Andersen LLP, independent certified public accountants, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement.

          (f) Affiliate Agreements. Parent shall have received from each person who is identified in the Affiliate Letters as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.

     SECTION 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and the President of Parent.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and the President of Parent.

          (c) Opinion of Counsel. The Company shall have received a written opinion of Snow Becker Krauss P.C., counsel to Parent and Merger Sub, dated as of the Effective Time, and in form reasonably satisfactory to the Company.

          (d) Opinion of Accountants. The Company shall have received a copy of the opinions referred to in Section 6.2(e) above.

          (e) Affiliate Agreements. The Company shall have received from each person who is identified in the Affiliate Letters as an "affiliate" of Parent, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

          (b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 1997 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.10 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

          (d) (i) by Parent, if the requisite vote of the stockholders of the Company shall not have been obtained at a duly held meeting of such stockholders or any adjournment thereof by December 31, 1997 or (ii) by the Company, if the requisite vote of the stockholders of Parent shall not have been obtained at a duly held meeting of such stockholders or any adjournment thereof by December 31, 1997; or

          (e) by Parent or the Company, if: (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner materially adverse to Parent or shall have resolved to do so in accordance with Section 5.3; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Alternative Transaction (as defined below); or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; or

          (f) by the Company, if the Board of Directors of Parent shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner materially adverse to the Company or shall have resolved to do so in accordance with Section 5.3 hereof; or

          (g) by the Company, if there has been (i) a material misrepresentation or breach of warranty in the representations and warranties made by Parent or Merger Sub, (ii) a material default in the performance of an agreement made by Parent or Merger Sub contained in Article IV or Article V or (iii) an intentional material default by Parent with respect to Section 3.12, that in each such case cannot be cured at or prior to the Effective Time; or

          (h) by Parent, if there has been (i) a material misrepresentation or breach of warranty in the representations and warranties made by the Company, (ii) a material default in the performance of an agreement made by the Company contained in Article IV or Article V or (iii) an intentional material default by the Company with respect to Section 2.14, that in each such case cannot be cured at or prior to the Effective Time.

     As used herein, "Alternative Transaction" means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Parent or any of its subsidiaries or any affiliate of any thereof (a "THIRD PARTY") acquires or would acquire more than 50% of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of the Company or any of its subsidiaries by a merger or other business combination

(including any so-called "merger of equals" and whether or not the Company or any of its subsidiaries is the entity surviving any such merger or business combination) or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and any entity surviving any merger or business combination including any of them) of the Company or any of its subsidiaries having a fair market value equal to more than 50% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction.

     SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except as follows:

          (i) as set forth in Section 7.3 hereof; and

          (ii) nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to termination; provided, however, that if for any reason the Company is required to pay to Parent the Fee pursuant to Section 7.3(b), the Company shall have no other liability to Parent or Merger Sub and shall be relieved of any and all other liabilities for any breach of this Agreement occurring prior to termination.

The Confidentiality Letters shall survive termination as set forth therein.

     SECTION 7.3  Fees and Expenses.

     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     (b) The Company shall pay Parent a fee of $6,209,000 (the "FEE"), if:

          (i) Parent or the Company terminates this Agreement pursuant to
     Section 7.1(e); or

          (ii) All of the following events have occurred:

             (A) a bona fide Alternative Transaction is publicly commenced, publicly disclosed, publicly proposed or publicly communicated to the Company at any time on or after the date of this Agreement and on or prior to the date of the meeting of the stockholders of the Company referred to in Section 5.3 hereof (including the last date on which any adjourned session thereof is reconvened); and

             (B) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b) or Parent terminates this Agreement pursuant to
        Section 7.1(d)(i) if, in the case of termination under either such Section, the requisite vote for approval and adoption of the Merger Agreement by the stockholders of the Company shall not have been obtained by December 31, 1997; and

             (C) thereafter on or prior to the first anniversary of the date of termination, (x) such Alternative Transaction is consummated or (y) there is consummated any transaction, whether or not commenced, publicly disclosed, publicly proposed or communicated to the Company prior to such termination, that would constitute an Alternative Transaction; or

          (iii) Parent terminates this Agreement pursuant to Section 7.1(b) and the Merger shall have not been consummated by December 31, 1997 as a result of the failure of the Company to fulfill its obligations under this Agreement; or

          (iv) Parent terminates this agreement pursuant to Section 7.1(c) and the failure of the Company to comply with its obligations under Section
     5.10 materially contributed to the issuance of any order, decree or ruling or the taking of any action referred to in such Section.

     (c) The Fee payable pursuant to Section 7.3(b)(i) shall be paid within three business days after the first to occur of any of the events described therein. The Fee payable pursuant to Section 7.3(b)(ii) shall be paid within three business days following the consummation of any such Alternative Transaction. The Fee payable pursuant to Section 7.3(b)(iii) or 7.3(b)(iv) shall be paid within three business days after Parent shall have given its notice of termination. Notwithstanding the preceding sentences, in no event shall the Company be required to pay any such Fee to Parent if, immediately prior to the termination of this Agreement, Parent was in material breach of its obligations under this Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1  Effectiveness of Representations, Warranties and Agreements,
Etc.

     (a) Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I, Sections 5.7, 5.8, 5.10, 5.12 and 5.14 shall survive the Effective Time indefinitely and those set forth in Section 7.3 shall survive such termination (whether at the Effective Time or pursuant to Section 7.1) indefinitely. Nothing in this Section 8.1(a) shall relieve any party for any breach of any representation, warranty or agreement in this Agreement occurring prior to termination.

     (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed only with respect to such Section unless such disclosure is made in such a way as to make its relevance to the information called for by another Section of such schedule readily apparent in which case, such disclosure shall be deemed to have been included in such other Section, notwithstanding the omission of a cross reference thereto.

     SECTION 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation of receipt, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a) If to Parent or Merger Sub:

        PAXAR Corporation
        105 Corporate Park Drive
        White Plains, NY 10604

        Telecopier No.: 914-697-6890
        Telephone No.: 914-697-6800
        Attention: Arthur Hershaft, Chairman and CEO

     With a copy to:

        Eric Honick
        Snow Becker Krauss P.C.
        605 Third Avenue
        New York, NY 10158

        Telecopier No.: 212-949-704
        Telephone No.: 212-455-0440

     (b) If to the Company:

        International Imaging Materials, Inc.
        310 Commerce Drive
        Amherst, NY 14228

        Telecopier No.: 716-691-1133
        Telephone No.: 716-691-6333, Ext. 447
        Attention: John W. O'Leary, President and CEO

     With a copy to:

        Samuel B. Fortenbaugh III
        Morgan, Lewis & Bockius LLP
        101 Park Avenue
        New York, NY 10178

        Telecopier No.: (212) 309-6273
        Telephone No.: (212) 309-6000

     SECTION 8.3 Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

          (c) "business day" means any day other than a day on which banks in the State of New York are required or authorized to be closed;

          (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (e) "generally accepted accounting principles" shall mean United States generally accepted accounting principles;

          (f) "knowledge" of the Company or Parent, as the case may be, shall mean the actual knowledge of the executive officers of the Company or the executive officers of Parent, respectively, as such knowledge has been or reasonably should have been obtained in the normal conduct of business;

          (g) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) (3) of the Exchange Act); and

          (h) "subsidiary" or "subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 8.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letters), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 8.9 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any direct wholly-owned subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     SECTION 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.7 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties) and Section 5.8 (which is intended to be for the benefit of the employees of the Surviving Corporation and may be enforced by such employees).

     SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than any conflicts of law rules which might result in the application of the laws of any other jurisdiction), except to the extent that the DGCL applies, in which case such law shall apply.

     SECTION 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 8.14  Consent to Jurisdiction.  Each of the parties hereto:

          (a) consents to submit itself to the personal jurisdiction of (i) the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (ii) the Chancery or other Courts of the State of Delaware otherwise;

          (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

          (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any Court other than such courts;

          (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 8.2 or at such other address of which a party shall have been notified pursuant thereto; and

          (e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          PAXAR CORPORATION

                                          By: /s/ ARTHUR HERSHAFT
                                            ------------------------------------
                                          Name: Arthur Hershaft
                                          Title: Chairman and Chief Executive
                                          Officer

                                          RIBBON MANUFACTURING, INC.

                                          By: /s/ ARTHUR HERSHAFT
                                            ------------------------------------
                                          Name: Arthur Hershaft
                                          Title: President

                                          INTERNATIONAL IMAGING MATERIALS, INC.

                                          By: /s/ JOHN W. O'LEARY
                                            ------------------------------------
                                          Name: John W. O'Leary
                                          Title: President and Chief Executive
                                          Officer

                                                                     EXHIBIT 5.6

                          FORM OF AFFILIATE AGREEMENT

                                                                          , 1997

International Imaging Materials, Inc.
310 Commerce Drive
Amherst, New York 14228

PAXAR Corporation
105 Corporate Park Drive
White Plains, New York 10604

Ladies and Gentlemen:

     The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of International Imaging Materials, Inc., a Delaware corporation (the "Company"), or PAXAR Corporation, a New York corporation ("Parent"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of July 15, 1997 (the "Agreement") among the Company, Parent, and Ribbon Manufacturing, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Merger Sub will be merged with and into the Company with the Company being the surviving corporation in the merger (the "Merger").

     As a result of the Merger, the undersigned will receive shares of Common Stock, par value $.10 per share, of Parent ("Parent Common Stock") in exchange for shares owned by the undersigned of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock").

     The undersigned represents, warrants and covenants to Parent and the Company that as of the date the undersigned receives any Parent Common Stock as a result of the Merger:

          A. The undersigned shall not make any sale, transfer or other disposition of Parent Common Stock in violation of the Act or the Rules and Regulations.

          B. The undersigned has carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of Parent Common Stock to the extent the undersigned felt necessary with the undersigned's counsel or counsel for the Company.

          C. The undersigned has been advised that the issuance of Parent Common Stock to the undersigned pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger is submitted for a vote of the stockholders of the Company, the undersigned may be deemed to be an affiliate of the Company, the undersigned may not sell, assign, transfer or otherwise dispose of any of the shares of Parent Common Stock issued to the undersigned in the Merger (nor may it acquire, issue or enter into any puts, calls, straddles, short-sales, spreads or similar transactions with respect to such shares) except (i) pursuant to an effective Registration Statement under the Act, (ii) in a transaction made in conformity with Rule 145 promulgated by the Commission under the Act, or
     (iii) in a transaction which, in the opinion of counsel reasonably satisfactory to Parent, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, is otherwise exempt from registration under the Act.

          D. The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of any Parent Common Stock by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to enable such sale, transfer or other disposition by the undersigned in compliance with an exemption from such registration.

          E. The undersigned also understands that there will be placed on the certificates for the Parent Common Stock issued to the undersigned or any certificates issued in substitution thereof, a legend stating in substance:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND PAXAR CORPORATION A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF PAXAR CORPORATION.

          It is understood and agreed that the legend set forth above in this paragraph E shall be removed by delivery of substitute certificates without such legend if Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no-action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

          F. The undersigned understands that the Merger is intended to be accounted for using the "pooling-of-interests" method and that such treatment for accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and the undersigned's compliance with certain of the covenants and agreements, set forth herein. Accordingly, the undersigned will not sell, transfer or otherwise dispose of the undersigned's interests in, engage in any put, call, short-sale, straddle, spread or other market transactions of any kind with respect to, or acquire or sell any options or other securities relating to securities of Parent or the Company that would be intended to reduce or hedge the undersigned's risk relative to, any shares of Parent Common Stock or Company Common Stock beneficially owned by the undersigned, during the period commencing on the 30th day prior to the effectiveness of the Merger and ending at such time as Parent publicly releases a report (the "Combined Financial Results Report") covering at least 30 days of combined operations of Parent and the Company after the Merger. The undersigned also understands that stop transfer instructions will be given to the transfer agents of Parent and the Company in order to prevent any breach of the covenants and agreements the undersigned makes in this Section F, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Results Report.

          G. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Parent and the Company and will be relied upon by such entities and their respective counsel and accountants.

          H. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of Parent and the Company that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

          I. In the event of a sale or other disposition pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Exhibit A hereto. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any securities disposed of by it, but that upon receipt of such letter the transfer agent shall effectuate the transfer of the shares indicated as sold in the letter.

     Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          By:

                                            ------------------------------------
                                            Name:

                                                                       EXHIBIT A
                                                                  To Exhibit 5.6

                                          [DATE]

PAXAR Corporation
105 Corporate Park Drive
White Plains, New York 10604

Attention: Secretary

Ladies and Gentlemen:

     On             , 199 , I sold             shares of common stock ("Common
Stock") of PAXAR Corporation (the "Company") received by me in connection with the merger of Ribbon Manufacturing, Inc., a subsidiary of the Company, with and into International Imaging Materials, Inc.

     Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the shares of Common Stock sold by me were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

     I hereby represent that the above-described shares of Common Stock were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section (3)(a)(38) of the Securities Exchange Act of 1934, as amended. I further represent that I have not solicited or arranged for the solicitation of orders to buy the above-described shares of Common Stock, and that I have not made any payment in connection with the offer or sale of such shares to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

                                                                         ANNEX B

                    [WHEAT FIRST BUTCHER SINGER LETTERHEAD]
July 15, 1997

CONFIDENTIAL

Paxar Corporation
105 Corporate Park Drive
White Plains, NY 10604

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.10 per share ("Paxar Common Stock"), of Paxar Corporation ("Paxar") of the Exchange Ratio provided for in Section 1.6 of the Agreement and Plan of Merger, dated as of July 15, 1997 (the "Merger Agreement"), by and among Paxar, Ribbon Acquisition Corporation, a wholly owned subsidiary of Paxar ("Merger Subsidiary"), and International Imaging Materials, Inc. ("Iimak"). As more fully described in the Merger Agreement, (i) Merger Subsidiary will be merged with and into Iimak (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of Iimak ("Iimak Common Stock"), other than shares held in treasury or owned by Paxar, will be converted into the right to receive the number of shares of Paxar Common Stock determined by dividing $24.00 by the average closing price on the New York Stock Exchange of Paxar Common Stock for the 20 consecutive trading days ending with the second trading day immediately preceding the Effective Date (as defined in the Merger Agreement), subject to a collar mechanism specified in the Merger Agreement.

     In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Iimak and Paxar concerning the respective businesses, operations and prospects of Iimak and Paxar. We examined certain publicly available business and financial information relating to the respective businesses and operations of Iimak and Paxar as well as certain financial forecasts and other data for Iimak and Paxar which were provided to or otherwise discussed with us by the respective managements of Iimak and Paxar, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current historical market prices and trading volumes of Iimak Common Stock and Paxar Common Stock; the historical and projected earnings and other operating data of Iimak and Paxar; and the capitalization and financial condition of Iimak and Paxar.

     We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Iimak and Paxar.

     We also evaluated the potential pro forma financial impact of the Merger on Paxar. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to the financial forecasts and other information provided to or otherwise reviewed by or discussed with us, including estimates relating to certain strategic,

Paxar Corporation
July 15, 1997
Page 2

financial and operational benefits and synergies expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Iimak and Paxar and the strategic implications and operational benefits anticipated to result from the Merger. We are not expressing any opinion as to what the value of Paxar Common Stock actually will be when issued pursuant to the Merger or the price at which Paxar Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Iimak or Paxar nor have we been furnished with any such valuations or appraisals. We have assumed, with your permission, that the tax effects, if any, to Paxar and the holders of the Paxar Common Stock resulting from the transactions contemplated by the Merger Agreement are immaterial and that dissenters' rights are not available to holders of Iimak Common Stock. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     Wheat, First Securities, Inc. ("Wheat") has been engaged to render financial advisory services to Paxar in connection with the Merger and will receive a fee upon the consummation of the Merger. As part of our investment banking business, we are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions,negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Paxar or Iimak for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Paxar in its evaluation of the proposed Merger. Our opinion does not address the relative merits of the Merger as compared to any alternative business transactions that might be available to Paxar, and does not constitute a recommendation to any stockholder of Paxar as to how such stockholder should vote at any stockholder's meeting in connection with the Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Wheat be made, without our prior written consent; provided, however, that the opinion may be included in its entirety in the Registration Statement and Prospectus/Joint Proxy Statement (as each term is defined in the Merger Agreement) or any amendment or supplement thereto.

     Based upon the subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deem relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Paxar Common Stock.

                                          Very truly yours,

                                          /s/ WHEAT FIRST SECURITIES INC.

                                                                         ANNEX C


[SMITH BARNEY LETTERHEAD]

July 15, 1997

The Board of Directors
International Imaging Materials, Inc.
310 Commerce Drive
Amherst, New York 14228

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of International Imaging Materials, Inc. ("International Imaging") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of July 15, 1997 (the "Merger Agreement"), among Paxar Corporation ("Paxar"), Ribbon Manufacturing, Inc., a wholly owned subsidiary of Paxar ("Merger Sub"), and International Imaging. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into International Imaging (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of International Imaging (the "International Imaging Common Stock") will be converted into the right to receive that number of shares of the common stock, par value $0.10 per share, of Paxar (the "Paxar Common Stock") determined by dividing $24.00 by the average closing price of Paxar Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending with the second trading day immediately preceding the effective time of the Merger (the "Exchange Ratio"); provided that the Exchange Ratio will not be less than 1.200 or more than 1.412.

     In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of International Imaging and certain senior officers and other representatives and advisors of Paxar concerning the businesses, operations and prospects of International Imaging and Paxar. We examined certain publicly available business and financial information relating to International Imaging and Paxar as well as certain financial forecasts and other information and data for International Imaging and Paxar which were provided to or otherwise discussed with us by the respective managements of International Imaging and Paxar, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of International Imaging Common Stock and Paxar Common Stock; historical and projected earnings and other operating data of International Imaging and Paxar; and the capitalization and financial condition of International Imaging and Paxar. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of International Imaging and Paxar. We also evaluated the potential pro forma financial impact of the Merger on Paxar. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in the possible acquisition of International Imaging. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data

The Board of Directors
International Imaging Materials, Inc.
July 15, 1997
Page 2

provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of International Imaging and Paxar that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of International Imaging and Paxar and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of International Imaging and Paxar. We are not expressing any opinion as to what the value of the Paxar Common Stock actually will be when issued to International Imaging stockholders pursuant to the Merger or the price at which the Paxar Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of International Imaging or Paxar nor have we made any physical inspection of the properties or assets of International Imaging or Paxar. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     Smith Barney has been engaged to render financial advisory services to International Imaging in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of International Imaging and Paxar for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to International Imaging unrelated to the proposed Merger, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with International Imaging and Paxar.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of International Imaging in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of International Imaging Common Stock.

                                          Very truly yours,

                                          /s/ Smith Barney Inc.
                                            SMITH BARNEY INC.

                                                                         ANNEX D



                  CERTIFICATE OF AMENDMENT OF THE CERTIFICATE

                              OF INCORPORATION OF
                               PAXAR CORPORATION
               UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

     1. The name of the Corporation is PAXAR Corporation. The Corporation was formed under the name Vatco Fabric Label Corporation.

     2. The Certificate of Incorporation of the Corporation was filed by the Department of State on February 21, 1946.

     3. The Amendment of the Certificate of Incorporation effected by this Certificate of Amendment is to increase the number of shares authorized from 105,000,000, of which 100,000,000 are common shares, $.10 par value, and 5,000,000 are preferred shares. $.01 par value, to 205,000,000, of which 200,00,000 shall be common shares, $.10 par value, and 5,000,000 shall be preferred shares, $.01 par value.

     4. To accomplish the foregoing, the first paragraph of Article THIRD of the Certificate of Incorporation, which refers to shares, is hereby amended as follows:

     THIRD: The total number of shares which the Corporation shall have authority to issue is Two Hundred Five Million (205,000,000) shares, of which Five Million (5,000,000) shares of the par value of one cent ($.01) each, are to be of a class designated Preferred Shares and Two Hundred Million (200,000,000) shares, of the par value of ten cents ($.10) each, are to be of a class designated Common Shares.

     5. The Amendment to the Certificate of Incorporation was authorized by vote of the board of directors, followed by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

     IN WITNESS WHEREOF, this Certificate has been subscribed the      day of
October, 1997 by the undersigned who affirm that the statements made herein are true under penalty of perjury.

                                          --------------------------------------
                                          Arthur Hershaft
                                          Chief Executive Officer

                                          --------------------------------------
                                          Jack Becker
                                          Assistant Secretary

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the New York Business Corporation Law (the "NYBCL"), a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. Indemnification may be provided against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action, proceeding or appeal therefrom. New York law also provides that expenses incurred in defending a civil or criminal action may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person was not entitled to such indemnification.

     In the case of shareholder derivative suits, the corporation may indemnify any person by reason of the fact that he or she was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interest of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     The indemnification and advancement of the expenses described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws or when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of shareholders, (iii) a resolution of directors, or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraphs may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct (i) by the disinterested directors if a quorum is available or (ii) in the event a quorum of disinterested directors is not available, if so directed by either (A) the board upon the written opinion of independent legal counsel or
(B) by the shareholders.

     Article Sixteen of the Registrants' By-Laws provides that the Registrant shall indemnify directors and officers and their heirs, executors and administrators to the full extent permitted by Sections 722 and 723 of the NYBCL. The Registrant, by appropriate action of its Board of Directors, may indemnify directors and officers and their heirs, executors and administrators to the full extent permitted by subsections (b) and (c) of Section 724 of the Business Corporation Law.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, THE COMPANY HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS, THEREFORE, UNENFORCEABLE.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following is a list of Exhibits included as part of this Registration Statement.


  EXHIBIT
    NO.                                         DESCRIPTION
  -------    ---------------------------------------------------------------------------------
     2.1     Agreement and Plan of Merger dated as of July 15, 1997 by and among Registrant,
             Ribbon Manufacturing, Inc. and International Imaging Materials, Inc.(A)
     4.1     Warrant Agreement for "A" Warrants between the Registrant and Odyssey Partners,
             L.P. dated March 3, 1997.(B)
     4.2     Odyssey Partners, L.P. Certificate for 1,000,000 Warrants dated March 3, 1997.(B)
     4.3     Warrant Agreement for "B" Warrants between the Registrant and Odyssey Partners,
             L.P. dated March 3, 1997.(B)
     4.4     Odyssey Partners, L.P. Certificate for 200,000 Warrants dated March 3, 1997.(B)
     5.1     Opinion of Snow Becker Krauss P.C. as to the legality of the securities being registered.(C)
     8.1     Opinion of Snow Becker Krauss P.C. as to certain tax matters.(C)
    23.1     Consent of Arthur Andersen LLP with respect to the financial statements of the
             Registrant.(C)
    23.2     Consent of Arthur Andersen LLP with respect to the financial statements of
             Monarch Marking Systems, Inc.(C)
    23.3     Consent of KPMG Peat Marwick LLP.(C)
    23.4     Consent of Snow Becker Krauss P.C. (included in Exhibits 5.1 and 8.1 to this
             Registration Statement).(C)
    24.1     Powers of Attorney (included under Signatures).(C)
    99.1     Form of Proxy Card to be mailed to holders of the Registrant's common stock.(C)
    99.2     Form of Proxy Card to be mailed to holders of the Common Stock of International
             Imaging Materials, Inc.(C)
    99.3     Consent of Wheat, First Securities, Inc.(C)
    99.4     Consent of Smith Barney Inc.(C)
    99.5     Restricted Stock Agreement between International Imaging Materials, Inc. and John
             W. O'Leary, dated November 20, 1991.(C)


---------------
(A) Incorporated herein by reference to Annex A to the Joint Proxy Statement/Prospectus.
(B) Incorporated herein by reference to Registrant's Current Report on Form 8-K dated March 3, 1997.

(C) Filed with Form S-4 Registration Statement (Registration No. 333-36283) on September 24, 1997.


     (b) Not applicable.

     (c) The opinion of Wheat, First Securities, Inc. is included as Annex B to the Joint Proxy Statement/ Prospectus, and the opinion of Smith Barney Inc. is included as Annex C to the Joint Proxy Statement/ Prospectus.

ITEM 22. UNDERTAKINGS.

(A) THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

          (ii) To reflect in the prospectus any facts or events arising after the Effective Time of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being Registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on September 26, 1997.


                                          PAXAR CORPORATION

                                          By: /s/  Arthur Hershaft
                                            ------------------------------------
                                            Arthur Hershaft, Chairman and
                                            Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons, in the capacities indicated, on September 26, 1997:



/s/  Arthur Hershaft                           /s/  Victor Hershaft*
---------------------------------------------  ---------------------------------------------
Arthur Hershaft, Chairman,                     Victor Hershaft, Director
Chief Executive Officer and Director
(Principal Executive Officer)

/s/  Joseph Fetzner                            /s/  Jack Becker*
---------------------------------------------  ---------------------------------------------
Joseph Fetzner, Vice President and Controller  Jack Becker, Director
(Principal Financial and Accounting Officer)

/s/ Robert Laidlaw*                            /s/  Thomas R. Loemker*
---------------------------------------------  ---------------------------------------------
Robert Laidlaw, Director                       Thomas R. Loemker, Director

/s/  David E. McKinney*                        /s/  Walter W. Williams*
---------------------------------------------  ---------------------------------------------
David E. McKinney, Director                    Walter W. Williams, Director

/s/  Leo Benatar*                              /s/  Sidney Merians*
---------------------------------------------  ---------------------------------------------
Leo Benatar, Director                          Sidney Merians, Director

/s/  John W. Paxton*
---------------------------------------------
John W. Paxton, Director

*By: /s/  Arthur Hershaft
     ----------------------------------------
     Arthur Hershaft, as Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                         DESCRIPTION
-------  --------------------------------------------------------------------------------------
2.1 --   Agreement and Plan of Merger dated as of July 15, 1997 by and among Registrant,
           Ribbon Manufacturing, Inc. and International Imaging Materials, Inc. (A)

4.1 --   Warrant Agreement for "A" Warrants between the Registrant and Odyssey
           Partners, L.P. dated March 3, 1997. (B)

4.2 --   Odyssey Partners, L.P. Certificate for 1,000,000 Warrants dated March 3, 1997. (B)

4.3 --   Warrant Agreement for "B" Warrants between the Registrant and Odyssey Partners, L.P.
           dated March 3, 1997. (B)

4.4 --   Odyssey Partners, L.P. Certificate for 200,000 Warrants dated March 3, 1997. (B)

5.1 --   Opinion of Snow Becker Krauss P.C. as to the legality of the securities being registered. (C)

8.1 --   Opinion of Snow Becker Krauss P.C. as to certain tax matters. (C)

23.1 --  Consent of Arthur Andersen LLP with respect to the financial statements of the
           Registrant. (C)

23.2 --  Consent of Arthur Andersen LLP with respect to the financial statements of Monarch
           Marking Systems, Inc. (C)

23.3 --  Consent of KPMG Peat Marwick LLP. (C)

23.4 --  Consent of Snow Becker Krauss P.C. (included in Exhibits 5.1 and 8.1 to this
           Registration Statement). (C)

24.1 --  Powers of Attorney (included under Signatures). (C)

99.1 --  Form of Proxy Card to be mailed to holders of the Registrant's common stock. (C)

99.2 --  Form of Proxy Card to be mailed to holders of the Common Stock of International
           Imaging Materials, Inc. (C)

99.3 --  Consent of Wheat, First Securities, Inc. (C)

99.4 --  Consent of Smith Barney Inc. (C)

99.5 --  Restricted Stock Agreement between International Imaging Materials, Inc. and John W.
           O'Leary, dated November 20, 1991. (C)


---------------
(A) Incorporated herein by reference to Annex A to the Joint Proxy Statement/Prospectus.
(B) Incorporated herein by reference to Registrant's Current Report on Form 8-K dated March 3, 1997.

(C) Filed with Form S-4 Registration Statement (Registration No. 333-36283) on September 24, 1997.